Exhibit 10.32

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT KURA ONCOLOGY, INC. TREATS AS PRIVATE OR CONFIDENTIAL

CONFIDENTIAL
Execution Version

Collaboration and license AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is made as of November 20, 2024 (the “Effective Date”), by and between (a) Kura Oncology, Inc., a Delaware corporation (“Kura”), on the one hand, and (b) Kyowa Kirin Co., Ltd., a Japanese corporation (“KKJP”) and Kyowa Kirin, Inc., a Delaware corporation and wholly-owned subsidiary of KKJP (“KKUS”, and together with KKJP, “KKC”), on the other hand. Kura and KKC are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Kura is a clinical-stage biopharmaceutical company having experience developing small molecule precision medicines for the treatment of cancer, including a menin inhibitor known as ziftomenib;

WHEREAS, KKC is a global pharmaceutical company having experience in the development, manufacture and commercialization of pharmaceutical products, with KKUS having experience in the development, manufacture and commercialization of pharmaceutical products in the United States;

WHEREAS, the Parties wish to enter into a collaboration to further develop, manufacture and commercialize ziftomenib worldwide on the terms and conditions set forth in this Agreement; and

WHEREAS, Kura wishes to grant to KKC, and KKC wishes to obtain, a license under certain intellectual property rights of Kura, for KKUS to co-develop and co-commercialize with Kura ziftomenib in the United States, and for KKC to develop and commercialize ziftomenib outside the United States, all in accordance with the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

Definitions

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1.
“7+3 Indication” means the 7+3 KMT2A Indication or 7+3 NPM1 Indication.

1.2.
“7+3 KMT2A Indication” means the use of the Product together with the combination regimen of cytarabine and daunorubicin in patients with newly-diagnosed KMT2A-rearranged AML.
1.3.
“7+3 NPM1 Indication” means the use of the Product together with the combination regimen of cytarabine and daunorubicin in patients with newly-diagnosed NPM1-mutant AML.
1.4.
“Accounting Standards” means, as applicable to a Party, its Affiliates or other Person, either U.S. Generally Accepted Accounting Principles (GAAP) or the International Financial Reporting Standards (IFRS).
1.5.
“Acquired Entity” has the meaning set forth in Section 2.10(b)(2).
1.6.
“Acquirer” has the meaning set forth in Section 2.10(b)(1).
1.7.
“Acquiring Party” has the meaning set forth in Section 2.10(b)(2).
1.8.
“Adverse Event” means any unwanted or harmful medical occurrence in a patient or subject who is administered a Product, whether or not considered related to such Product, including any undesirable sign (including abnormal laboratory findings of clinical concern).
1.9.
“Advertising and Promotion” means the advertising and promotion of Products in the U.S. Territory, through any means, including (a) advertisements appearing in journals, newspapers, magazines or other media, including direct mail and electronic media, (b) seminars and conventions, including exhibit booths, and associated activities, (c) sample packages of Products, promotional literature, visual aids, three dimensional promotional items, and other selling materials, (d) symposia and opinion leader development activities and peer-to-peer speaking programs, and (e) payer pre-approval and post-approval information exchange; provided, however, that such term shall exclude direct field force activity.
1.10.
“Advertising and Promotion Expenses” means, with respect to a Product and a given Calendar Quarter, the costs (excluding Allocable Overhead Costs or any other overhead costs) incurred by a Partnership Party or its Affiliate (on behalf of such Partnership Party), or for its or their account, in accordance with the U.S. Territory Commercialization Plan and Budget which are specifically identifiable to the Advertising and Promotion of such Product in the U.S. Territory.
1.11.
“Affiliate” means, with respect to a specified Person, any entity that directly or indirectly in each case controls, is controlled by or is under common control with such Person. As used in this Section 1.11, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of more than fifty percent (50%) of the outstanding voting securities thereof or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such entity or the power to appoint more than fifty percent (50%) of the members of the governing body of the entity or, where ownership of more than fifty percent (50%) of such securities or interest is prohibited by law, ownership of the maximum amount legally permitted; provided that the Collaboration Partnership shall not be considered a “Person” for these purposes.
1.12.
“Agreement” has the meaning set forth in the preamble.
1.13.
“Alliance Manager” has the meaning set forth in Section 3.1.

1.14.
“Allocable Overhead Costs” means, with respect to a Product and a given Calendar Quarter, all general and administrative overhead costs of the functions that directly support the promotion of such Product in the Field in the U.S. Territory by a Partnership Party, including costs reasonably attributable to compliance, account administration, accounts payable and receivables management, interest on working capital associated with inventory and receivables of such Product in the U.S. Territory, and Out-of-Pocket Expenses incurred for legal and accounting functions, in each case incurred in accordance with the U.S. Territory Commercialization Plan and Budget.
1.15.
“AML” means acute myeloid leukemia.
1.16.
“Anti-Corruption Laws” has the meaning set forth in Section 10.5(a)(i).
1.17.
“Anticipated Approval Date” has the meaning set forth in Section 5.3.
1.18.
“Antitrust Laws” means any and all Applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or abuse of dominance, lessening of competition or restraint of trade, including the Hart-Scott-Rodino Antitrust Improvements Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, each as amended and including the rules and regulations promulgated thereunder, and other antitrust, competition or trade regulation laws of any jurisdiction other than the United States.
1.19.
“Applicable Laws” means all statutes, ordinances, regulations, sub-regulatory guidance, rules, guidance, alerts, advisory bulletins or orders of any kind whatsoever having the effect of law of any Governmental Authority that may be in effect from time to time and applicable to the relevant activities contemplated by this Agreement, including, but not limited, Anti-Corruption Laws, Antitrust Laws, Data Protection Laws, the applicable standards contained in cGMP, GCP, GLP, labeling and promotional and other commercial standards as promulgated by the FDA and all analogous guidelines promulgated by the MHLW (in the Ministerial Ordinance on Standards for Manufacturing Control and Quality Control for Drugs), EMA or the ICH, as applicable, as well as the federal health care program anti-kickback statute (42 U.S.C. §1320a-7b), other federal and state anti-fraud statutes, ordinances, rules and regulations of any Governmental Authority including the MHLW, other statutes, ordinances, rules and regulations related to the sales, promotion, advertising and distribution of pharmaceutical and/or therapeutic products and statutes, ordinances, rules and regulations governing interactions with purchasers and users of such products, individuals and entities that arrange for or recommend the purchase or use of such products or individuals and entities that pay for or reimburse for such products.
1.20.
“Audited Party” has the meaning set forth in Section 8.10(b).
1.21.
“Auditing Party” has the meaning set forth in Section 8.10(b).
1.22.
“Authorized Generic” means, with respect to a Product in a country in the Territory, any pharmaceutical product that [***].
1.23.
“Authorized Generic Election Notice” has the meaning set forth in Section 2.9.
1.24.
“Authorized Generic Election Period” has the meaning set forth in Section 2.9.
1.25.
“Authorized Generic Negotiation Period” has the meaning set forth in Section 2.9.
1.26.
“Baseball Arbitration Matter” has the meaning set forth in Schedule 1.204.

1.27.
“Baseball Arbitration Notice” has the meaning set forth in Schedule 1.204.
1.28.
“Baseball Arbitrator” has the meaning set forth in Schedule 1.204.
1.29.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in San Diego, California or Tokyo, Japan are authorized or obligated by Applicable Law to remain closed. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
1.30.
“Calendar Quarter” means each respective period of three (3) consecutive calendar months ending on March 31st, June 30th, September 30th and December 31st; provided that (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term will commence on the last-to-occur of any of the foregoing dates during the Term and end upon the expiration or termination of this Agreement.
1.31.
“Calendar Year” means each respective period of twelve (12) consecutive months commencing on January 1st and ending December 31st, except for the first Calendar Year of the Term which shall begin on the Effective Date and end on December 31st.
1.32.
“cGMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210 and 211, (b) European Community Directive 2003/94/EC (Principles and guidelines of good manufacturing practice for medicinal products), (c) MHLW Ministerial Ordinance on Standards for Manufacturing Control and Quality Control for Drugs and Quasi-drugs, (d) the principles detailed in the ICH Q7 guidelines, and (e) the equivalent Applicable Laws in any relevant country or region, each as may be amended and applicable from time to time.
1.33.
“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated which results in shareholders or equity holders of such Party immediately prior to such transaction, no longer owning at least fifty (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, in each case through one or more related transactions.
1.34.
“Claims” has the meaning set forth in Section 11.1.
1.35.
“Clinical Quality Agreement” has the meaning set forth in Section 7.1(f).
1.36.
“Clinical Supply Agreement” has the meaning set forth in Section 7.1(b).
1.37.
“Clinical Trial” means any clinical testing of a Product in human subjects.
1.38.
“CMC Development Activities” has the meaning set forth in Section 4.3.
1.39.
“CMO” means any Third Party contract manufacturing organization.

1.40.
“CMO CDA” has the meaning set forth in Section 7.1(h).
1.41.
“Co-Promotion” or “Co-Promote” means those Detailing, marketing and promotional activities (including performing Sales Calls), under the same Kura Product Mark, with respect to a Product undertaken by personnel of Kura or KKUS to encourage appropriate prescribing of such Product in the U.S. Territory.
1.42.
“Co-Promotion Agreement” has the meaning set forth in Section 5.5.
1.43.
“Collaboration Indications” means each of (a) AML and (b) acute lymphoblastic leukemia (“ALL”).
1.44.
“Collaboration Partnership” has the meaning set forth in Section 8.13(a).
1.45.
“Combination Clinical Trial” means any Clinical Trial of a Combination Product or combination therapy for an indication for which a Product (either as a monotherapy or as part of another Combination Product or combination therapy) is being Developed or Commercialized by or on behalf of a Party or the Parties jointly under this Agreement.
1.46.
“Combination Product” means a Product that is comprised of or contains the Compound as an active ingredient, together with one (1) or more other clinically or pharmacologically active ingredients (which term excludes, for clarity, compendial grade excipients, controlled-release compositions, materials to increase bioavailability, solubility or stability, or delivery means) in a single formulation or final package presentation for sale as a single unit (including separate unit doses so configured). The Compound portion of any Combination Product shall be deemed the “Licensed Component” and each other clinically or pharmacologically active ingredient of such Combination Product, an “Other Component”.
1.47.
“Commercial Budget” has the meaning as set forth in Section 5.2.
1.48.
“Commercial Quality Agreement” has the meaning set forth in Section 7.1(f).
1.49.
“Commercial Supply Agreement” has the meaning as set forth in Section 7.1(d).
1.50.
“Commercialization,” “Commercialized” or “Commercialize” means all activities directed to marketing, distribution, promotion, detailing, sale or booking of sales, selling or distributing of pharmaceutical products (including importing and exporting activities in connection therewith), but excluding activities directed to Manufacturing and Medical Affairs.
1.51.
“Commercially Reasonable Efforts” means, with respect to a Party in relation to an obligation under this Agreement with respect to the Development, Manufacture or Commercialization of a Product, such efforts that are consistent with the efforts and resources normally used by such Party in the exercise of its commercially reasonable business practices, relating to performance of an obligation for a similar compound or product (including the Development, Manufacture or Commercialization of a compound or product), as applicable, at a similar stage in its development or commercial life as the Product, taking into account issues of intellectual property coverage, scientific data/validation, safety and efficacy, stage of development, product profile, competitive products in the marketplace or under development, proprietary position, regulatory exclusivity, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of Regulatory Approval, profitability (including pricing and reimbursement status achieved or likely to be achieved), amounts payable to Third Party licensors of Patents or other intellectual property rights, and legal issues, but [***]. It is understood that such level of efforts or resources may change from time to time based upon changing scientific, business and marketing and return on investment considerations.
1.52.
“Committee” means the JSC, JDC, JCC, or any other subcommittee established by the JSC, as applicable.
1.53.
“Competing Activities” has the meaning set forth in Section 2.10(b)(1).
1.54.
“Competing Product” means any molecule that is not the Compound or Product, in free form, conjugated or complexed with delivery moieties or components (e.g., antibodies), wherein the said molecule is Directed to [***]. For clarity, Competing Product shall include any Generic Product other than an Authorized Generic.
1.55.
“Compound” means (a) ziftomenib, an oral small molecule inhibitor having the structure set forth in Schedule 1.55; (b) any compound that (i) is Directed to the interaction of the protein menin and the protein expressed by KMT2A and (ii) is Covered by the Ziftomenib Composition Patents, and (c) any metabolite, salt, polymorph, hydrate, semihydrate or degradant of the compound described in the foregoing clause (a) or (b).
1.56.
“Confidential Information” means any and all Know-How and other confidential or proprietary information that is disclosed by or on behalf of a Party (the “Disclosing Party”) or its Affiliates to the other Party (the “Receiving Party”), during the Term of this Agreement or pursuant to the Confidentiality Agreement, either directly or indirectly, whether in oral, written, graphic, electronic or other form. The terms of this Agreement that are not publicly disclosed through a press release or by filings to financial regulatory authorities in accordance with this Agreement and all Joint Inventions and Joint Patents shall be the Confidential Information of both Parties.
1.57.
“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement between the Parties dated as of [***].
1.58.
“Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license or otherwise, but without taking into account any license granted by one Party to the other Party pursuant to this Agreement) to grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patents, or other intellectual property rights, on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party; provided that (a) with respect to any Know-How, Patents or other intellectual property rights of a Third Party, a Party shall not Control any such Know-How, Patents or other intellectual property rights unless such Know-How, Patents or other intellectual property rights [***], and (b) in the event a Change of Control of a Party after the Effective Date, any Know-How, Patents or other intellectual property rights Controlled by any Affiliate of such Party that was not an Affiliate of such Party immediately prior to such Change of Control transaction shall not be deemed “Controlled” by such Party except to the extent such Know-How, Patent or other intellectual property right [***].
1.59.
“Controller” means the Party that determines the means and purposes of Processing Personal Data.
1.60.
“Cost Sharing Agreement” means a cost sharing agreement within the meaning of the Treasury Regulations (26 CFR §1.482-7(b)) to be executed between KKUS and KKJP and effective as of the Effective Date.

1.61.
“Cover”, “Covering” or “Covered” means, with respect to a given product or method in a given country and a given Patent, that in the absence of ownership of, a license granted under or other right to use, and in the absence of the benefit of the safe harbor provision under 35 U.S.C. Section 271(e)(1) or Applicable Law, the Development, Manufacture, registration, use or Commercialization of such product (as applicable) or the practice of such method would infringe one or more Valid Claims of such Patent (or, in the case of a claim of a pending patent application which contains a Valid Claim, would infringe such claim if it were a claim of an issued patent).
1.62.
“Critical Matter” means (a) initial versions of each of the [***]; (b) any material updates or changes to the [***]; (c) any approval of a request by a Party to [***]; (d) any amendment of the [***]; (e) disputes regarding whether [***]; (f) any designation of any [***]; and (g) any dispute regarding whether any [***].
1.63.
“Data Breach” has the meaning set forth in Section 10.7(b)(ii).
1.64.
“Data Protection Laws” means any Applicable Laws governing the Processing of the relevant Personal Data under the Agreement including, as and where applicable to the Processing of relevant Personal Data under this Agreement, the GDPR, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act adopted as part of the American Recovery and Reinvestment Act of 2009, and any regulations promulgated thereunder, and the FDA’s regulatory guidance, to the extent binding on a Party, pertaining to informed consent or cybersecurity requirements.
1.65.
“Detail,” “Detailed” or “Detailing” means a presentation of a Product in a face-to-face, phone or video meeting in an individual or group practice setting between a Sales Representative and a Target Prescriber in which one or more key product benefits are verbally presented. Details shall be measured by a Party’s internal recording of such activity; provided that such measurement shall be on the same basis as the recording Party’s measurement for its Sales Representatives’ detailing of such recording Party’s other products, as applicable, consistently applied throughout the U.S. Territory Term. If a Party has no other marketed products, it will establish a basis of internal recording of Details that is reasonable as a basis for recording Details. For the avoidance of doubt, Details shall not include any reminder or sample drop or discussions at conventions or other meetings not specifically sponsored by a Party for a Product.
1.66.
“Develop,” “Development,” “Developed” or “Developing” means preclinical and clinical drug or biological development activities, including Research activities, product design, synthesis, test method development, toxicology, formulation, quality assurance/quality control development, statistical analysis, preclinical and non-clinical studies and Clinical Trials (including post-approval clinical studies), including making Regulatory Submissions and filing for, obtaining and maintaining Regulatory Approvals and other registrations, as well as any and all regulatory activities related to any of the foregoing and activities that are otherwise reasonably necessary or useful in anticipation of or in preparation of Commercialization of a product (including any activities related to any of the foregoing for development of a companion diagnostic product used in connection with such product), but excluding activities directed to Manufacturing.
1.67.
“Developing Party” has the meaning set forth in Section 4.4(c)(iii).
1.68.
“Development Costs” means all FTE Costs and Out-of-Pocket Expenses incurred by or on behalf of a Partnership Party that are reasonably identified or allocable to such Partnership Party’s Development activities with respect to Products in the Territory under the Development Plan and Budget and Manufacturing activities in support of such Development activities from and after the Effective Date and during the Term pursuant to this Agreement, including:
(a)
all FTE Costs and Out-of-Pocket Expenses incurred by a Partnership Party in conducting activities specified in the Development Plan and Budget;
(b)
the costs and expenses of non-clinical and clinical supplies for Development activities set forth in the Development Plan and Budget, including: [***]; and
(c)
regulatory activities with respect to Products in the Territory (including in connection with Clinical Trials (including any Phase 4 Clinical Trial that is required by the applicable Regulatory Authority) or preparation, submission and review of Regulatory Submissions with any Governmental Authority in the Territory) conducted in accordance with the Development Plan and Budget.

Development Costs shall exclude [***]. For clarity, [***] shall not be considered a Development Cost unless [***].

1.69.
“Development Plan and Budget” has the meaning set forth in Section 4.2.
1.70.
“Directed to” means, with respect to a molecule and a target, that such molecule binds to such target and inhibits, degrades or otherwise modulates such target. For clarity, the foregoing shall not include [***].
1.71.
“Disclosing Party” has the meaning set forth in Section 9.1.
1.72.
“Discretionary Commercialization or Medical Affairs Activities” has the meaning set forth in Section 5.2.
1.73.
“Discretionary Development Activities” has the meaning set forth in Section 4.2.
1.74.
“Dispute” has the meaning set forth in Section 14.1.
1.75.
“Distribution Costs” means with respect to a Product and a given Calendar Quarter, the costs incurred by a Partnership Party or its Affiliates (on behalf of such Partnership Party), or for its or their account, in connection with the freight, transportation, insurance, handling, packaging and distribution of such Product in the U.S. Territory in accordance with the U.S. Territory Commercialization Plan and Budget.
1.76.
“Distributor” means, with respect to any country in the Territory, any entity that (a) is not a Sublicensee or Affiliate of KKC, (b) purchases Products from KKC or its Affiliates or Sublicensees for such country, (c) assumes responsibility from KKC or its Affiliate or Sublicensee for all or a portion of the Commercialization of Products in such country, and (d) sells Products in such country without providing any consideration to KKC or its Affiliate or Sublicensee on account of such sales.
1.77.
“Effective Date” has the meaning set forth in the preamble in this Agreement.
1.78.
“EMA” means the European Medicines Agency or any successor agency in the European Union.

1.79.
“Embargoed Country” has the meaning set forth in Section 10.6(b).
1.80.
“Enrollment Target” means, with respect to a Clinical Trial, the target number (or target range) of patients to be enrolled for such Clinical Trial, as may be specified in the Development Plan and Budget or Ex-U.S. Territory Development Plan, as applicable.
1.81.
“European Union” means the economic, scientific and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.
1.82.
“Ex-U.S. Commercial Milestone Event” has the meaning set forth in Section 8.6(a).
1.83.
“Ex-U.S. Commercial Milestone Payment” has the meaning set forth in Section 8.6(a).
1.84.
“Ex-U.S. Development Milestone Event” has the meaning set forth in Section 8.3(a).
1.85.
“Ex-U.S. Development Milestone Payment” has the meaning set forth in Section 8.3(a).
1.86.
“Ex-U.S. Discretionary Development Activities” has the meaning set forth in Section 4.3.
1.87.
“Ex-U.S. Solid Tumor Development Milestone Event” has the meaning set forth in Section 8.5(a).
1.88.
“Ex-U.S. Solid Tumor Development Milestone Payment” has the meaning set forth in Section 8.5(a).
1.89.
“Ex-U.S. Territory” means all countries and territories in the Territory other than the U.S. Territory.
1.90.
“Ex-U.S. Territory Commercialization Plan” means the written plan for the Commercialization of Products in the Ex-U.S. Territory, as updated in accordance with this Agreement.
1.91.
“Ex-U.S. Territory Development Costs” means all costs for the Development of Products in the Ex-U.S. Territory (including under the Ex-U.S. Territory Development Plan), excluding, for clarity, any Shared Development Costs.
1.92.
“Ex-U.S. Territory Development Plan” has the meaning set forth in Section 4.3.
1.93.
“Ex-U.S. Territory Field Expansion Option” has the meaning set forth in Section 2.8(a).
1.94.
“Ex-U.S. Territory Term” means the period commencing on the Effective Date and continuing until the expiration of the last-to-expire Royalty Term for all Products in all countries in the Ex-U.S. Territory.
1.95.
“Excluded Development Activities” means activities undertaken by Kura or KKUS in accordance with the initial Development Plan and Budget that are planned to be conducted during the period from the Effective Date until the end of Calendar Year 2028 in substantially the same scope and at substantially the same cost as those specifically set forth in the initial Development Plan and Budget (regardless of when such activities are actually conducted).
1.96.
“Executive Officers” has the meaning set forth in Section 3.2(c).
1.97.
“Existing Field” has the meaning set forth in Section 1.105.
1.98.
“Existing Upstream Agreement” means any agreement between Kura or any of its Affiliates, on the one hand, and a Third Party licensor, on the other hand, entered into prior to the Effective Date under which Kura or any of its Affiliates Controls or purports to Control any Patents or Know-How constituting Kura Patents or Kura Know-How, together with any amendments thereto. All Existing Upstream Agreements in existence as of the Effective Date are set forth on Schedule 1.98.
1.99.
“Expanded Indication Trial” has the meaning set forth in Section 4.4(c). For clarity, Expanded Indication Trial shall exclude any (a) Mandatory Development Activities, (b) Combination Clinical Trial, or (c) Marketing Trial.
1.100.
“Expiration Date” has the meaning set forth in Section 13.1(a).
1.101.
“Exploit” or “Exploitation” means to Develop, have Developed, use, Manufacture, have Manufactured, sell, have sold, offer for sale, Commercialize, import, export, register, and otherwise exploit a Product.
1.102.
“Export Control Laws” means (a) all applicable U.S. laws and regulations relating to export controls, trade sanctions, and embargoes, including the Arms Export Controls Act (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. §§ 2401 et seq.), International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations and executive orders relating to any of the foregoing, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et. seq.), and the regulations administered by the Office of Foreign Assets Controls of the United States Department of the Treasury; and (b) all export controls imposed on any Product by any country or organization or nations within the jurisdiction of which a Party operates or does business.
1.103.
“Extensions” has the meaning set forth in Section 12.9.
1.104.
“FDA” means the United States Food and Drug Administration or any successor agency in the U.S. Territory.
1.105.
“Field” means (a) as of the Effective Date, all prophylactic, diagnostic and therapeutic uses for any cancer in humans specifically associated with (i) blood-forming tissue, such as the bone marrow, or (ii) the cells of the immune system, including, without limitation, leukemia, lymphoma, multiple myeloma and myelodysplastic syndrome, and for clarity, excluding any prophylactic, diagnostic or therapeutic uses for solid tumors (the foregoing clause (a), collectively, the “Existing Field”), and (b) solely if KKC exercises the Field Expansion Option, following the Field Expansion Effective Date, all prophylactic, diagnostic and therapeutic uses for any cancer in humans, including solid tumors in humans.

1.106.
“Field Expansion Effective Date” means later to occur of (a) the date upon which Kura has received KKC’s written notice of exercise of the Field Expansion Option and (b) the date of KKC’s payment of the Field Expansion Option Exercise Payment pursuant to Section 2.8(b).
1.107.
“Field Expansion Option” has the meaning set forth in Section 2.8(a).
1.108.
“Field Expansion Option Exercise Payment” has the meaning set forth in Section 2.8(b).
1.109.
“Field Expansion Option Period” has the meaning set forth in Section 2.8(b).
1.110.
“First Commercial Sale” means, with respect to any Product and country in the Territory, the first sale of such Product to a Third Party in such country by any Party or its Affiliate or any Sublicensee for end use or consumption in such country following Regulatory Approval. Sales prior to receipt of marketing and pricing approvals, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales”, to the extent such Product is provided without charge or for an amount no greater than the Fully Burdened Manufacturing Cost for such Product are not a First Commercial Sale in that region.
1.111.
“FLT3” means the protein FMS-like tyrosine kinase 3 (FLT-3), also known as cluster of differentiation antigen 135 (CD135) or receptor-type tyrosine-protein kinase FLT3.
1.112.
“FLT3 Combination Indication” means the use of the Product together with a FLT3 inhibitor as a Combination Product or combination therapy for the treatment of patients with newly-diagnosed AML.
1.113.
“Foundation” means [***].
1.114.
“FTE” means the equivalent of the work of a full-time individual dedicated to Development, Manufacturing, Commercialization or Medical Affairs activities with respect to Products pursuant to this Agreement for a [***] month period based on [***] hours per Calendar Year. In the case that any personnel of a Party or its Affiliate works partially on Development, Manufacture, Commercialization or Medical Affairs activities with respect to Products and partially on other activities in a given Calendar Year, then the full-time equivalent to be attributed to such individual’s work hereunder shall be equal to the percentage of such individual’s total work time in such Calendar Year that such individual spent working on Development, Manufacture, Commercialization or Medical Affairs activities with respect to Products. FTE efforts shall not include the work of general corporate personnel. Each Party shall track FTEs using its standard practice and normal systems and methodologies.
1.115.
“FTE Costs” means, with respect to a Party for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of such Party or its Affiliate performing Development, regulatory, Manufacturing, Medical Affairs or Commercialization activities with respect to Products in accordance with the applicable Development Plan and Budget or U.S. Territory Commercialization Plan and Budget.
1.116.
“FTE Rate” means, unless otherwise agreed by the Parties, (a) with respect to Kura, a rate of US$[***] per FTE per Calendar Year, to be pro-rated on an hourly basis of US$[***] per FTE per hour, or (b) with respect to KKUS and KKJP, a rate of US$[***] per FTE per Calendar Year, to be pro-rated on an hourly basis of US$[***] per FTE per hour, in each case (a) and (b), subject to annual adjustment beginning on [***], by an amount equal to [***].

1.117.
[***] has the meaning set forth in Section 2.4(b).
1.118.
[***] has the meaning set forth in Section 2.4(c).
1.119.
[***] has the meaning set forth in Section 2.4(c).
1.120.
“Fully Burdened Manufacturing Costs” means the cost of Manufacturing Products (including the Compound contained therein). Fully Burdened Manufacturing Costs for Products that are Manufactured directly by a Party or its Affiliate shall be a “standard cost” per unit (calculated annually), comprised of the following elements calculated in accordance with Accounting Standards: [***].
1.121.
“Gastrointestinal Stromal Tumor Indication” means the use of the Product together with imatinib or any other KIT inhibitor(s) as a Combination Product or combination therapy for the treatment of adult patients with KIT-mutant advanced gastrointestinal stromal tumors.
1.122.
“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 54 (Financial Disclosure by Clinical Investigators), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.123.
“GDPR” means, as and where applicable to the Processing concerned: (a) the General Data Protection Regulation (Regulation (EU) 2016/679); and/or (b) the EU GDPR as it forms part of UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (as amended), including, in each case of (a) and (b), any applicable national implementing or supplementary legislation (e.g., the UK Data Protection Act 2018), and any successor, amendment or re-enactment, to or of the foregoing. References to “Articles” and “Chapters” of, and other relevant defined terms in, the GDPR shall be construed accordingly.
1.124.
“Generic Competition” means, with respect to a Product in a country in the Ex-U.S. Territory, after the first sale of a Generic Product in a country in the Ex-U.S. Territory, the first Calendar Quarter in which the Net Sales of such Product in such country is [***].
1.125.
“Generic Product” means, with respect to a Product in a country in the Ex-U.S. Territory, any pharmaceutical product that (a)(i) is sold by a Third Party that has not obtained rights to, and did not purchase, such product or its active pharmaceutical ingredients from KKC or any of its Affiliates or Sublicensees, under a marketing authorization granted by a Regulatory Authority to such Third Party, and (ii) contains the same Compound as an active pharmaceutical ingredient as such Product, and (b) is approved in reliance on the prior approval of such Product as determined by the applicable Regulatory Authority in such country.

1.126.
“Global Branding Strategy” has the meaning set forth in Section 3.4(b)(iv).
1.127.
“Global Clinical Supply Agreement” has the meaning set forth in Section 7.1(c).
1.128.
“Global Clinical Trial” means a Clinical Trial designed to obtain Regulatory Approvals for a Product in the U.S. Territory and the Ex-U.S. Territory, and conducted in multiple medical institutions in multiple countries, regions or territories and conducted as part of one (1) unified Clinical Trial or separately but concurrently in accordance with a common Clinical Trial protocol.
1.129.
“Global Pricing Strategy” has the meaning set forth in Section 3.4(b)(iii).
1.130.
“GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, or the equivalent Applicable Laws in the region in the Ex-U.S. Territory, each as may be amended and applicable from time to time.
1.131.
“Governmental Authority” means any court, commission, authority, agency, administration, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.
1.132.
“Handover Deficiencies” has the meaning set forth in Section 2.5(a).
1.133.
“Hatch-Waxman Act” means rights conferred in the U.S. under the Drug Price Competition and Patent Term Restoration Act, 21 U.S.C. § 355, as amended (or any successor statute or regulation).
1.134.
“ICC Rules” has the meaning set forth in Section 14.4(a).
1.135.
“Imatinib Combination Product” means a Combination Product or combination therapy consisting of (a) the Compound and (b) that certain tyrosine kinase inhibitor known as imatinib or any salt, polymorph, hydrate, semihydrate or other pharmaceutically acceptable form thereof, for example, imatinib mesylate.
1.136.
“IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence Clinical Trials in the applicable jurisdiction.
1.137.
“Indemnifying Party” has the meaning set forth in Section 11.3.
1.138.
“Indemnitee” has the meaning set forth in Section 11.3.
1.139.
“Indirect Tax” has the meaning set forth in Section 8.12(a).
1.140.
“Initiation” means, with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial.
1.141.
“Intended Tax Treatment” has the meaning set forth in Section 8.13(b).

1.142.
“Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, patentable or otherwise, that is invented, discovered or generated as a result of a Party (or the Parties jointly) exercising its (their) rights or carrying out its (their) obligations under this Agreement, including all rights, title and interest in and to the intellectual property rights therein.
1.143.
“Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 3.4(a).
1.144.
“Joint Controller(s)” means two or more Controllers that jointly determine the purposes and means of Processing Personal Data.
1.145.
“Joint Development Committee” or “JDC” has the meaning set forth in Section 3.3(a).
1.146.
“Joint Invention” has the meaning set forth in Section 12.1(b).
1.147.
“Joint Manufacturing Committee” or “JMC” has the meaning set forth in Section 3.5.
1.148.
“Joint Patent” has the meaning set forth in Section 12.1(b).
1.149.
“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.2.
1.150.
“KIT” means the KIT gene encoding a receptor tyrosine kinase protein (NCBI Entrez Gene: 3815) or the encoded protein, as appropriate for the context.
1.151.
“KKC” has the meaning set forth in the preamble of this Agreement (or its successor or assign).
1.152.
“KKC Audit” has the meaning set forth in Section 7.1(h).
1.153.
“KKC CMO” has the meaning set forth in Section 7.3.
1.154.
“KKC Indemnitee(s)” has the meaning set forth in Section 11.2.
1.155.
“KKC Menin Inhibitor Invention” means Inventions owned by KKC or its Affiliates that [***] any small molecule inhibitor that is Directed to the interaction of the protein menin and the protein expressed by KMT2A (such small molecule inhibitor, a “Menin Inhibitor”).
1.156.
“KKC Patents” means any Patents within the KKC Technology.
1.157.
“KKC Product Marks” has the meaning set forth in Section 12.11(b).
1.158.
“KKC Reversion Technology” means any Patents and Know-How Controlled by KKC or its Affiliates [***] that [***].
1.159.
“KKC Sole Inventions” has the meaning set forth in Section 12.1(b).
1.160.
“KKC Technology” means any and all Know-How and Patents Controlled by KKC or its Affiliates as of the Effective Date or during the Term, including KKC’s joint ownership interest in any Know-How within the Joint Inventions or in any Joint Patents, that (a) are generated or developed by or on behalf of KKC or its Affiliates or Sublicensees pursuant to this Agreement or (b) Cover (with respect to Patents), or is necessary or reasonably useful for (with respect to Know-How), the Development, Manufacture, registration, use or Commercialization of the Compounds and Products in the Field in the Territory.
1.161.
“KKJP Upfront Payment” has the meaning set forth in Section 8.1(b).
1.162.
“KKUS Expanded Indication Trial Data” has the meaning set forth in Section 4.4(c)(iv).
1.163.
“KKUS Upfront Payment” has the meaning set forth in Section 8.1(a).
1.164.
“KMT2A” means the KMT2A gene encoding Lysine K-specific Methyl Transferase 2A (NCBI Entrez Gene: 4297) or the encoded protein, as appropriate for the context.
1.165.
“Know-How” means any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.
1.166.
“KOMET-001 Trial” means the Clinical Trial for a Product for the Relapsed or Refractory AML Mono Indication titled “KOMET-001” as further described in the Development Plan and Budget.
1.167.
“KOMET-017 Trial” means the Clinical Trial for a Product for the 7+3 Indication and/or Ven/Aza Indication titled “KOMET-017” as further described in the Development Plan and Budget.
1.168.
“Kura” has the meaning set forth in the preamble of this Agreement (or its successor or assign).
1.169.
“Kura Ex-U.S. Technology” means any and all Patents and Know-How within Kura Technology that are necessary or reasonably useful for the Development, use or Commercialization of the Compound or Products in the Field in the Ex-U.S. Territory.
1.170.
“Kura Expanded Indication Trial Data” has the meaning set forth in Section 4.4(c)(iv).
1.171.
“Kura Indemnitee(s)” has the meaning set forth in Section 11.1.
1.172.
“Kura Know-How” means any and all Know-How Controlled by Kura or its Affiliates as of the Effective Date or during the Term, including Kura’s joint ownership interest in any Know-How within the Joint Inventions, that is necessary or reasonably useful for (a) the Development, use or Commercialization of the Products in the Field in the Territory or (b) the Manufacture of the Products in the Field in the Territory.
1.173.
“Kura Manufacturing Technology” means any and all Patents and Know-How within Kura Technology that Cover (with respect to Patents), or are necessary or reasonably useful for (with respect to Know-How), the Manufacture of the Products in the Field in the Territory.

1.174.
“Kura Non-Product Patents” means any Kura Patent solely owned by Kura that is not a Kura Product Patent. For clarity, Kura Non-Product Patents excludes the Ziftomenib Composition Patents and the MSK Patents.
1.175.
“Kura Patents” means (a) any and all Patents in the Territory Controlled by Kura or its Affiliates as of the Effective Date or during the Term, including Kura’s joint ownership interest in any Joint Patents in the Territory, that Cover the Development, use or Commercialization of the Products in the Field in the Territory and (b) any and all Patents Controlled by Kura or its Affiliates as of the Effective Date or during the Term, including Kura’s joint ownership interest in any Joint Patents, that Cover the Manufacture of the Products in the Field in the Territory, including the patents set forth in Schedule 1.175. For clarity, Kura Patents shall include the Ziftomenib Composition Patents, but shall exclude [***].
1.176.
“Kura Product Marks” has the meaning set forth in Section 12.11(a).
1.177.
“Kura Product Patents” means any Kura Patent solely owned by Kura that claims (a) the composition of matter of any Compound, or (b) any method of use of any Compound or Product for an indication in the Field. For clarity, Kura Product Patents excludes the Ziftomenib Composition Patents and the MSK Patents.
1.178.
“Kura Technology” means the Kura Know-How and Kura Patents.
1.179.
“Kura U.S. Technology” means any and all Patents and Know-How within Kura Technology that are necessary or reasonably useful for the Development, use or Commercialization of the Compound or Products in the Field in the U.S. Territory.
1.180.
“Licensed Component” has the meaning set forth in Section 1.45.
1.181.
“LLS” means the Leukemia and Lymphoma Society.
1.182.
“Local Clinical Trial” means a Clinical Trial other than the Global Clinical Trials.
1.183.
“Losses” has the meaning set forth in Section 11.1.
1.184.
“Major Filing Delay” means a delay to the filing of any Regulatory Approval Application [***] as compared to the timelines set forth in the initial Development Plan and Budget, [***].
1.185.
“Mandatory Development Activities” has the meaning set forth in Section 4.4(b).
1.186.
“Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in the manufacturing, filling and finishing, quality control testing (including in-process, release and stability testing, if applicable), storage, releasing, packaging and labeling.
1.187.
“Manufacturing Technology Transfer” has the meaning set forth in Section 7.3.
1.188.
“Marketing Expenses” means, with respect to a Product and a given Calendar Quarter, the costs and expenses (not otherwise included in Advertising and Promotion Expenses or in Selling and Promotion Expenses, and excluding Allocable Overhead Costs or any other overhead costs) incurred by a Partnership Party or its Affiliates (on behalf of such Partnership Party) in accordance with the U.S. Territory Commercialization Plan and Budget in connection with the marketing and support of such Product in the U.S. Territory, including FTE Costs and allocable costs associated with a Party’s or its Affiliate’s or Sublicensee’s marketing operations, contracting operations, field reimbursement support and patient services hub, costs and expenses of strategic planning activities, market research, and market access but excluding [***].
1.189.
“Marketing Trial” means any Phase 4 Clinical Trial, Non-Interventional Studies or other clinical trials or studies of a Product with the main objective to collect data to increase product knowledge or for marketing and market access purposes, including pricing studies or investigator-initiated trials, in each case excluding Mandatory Development Activities.
1.190.
“Material Adverse Regulatory Event” means an action taken by a Regulatory Authority, the effect of such would [***] Kura’s ability to obtain Regulatory Approvals (e.g., [***]), other than [***].
1.191.
“Medical Affairs” means interactions with medical or healthcare professionals who utilize or could utilize a pharmaceutical product or who conduct research or could conduct research related to a pharmaceutical product, including the exchange of medical and scientific information and the response to their inquiries or complaints. Medical Affairs includes (but is not limited to) non-exclusive activities and departments such as pharmacovigilance, Marketing Trials, medical education, Health Economics and Outcomes Research (HEOR), conducting or participating in symposia and advisory boards, reviewing, approving and funding educational grants and fellowships, determination of and communication of benefit/risk or pharmaceutical products, field based medical science liaisons, clinical trial management of studies conducted out of the medical affairs department, medical doctors in the field that conduct medical affairs activities as described herein (separate from medical science liaisons), publications planning group, medical communications group and field medical education group. For purposes of this Agreement, including preparation of plans and budgets, all Medical Affairs activities in the U.S. Territory will be included the U.S. Territory Commercialization Plan and Budget. For the avoidance of doubt, Medical Affairs does not include any activities involving the marketing, promotion or sale of any Product.
1.192.
“Medical Affairs Costs” means, with respect to a Product and a given Calendar Quarter, all costs (excluding Allocable Overhead Costs or any other overhead costs) incurred by a Party or its Affiliates in accordance with the U.S. Territory Commercialization Plan and Budget in connection with Medical Affairs activities with respect to such Product in the U.S. Territory, including FTE Costs and allocable costs associated with [***].
1.193.
“Menin Inhibitor” has the meaning set forth in Section 1.155.
1.194.
“MHLW” means the Ministry of Health, Labor and Welfare of Japan, or any successor Governmental Authority that is responsible for approving the sale of pharmaceuticals in Japan.
1.195.
“Michigan” means the Regents of the University of Michigan, and where applicable, includes its Regents, officers, employees, students and agents.
1.196.
“Michigan Indemnitee(s)” has the meaning set forth in Section 11.1.

1.197.
“Michigan License” means that certain Patent License Agreement by and between Kura and Michigan dated December 22, 2014, including all subsequent amendments thereto.
1.198.
“Milestone Events” means U.S. Development Milestone Events, Ex-U.S. Development Milestone Events and Ex-U.S. Commercial Milestone Events.
1.199.
“Milestone Payments” means U.S. Development Milestone Payments, Ex-U.S. Development Milestone Payments and Ex-U.S. Commercial Milestone Payments.
1.200.
“MSK” means Memorial Sloan Kettering Cancer Center.
1.201.
“MSK Indemnitee(s)” has the meaning set forth in Section 11.1.
1.202.
“MSK License” means that certain Non-Exclusive License Agreement by and between Kura and MSK dated [***], including all subsequent amendments thereto.
1.203.
“MSK Patents” means any and all Patents licensed to Kura by MSK under the MSK License, to the extent such Patents are within the definition of Kura Patents hereunder.
1.204.
“Net Sales” means, with respect to any Product, the gross amount invoiced on sales of such Product in the Field in the U.S. Territory by a Partnership Party or any of its Affiliates (on behalf of such Partnership Party) or, in the case of Products sold in the Ex-U.S. Territory only, by KKJP or any of its Affiliates or Sublicensees, to a Third Party that is not a Sublicensee, less (without duplication) for the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated to such gross sales of such Product:
(a)
[***];
(b)
[***];
(c)
[***];
(d)
[***]; and
(e)
[***].

Where a Partnership Party, KKC, its Affiliate or Sublicensee receives any consideration other than cash for such transactions, the fair market cash value for such consideration, equal to the established average price charged in cash transactions in such country or as otherwise agreed upon by the Parties hereto, shall be included in Net Sales.

Each of the amounts set forth above shall be determined from the books and records of a Partnership Party, KKC, its Affiliate or Sublicensee, maintained in accordance with Accounting Standards or in the case of Sublicensees, such similar accounting principles, consistently applied, and may include calculations using accrual accounting where applicable. Any amounts that are deducted from Net Sales pursuant to one subsection may not be deducted pursuant to another subsection (i.e., a deduction may only be taken once).

The transfer of a Product to an Affiliate, Sublicensee, or other Third Party (1) in connection with the research, Development or testing of a Product (including the conduct of Clinical Trials), (2) for purposes of distribution as promotional samples, (3) for indigent or similar public support or compassionate use programs, or (4) by and between a Partnership Party or KKJP, as applicable, and its Affiliates or Sublicensees shall not, in any case, be considered a Net Sale of a Product under this Agreement. Subject to the foregoing, any amounts received by a Partnership Party, KKJP, its Affiliates or Sublicensees for Products prior to or after Regulatory Approval in the Territory shall be Net Sales. For clarity, Net Sales will not include sales of a Product in the U.S. Territory by a Sublicensee.

Net Sales shall also include and be deemed to have been made with respect to any Products used by a Partnership Party or KKJP, as applicable, or any Affiliate, for its own commercial purposes, or transferred to any Third Party for less than what the transferee is then charging in normal arms-length sales transactions; and Net Sales in all such cases shall be deemed to have been made at the prices therefor at which such Products are then being sold to the customers of such user or transferor (or of a Partnership Party or KKJP, if an Affiliate is a user but not a seller) in arms-length sales transactions. For clarity, in the event the Product is sold in an arms-length transaction to a governmental agency, a group purchase entity or any other entity having the bargaining power to negotiate the purchase price below normal retail price in transactions of lesser volume, Net Sales shall be calculated based on the actual price negotiated and agreed to for such agency or entity and not be based on the price charged in other arms-length sales transactions.

To the extent that a Partnership Party, KKJP or any of its Affiliates, or Sublicensees, provides to the purchasing Third Party discounts or allowances that are applicable to purchases of the Products and one or more other products (such as in a “portfolio contract” arrangement), such discounts and allowances shall be structured in compliance with Applicable Laws, allocated between the Products (for purposes of the deductions used in calculating Net Sales as above) and such other products in an equitable and commercially reasonable manner, in proportion to their pre-discounted sales price, which does not unfairly or inappropriately bias the level of discounting against the Products (as compared to the other products), provided that any such discount for any Product shall not exceed [***] percent ([***]%).

If a Partnership Party, KKJP or any of its Affiliates or Sublicensees sells a Product as a Licensed Component of a Combination Product in the Territory in any Calendar Quarter, then the following provisions shall apply:

(i)
Net Sales shall be calculated by [***].
(ii)
For purposes of calculating the average Net Sales per unit sold of a Licensed Component and Other Component(s) of a Combination Product, any of the deductions described herein that apply to such Combination Product shall be allocated [***].
(iii)
In the event that, on a country-by-country basis in the Territory, no separate sales of the Licensed Component or any Other Component(s) included in a Combination Product are made by a Partnership Party or KKJP, as applicable, or its Affiliates or Sublicensees during a Calendar Quarter in which such Combination Product is sold, the average Net Sales per unit sold in the above described equation shall be replaced with [***].
1.205.
“Next-Gen Compound” means any Menin Inhibitor, other than a Compound, that is Controlled by Kura or its Affiliates as of the Effective Date or during the Term.
1.206.
“Non-Interventional Studies” means studies and activities to gain more knowledge about any Compound or Product and the potential indications for which such Compound or Product may be efficacious, including epidemiological studies, natural history studies, real world evidence studies based on registries or databases, predictive modeling or pharmacoeconomic studies, burden of illness studies, and post-marketing surveillance studies (but not Phase 4 Clinical Trials).
1.207.
“NPM1” means the NPM1 gene encoding the nucleophosmin protein (NCBI Entrez Gene: 4869) or the encoded protein, as appropriate for the context.
1.208.
“Opt-In Right” has the meaning set forth in Section 4.4(c)(v).
1.209.
“Other Component” has the meaning set forth in Section 1.45.
1.210.
“Out-of-Pocket Expenses” means, respect to the activities under this Agreement, direct costs and expenses paid or payable by the relevant Party or its Affiliates or Sublicensees, to Third Parties (other than employees of such Party or its Affiliates or Sublicensees) that (a) are specifically identifiable and incurred (i) in the course of activities conducted under the Development Plan and Budget or the U.S. Territory Commercialization Plan and Budget or in connection with filings to any Regulatory Authority relating to the Compound or Products in the Field, or (ii) for Patent Prosecution, Extension or enforcement of Kura Patents (including Joint Patents included therein) in the Territory, and (b) have been recorded in accordance with Accounting Standards, and for the avoidance of doubt, do not include travel expenses or capital expenditures.
1.211.
“Partnership Party” and “Partnership Parties” means Kura on the one hand, KKUS on the other hand and Kura and KKUS together as the context requires.
1.212.
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
1.213.
“Patent” means (a) any national, regional or international patent or patent application, including any provisional patent application, (b) any patent application claiming priority from such patent application or provisional patent application, including any division, continuation, continuation-in-part, or addition, (c) any patent that has issued or in the future issues from any of the foregoing patent applications, including any utility, invention, or design patent or certificate of invention, and (d) any re-issue, renewal, extension, substitution, re-examination or restoration, registration or revalidation, or supplementary protection certificate or equivalents to any of the foregoing.
1.214.
“Patent Costs” has the meaning set forth in Section 12.3(a)(i).
1.215.
“Patent Prosecution” means, with regard to a particular Patent, the preparation, filing, prosecution and maintenance (including paying maintenance fees and annuities) of such Patent.
1.216.
“Permitted Solid Tumor Indication” means (a) the Gastrointestinal Stromal Tumor Indication and (b) any other Solid Tumor Indication for which [***].
1.217.
“Person” means any individual, sole proprietorship, corporation, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, trust or any other private, public or governmental entity.
1.218.
“Personal Data” means any data that constitutes “personal information”, “personal data” or similar term as defined and governed by applicable Data Protection Laws. For clarity, Personal Data does not include anonymized or aggregated data.

1.219.
“Pharmacovigilance Agreement” has the meaning set forth in Section 4.6.
1.220.
“Phase 1 Clinical Trial” means a Clinical Trial of a Product that is described as a phase 1 clinical trial in its protocol, or that would otherwise satisfy the requirements of 21 C.F.R. § 312.21(a), as amended from time to time, or the foreign equivalent thereof in any applicable jurisdiction other than the United States.
1.221.
“Phase 1/2 Clinical Trial” means a Clinical Trial that combines both a Phase 1 Clinical Trial and a Phase 2 Clinical Trial into a single protocol.
1.222.
“Phase 2 Clinical Trial” means a Clinical Trial of a Product that is described as a phase 2 clinical trial in its protocol, or that would otherwise satisfy the requirements of 21 C.F.R. § 312.21(b), as amended from time to time, or the foreign equivalent thereof in any applicable jurisdiction other than the United States.
1.223.
“Phase 3 Clinical Trial” means a Clinical Trial of a Product that is described as a phase 3 clinical trial in its protocol, or that would otherwise satisfy the requirements of 21 C.F.R. § 312.21(c), as amended from time to time, or the foreign equivalent thereof in any applicable jurisdiction other than the United States.
1.224.
“Phase 4 Clinical Trial” means an interventional Clinical Trial of a Product that is commenced after receipt of Regulatory Approval in the country where such Clinical Trial is conducted and does not lead to a new, labeled indication for the Product.
1.225.
“Pivotal Clinical Trial” means a Clinical Trial of a Product, the results of which, if successful, could be sufficient to support the filing for Regulatory Approval of such Product, including any Phase 3 Clinical Trials or any Clinical Trial identified as a pivotal or registrational Clinical Trial in the Development Plan and Budget or the Ex-U.S. Territory Development Plan, provided that Pivotal Clinical Trial will also include Phase 2 Clinical Trials or Phase 1/2 Clinical Trials if any of the conditions of this Section 1.225 are met. If a Clinical Trial does not constitute a Pivotal Clinical Trial at the time of the dosing of the first human subject in such Clinical Trial, but (a) the protocol is later amended so that it constitutes a Pivotal Clinical Trial, (b) it is later acknowledged by the applicable Regulatory Authority pursuant to a statement in guidance, correspondence to the sponsor, or meeting minutes issued by the relevant Regulatory Authority, a Special Protocol Assessment with the FDA or an analogous agreement with another relevant Regulatory Authority, or otherwise, that such Clinical Trial is sufficient to form the primary basis of an efficacy claim in a Regulatory Approval Application, (c) a Party (or any of its Affiliates or (sub)licensees) submits a Regulatory Approval Application containing data from such Clinical Trial to the applicable Regulatory Authority or (d) it is later determined by the applicable Regulatory Authority that such Clinical Trial is sufficient to form the primary basis of an efficacy claim in a Regulatory Approval Application (including by approval of such a Regulatory Approval Application), then, for purposes of this Agreement, the “Initiation” of such Clinical Trial shall be deemed to have occurred on the date of (a), (b), (c) or (d), whichever occurs first.
1.226.
“POC Data Package” has the meaning set forth in Section 2.8(b).
1.227.
“Post-Marketing Commitment” means any Clinical Trial or Development activity, including Phase 4 Clinical Trials, which a Regulatory Authority requires for a Product following Regulatory Approval by such Regulatory Authority.

1.228.
“Post-Transplant Maintenance Indication” means the use of the Product as a maintenance treatment following allogeneic hematopoietic stem cell transplant for patients with AML.
1.229.
“Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, or if for any reason such rate is no longer available, a rate equivalent to the base rate on corporate loans posted by at least [***] ([***]%) of the ten largest U.S. banks.
1.230.
“Process” (and any inflection thereof) means any operation or set of operations performed on data (including, without limitation, Personal Data), whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
1.231.
“Product” means any pharmaceutical product containing the Compound, whether or not as the sole active ingredient, in any dosage, form or formulation ready for dispensing to or consumption by an end-user, in each case: (a) as agreed to by the Parties under the Development Plan and Budget or (b) as approved for or that is the subject of an Expanded Indication Trial, Combination Clinical Trial or Marketing Trial.
1.232.
“Product Infringement” has the meaning set forth in Section 12.4(a).
1.233.
“Product Liability Costs” means, with respect to a Product and a given Calendar Quarter, (a) costs directly incurred by a Partnership Party or its Affiliates (on behalf of such Partnership Party) in connection with Third Party product liability or intellectual property infringement claims or actions, not including the costs of internal personnel incurred in the defense of any such claim, to the extent resulting or arising from the Development, Manufacturing or Commercialization of such Product in the Field for the U.S. Territory under this Agreement, but excluding any such costs incurred with respect to a Claim to the extent such Partnership Party is obligated to provide indemnification under ARTICLE 11 of this Agreement, and (b) a reasonable allocation of the costs of product liability insurance premiums for policies covering the Development, Manufacture or Commercialization of such Product in the Field in the U.S. Territory.
1.234.
“Product Mark” means (a) a Kura Product Mark; or (b) a KKC Product Mark.
1.235.
“Profit-or-Loss” means, with respect to a Product and a given Calendar Quarter:
(a)
the Shared Commercial Revenue for such Product during such Calendar Quarter, minus;
(b)
the Shared Commercial Costs for such Product during such Calendar Quarter;

in each case, (y) to the extent such deductions have not already or otherwise been deducted, and (z) determined from the books and records of the applicable Partnership Party or its Affiliates or Sublicensees in accordance with Accounting Standards. For purposes of clarity, it is understood that (i) Shared Commercial Costs shall not include any Shared Development Costs, (ii) there shall be no double-counting of expenses within the definition of Profit-or-Loss and (iii) the Profit-or-Loss shall be calculated and payable in accordance with Section 8.8 even if there are no Net Sales and prior to the First Commercial Sale in the U.S. Territory. For clarity, it is the intent of the Parties that costs and headcount for any Commercialization activities with respect to a Product that have or may have benefit in the U.S. Territory and outside the U.S. Territory shall be appropriately allocated by agreement of the JCC between costs allocable to the U.S. Territory, which shall be included in Shared Commercial Costs, and costs not allocable to the U.S. Territory, which shall not be included in Shared Commercial Costs. If the Profit-or-Loss is a positive number, it will be a “Profit” and if it is a negative number, it will be a “Loss”.

1.236.
“Profit-or-Loss Statement” has the meaning set forth in Section 8.8(b).
1.237.
“Prohibited Parties” has the meaning set forth in Section 10.6(b).
1.238.
“Proposed Resolution” has the meaning set forth in Schedule 1.204.
1.239.
“Public Official” has the meaning set forth in Section 10.5(b).
1.240.
“Quality Agreement” has the meaning set forth in Section 7.1(f).
1.241.
“Receiving Party” has the meaning set forth in Section 9.1.
1.242.
“Regulatory Approval” means, with respect to a Product in a country in the Territory, the approvals from the necessary Governmental Authority to import, market and sell such Product in such country (but excluding pricing approvals and reimbursement approvals).
1.243.
“Regulatory Approval Application” means a New Drug Application or supplemental New Drug Application (“sNDA”) (each, as defined in the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. §301 et seq.), as amended from time to time) in the U.S. Territory, or any corresponding application for approval to market or sell a product in any country, region or jurisdiction in the Territory.
1.244.
“Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for any Product, including the FDA, and any corresponding national or regional regulatory authorities.
1.245.
“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product other than Patent, including orphan drug exclusivity, new chemical entity exclusivity, new clinical investigation exclusivity, data exclusivity or pediatric exclusivity.
1.246.
“Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Product.
1.247.
“Relapsed or Refractory AML Mono Indication” means the use of the Product as a monotherapy in adult patients with relapsed or refractory NPM1-mutant AML.
1.248.
“Research” means any and all research and discovery activities, including molecular biology, biochemistry, and pre-clinical pharmacology, in vitro assays, in vivo assays,

the identification of new biological agents, and activities related to the design, discovery, generation, identification, profiling, characterization, production, process development, cell line development, pre-clinical development or pre-clinical studies of drug candidates and products.
1.249.
“Reserved Rights” has the meaning set forth in Section 2.1(c).
1.250.
“Restricted Indication” means (a) [***], or (b) [***].
1.251.
“Restricted Transfer” means a transfer or disclosure of Personal Data from a Party to the other Party where such transfer or disclosure would be prohibited by applicable Data Protection Laws in the absence of appropriate safeguards, including the Standard Contractual Clauses or UK International Data Transfer Addendum (as applicable).
1.252.
“Reversion License” has the meaning set forth in Section 13.9(b)(i).
1.253.
“Reversion Royalty” has the meaning set forth in Section 13.9(b)(ii).
1.254.
“Royalty Payment” has the meaning set forth in Section 8.7(a).
1.255.
“Royalty Term” has the meaning set forth in Section 8.7(b).
1.256.
“Sales Call” means a personal visit, virtual visit (e.g., Zoom or similar) or phone detail by a Sales Representative to (a) one or several Target Prescribers, as well as (b) other Persons that have significant impact or influence on prescribing decisions for the indication(s) in which the Product is approved, including retail pharmacists, and ancillary staff in long-term care, skilled nursing facilities or assisted living facilities such as clinical pharmacists, directors of nursing, and certified nurse assistants.
1.257.
“Sales Force Expense” means, with respect to a Product and a given Calendar Quarter, those costs that are identified below and that are incurred by a Partnership Party or its Affiliates (on behalf of such Partnership Party), in each case in accordance with the U.S. Territory Commercialization Plan and Budget and consistent with and specifically identifiable to the establishment and maintenance of sales personnel (including a field-based sales force, field payer team member and field managers) to the extent such personnel are, or will be, assigned to selling such Product in the U.S. Territory: [***].
1.258.
“Sales Representative” means a pharmaceutical sales representative employed by either Party to conduct promotional efforts with respect to Products in accordance with the terms of this Agreement.
1.259.
“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.
1.260.
“Selling and Promotion Expenses” means, with respect to a Product and a given Calendar Quarter, all costs (excluding [***]) incurred with respect to such Product in such Calendar Quarter by a Partnership Party or its Affiliates (on behalf of such Partnership Party) in accordance with the U.S. Territory Commercialization Plan and Budget, and specifically identifiable to the sales or promotion of such Product in the U.S. Territory, including [***].
1.261.
“Share Percentage” means fifty percent (50%) to Kura and fifty percent (50%) to KKUS.

1.262.
“Share Period” means, with respect to a Product, the period beginning on the First Commercial Sale of a Product in the U.S. Territory and ending the earlier of (a) the date that such Product ceases to be Commercialized by a Party or its Affiliate or Sublicensee in the U.S. Territory and (b) the earlier of the expiration of the U.S. Territory Term or the expiration or termination of this Agreement.
1.263.
“Shared Commercial Cost Report” has the meaning set forth in Section 8.8(e)(i).
1.264.
“Shared Commercial Costs” means, with respect to a Product and with respect to a Calendar Quarter, the sum of the following items incurred by a Partnership Party, in each case to the extent [***] to Commercialization of such Product in the U.S. Territory or Manufacturing activities in support of such Commercialization activities in such Calendar Quarter and in accordance with the U.S. Territory Commercialization Plan and Budget: [***].
1.265.
“Shared Commercial Revenue” means, with respect to a Product and a given Calendar Quarter, subject to 4.4(c)(iv), Net Sales of such Product in the U.S. Territory during such Calendar Quarter, as well as any net proceeds (i.e., the sales price minus any costs associated with such sale) received by Kura arising from the sale of any priority review voucher issued by the FDA for a Product.
1.266.
“Shared Development Costs” means all Development Costs incurred by Kura or KKUS or its Affiliates that are reasonably identified or allocable to any Development activities (including any Global Clinical Trial or any Local Clinical Trial in the U.S. Territory) under the Development Plan and Budget, including regulatory activities with respect to Products in the U.S. Territory, and Manufacturing activities in support of any of the foregoing activities, but shall exclude Development Costs incurred by Kura or KKUS or its Affiliates for Excluded Development Activities.
1.267.
“Sole Invention” has the meaning set forth in Section 12.1(b).
1.268.
“Solid Tumor Indication” means the use of the Product for patients with any cancer (other than any cancer specifically associated with (i) blood-forming tissue, such as the bone marrow, or (ii) the cells of the immune system, including, without limitation, leukemia, lymphoma, multiple myeloma and myelodysplastic syndrome). For clarity, Solid Tumor Indication includes the Gastrointestinal Stromal Tumor Indication.
1.269.
“Standard Contractual Clauses” means the Commission Implementing Decision (EU) 2021/914 establishing Standard Contractual Clauses for data transfers to third countries (as amended, modified, or replaced from time to time); specifically, the applicable module within the Standard Contractual Clauses is MODULE ONE (Transfer Controller to Controller).
1.270.
“Subcontractor” has the meaning set forth in Section 2.13.
1.271.
“Sublicensee” means a Third Party granted a sublicense by KKJP or KKUS, as applicable, under the licenses granted to KKJP or KKUS, as applicable, in Section 2.1. For clarity, a Third Party granted a sublicense under such licenses by a Sublicensee shall also be deemed a Sublicensee.
1.272.
“Supply Agreement” has the meaning set forth in Section 7.1(d).

1.273.
“Tablet Formulation” means a Product containing the Compound as an active pharmaceutical ingredient in any dosage strength in a solid, oral tablet form, or in an alternative tablet form such as orally-disintegrating, sustained-release, or sublingual.
1.274.
“Target Prescriber” means a medical or health care professional authorized to prescribe Products for any indication in the Field under the Applicable Laws of the jurisdiction in which such medical or health care professional is practicing.
1.275.
“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees in the nature of a tax (including any interest thereon). For the avoidance of doubt, Taxes includes VAT.
1.276.
“Tax Appendix” the meaning set forth in Section 8.13(a).
1.277.
“Term” has the meaning set forth in Section 13.1(a).
1.278.
“Territory” means all countries and territories in the world.
1.279.
“Third Party” means an entity other than (a) KKC and its Affiliates or (b) Kura and its Affiliates.
1.280.
“Third Party Competitive Product” means [***].
1.281.
“Third Party Infringement Claim” has the meaning set forth in Section 12.6(a).
1.282.
“Third Party Infringement Notice” has the meaning set forth in Section 12.6(a).
1.283.
“Third Party Payments” means, with respect to a Product and a given Calendar Quarter, all upfront payments, milestone payments, royalties, and other amounts paid to a Third Party by either Partnership Party or any of its Affiliates (on behalf of such Partnership Party), as applicable, under an Upstream Agreement or any other agreement pursuant to which a Partnership Party or its Affiliate acquired or obtained rights to Patents or Know-How, in each case, to the extent attributable to the Development, Manufacture, Commercialization or other Exploitation of such Product and related solely to the U.S. Territory.
1.284.
“Third Party Technology” means any Patents or Know-How licensed to a Party by a Third Party that are necessary or reasonably useful to Develop, Manufacture, use or Commercialize the Compound or any Product in the Field in the Territory, but excluding Patents or Know-How that are licensed to a Party by a Third Party service provider or general vendor and are not material and not necessary to the Development, Manufacture or Commercialization of a Product in the Field in the Territory.
1.285.
“Transition Period” has the meaning set forth in Section 13.9(b)(v).
1.286.
“UK International Data Transfer Addendum” means the template Addendum B.1.0 issued by the UK Information Commissioner’s Office (ICO) and laid before Parliament in accordance with s119A of the Data Protection Act 2018 on 2 February 2022, as it is revised under Section 18 of the UK Mandatory Clauses included in Part 2 thereof.
1.287.
“Upfront Payment” has the meaning set forth in Section 8.1.

1.288.
“Upstream Agreement” means any agreement with a Third Party that is deemed an Upstream Agreement pursuant to Section 2.12.
1.289.
“U.S. Development Milestone Event” has the meaning set forth in Section 8.2(a).
1.290.
“U.S. Development Milestone Payment” has the meaning set forth in Section 8.2(a).
1.291.
“U.S. Solid Tumor Development Milestone Event” has the meaning set forth in Section 8.4(a).
1.292.
“U.S. Solid Tumor Development Milestone Payment” has the meaning set forth in Section 8.4(a).
1.293.
“U.S. Territory” means the United States and its territories and possessions.
1.294.
“U.S. Territory Commercialization Plan and Budget” has the meaning set forth in Section 5.2.
1.295.
“U.S. Territory Field Expansion Option” has the meaning set forth in Section 2.8(a).
1.296.
“U.S. Territory Term” means the period commencing on the Effective Date and continuing until the latest to occur of (a) the expiration of the last-to-expire Valid Claim of the Kura Patents Covering the composition of matter, pharmaceutical composition, Manufacture, use or sale of the Product (or the Compound contained therein) in the U.S. Territory; (b) the expiration of the last-to-expire Regulatory Exclusivity for the Product in the U.S. Territory; or (c) ten (10) years after the date of the First Commercial Sale of the Product in the U.S. Territory.
1.297.
“United States” or “U.S.” means the United States of America and its territories and possessions.
1.298.
[***].
1.299.
“U.S. Dollars” or “$” means United States dollars, the lawful currency of the United States.
1.300.
“Valid Claim” means a claim of (a) an issued and unexpired Kura Patent (including any Joint Patent included therein), which claim has not expired or irretrievably lapsed or been abandoned, dedicated to the public, revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final order, from which no further appeal can be taken, and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise or (b) a pending patent application within the Kura Patents (including any Joint Patent included therein) that (i) has not been finally cancelled, withdrawn, abandoned or rejected by an administration agency action from which no appeal can be taken and (ii) has been pending for less than [***] years from the date of the first substantive office action therefor and is being prosecuted in good faith during such [***]-year period; provided that if such claim is later issued, it will from the issuance date forward, be deemed to be a Valid Claim, subject to clause (a).
1.301.
“VAT” means value-added taxes or other similar taxes.

1.302.
“Ven/Aza Indication” means the use of the Product together with the combination regimen of venetoclax and azacitidine in patients with newly-diagnosed NPM1-mutant or KMT2A-rearranged AML.
1.303.
“Withholding Taxes” has the meaning set forth in Section 8.12(b).
1.304.
“Ziftomenib Composition Patents” means (a) each patent application and patent set forth on Schedule 1.304 hereto; (b) any patents or patent applications [***], (c) [***], and (d) patents issued from the applications in the foregoing clauses (a), (b) and (c), including [***].
1.305.
“Ziftomenib Transaction” has the meaning set forth in Section 2.11.
ARTICLE 2

Licenses; exclusivity
2.1.
License Grants to KKC.
(a)
U.S. Territory. Subject to the terms and conditions of this Agreement, Kura hereby grants, during the U.S. Territory Term, to KKUS:
(i)
a co-exclusive (with Kura and its Affiliates), payment-bearing license, with the right to grant sublicenses (solely in accordance with Section 2.3), under the Kura U.S. Technology (including, for clarity, a sublicense under the Ziftomenib Composition Patents licensed by Michigan to Kura under the Michigan License and, subject to Section 2.1(c), a sublicense under the MSK Patents licensed by MSK to Kura under the MSK License) to Develop and use the Compound and Products, in each case solely to the extent necessary for KKUS to perform the activities assigned to it under the Development Plan and Budget or to conduct an Expanded Indication Trial approved by the JSC in accordance with Section 4.4(c); and
(ii)
a co-exclusive (with Kura and its Affiliates), payment-bearing license, with the right to grant sublicenses (solely in accordance with Section 2.3), under the Kura U.S. Technology to Commercialize the Products in the Field in the U.S. Territory and to conduct Medical Affairs activities in connection with the Commercialization of the Product in the Field in the U.S. Territory, in each case solely to the extent necessary for KKUS to perform the activities assigned to it under the U.S. Territory Commercialization Plan and Budget, and activities under the applicable Co-Promotion Agreement.
(b)
Ex-U.S. Territory. Subject to the terms and conditions of this Agreement, Kura hereby grants, during the Ex-U.S. Territory Term, to KKJP:
(i)
an exclusive (even as to Kura and its Affiliates, subject to Section 2.2), payment-bearing license, with the right to grant sublicenses (in multiple tiers, but solely in accordance with Section 2.3), under the Kura Ex‑U.S. Technology (including, for clarity, a sublicense under the Ziftomenib Composition Patents licensed by Michigan to Kura under the Michigan License and, subject to Section 2.1(c), a sublicense under the MSK Patents licensed by MSK to Kura under the MSK License) to Commercialize the Products in the Field in the Ex-U.S. Territory and conduct Medical Affairs activities solely in connection with the Commercialization of the Product in the Field in the Ex-U.S. Territory;

(ii)
a co-exclusive (with Kura and its Affiliates, but solely to the extent necessary for Kura and its Affiliates to perform the activities assigned to it under the Development Plan and Budget, or to conduct Kura-Specific Development Activities, Expanded Indication Trials, Ex-U.S. Discretionary Development Activities or Marketing Trials, in each case as contemplated hereunder), payment-bearing license, with the right to grant sublicenses (in multiple tiers, but solely in accordance with Section 2.3), under the Kura Ex-U.S. Technology to Develop and use the Compound and Products in the Field solely for the Ex-U.S. Territory or to conduct an Expanded Indication Trial approved by the JSC in accordance with Section 4.4(c); and
(iii)
a co-exclusive (with Kura and its Affiliates), payment-bearing license, with the right to grant sublicenses solely to a KKC CMO, under the Kura Manufacturing Technology to Manufacture the Products solely for Commercialization in the Field in the Ex-U.S. Territory.

For clarity, the licenses granted by Kura to KKC under this Section 2.1 shall not include any right or license to any of Kura’s proprietary compounds or Other Components other than the Compound.

(c)
Sublicense under MSK License. The Parties acknowledge and agree that, pursuant to that certain written consent provided by MSK to Kura, dated [***], sublicenses under the MSK Patents licensed by MSK to Kura under the MSK License will be granted to KKUS or KKJP as set forth in Sections 2.1(a) or 2.1(b).
2.2.
Kura Retained Rights. Notwithstanding anything to the contrary in this Agreement, Kura hereby expressly retains, on behalf of itself and its Affiliates (a) all rights under the Kura Technology to, either itself or through its Affiliates or Subcontractors, fulfill Kura’s obligations or exercise Kura’s rights under this Agreement, including rights to conduct Development, Manufacturing, registration and Commercialization activities pursuant to this Agreement, the Development Plan and Budget, and the U.S. Territory Commercialization Plan and Budget; (b) the exclusive rights to Develop, use and Commercialize the Compound and Products outside the Field (including the practice of Kura Technology in connection therewith); (c) for clarity, the exclusive right, either itself or through its Affiliates, licensees or Subcontractors, under the Kura Manufacturing Technology to Manufacture and have Manufactured the Compound and Products for Exploitation in the U.S. Territory, and the co-exclusive right, either itself or through its Affiliates, licensees or Subcontractors, under the Kura Manufacturing Technology to Manufacture and have Manufactured the Products solely for Commercialization in the Field in the Ex-U.S. Territory and (d) the exclusive rights to use the Compounds for development of compounds and products that are not the Compound or any Product under this Agreement (the “Reserved Rights”).
2.3.
Right to Sublicense.
(a)
By KKJP and KKUS. KKUS shall have the right to grant sublicenses under the licenses granted to it in Section 2.1(a) to [***]. KKJP shall have the right to grant sublicenses under the licenses granted to it in Section 2.1(b) to: [***]. Each of KKJP and KKUS remains primarily responsible for all of its obligations under this Agreement that have been delegated or sublicensed to any Affiliate, Sublicensee or Distributor and shall be liable for (I) its Affiliate’s, Sublicensee’s and Distributor’s conduct that is prohibited under this Agreement, and (II) its Affiliate’s, Sublicensee’s and Distributor’s breach of this Agreement which shall be deemed a breach of this Agreement as if KKJP or KKUS, as applicable, had itself conducted the action or inaction that contributed to the breach of this Agreement.
(b)
KKJP and KKUS Restrictions. Each of KKJP and KKUS shall not grant a sublicense to any Affiliate or Third Party or appoint any Distributor that has been debarred or disqualified by any Governmental Authority, is a Prohibited Party, or is subject to any proceedings, sanctions or fines under any Anti-Corruption Law. Each of KKJP and KKUS shall ensure, prior to engaging any Third Party as a Sublicensee or Distributor that such Third Party is subject to written agreements containing terms and conditions that: (i) require each such Sublicensee or Distributor to protect and keep confidential any Confidential Information of the Parties, including in accordance with ARTICLE 9; (ii) provide Kura with the right to audit (either by itself or through KKJP or KKUS or their designee) the books and records of each such Sublicensee or Distributor in accordance with this Agreement (including pursuant to Sections 8.10(a), 8.10(c), and 10.5(a)(iii)); (iii) do not impose any payment obligations or liability on Kura; and (iv) are otherwise consistent with the terms of this Agreement in all material respects. Each of KKJP and KKUS shall provide a copy of the complete executed agreement with each Sublicensee or Distributor to Kura; provided that KKJP or KKUS, as applicable, shall be permitted to redact commercially sensitive economic terms of any such agreement which terms are not necessary for Kura to confirm KKJP’s or KKUS’s compliance with its obligations hereunder.
(c)
By Kura. Kura shall have the right to grant sublicenses under the licenses granted in Section 2.4 to [***]. Kura remains primarily responsible for all of its obligations under this Agreement that have been delegated or sublicensed to any Affiliate and shall be liable for (i) its Affiliate’s conduct that is prohibited under this Agreement, and (ii) its Affiliate’s breach of this Agreement which shall be deemed a breach of this Agreement as if Kura had itself conducted the action or inaction that contributed to the breach of this Agreement. [***].
2.4.
License Grants to Kura.
(a)
Subject to the terms and conditions of this Agreement, KKC hereby grants to Kura during the Term a non-exclusive, sublicensable (solely as permitted in accordance with Section 2.3(c)), royalty-free, fully-paid license, under the KKC Technology (i) to conduct Development and Manufacturing activities in the Territory solely in accordance with this Agreement and solely to the extent necessary for Kura to perform the activities assigned to it under the Development Plan and Budget, to conduct Expanded Indication Trials, Discretionary Development Activities or Kura-Specific Development Activities, in each case as contemplated hereunder, and (ii) to Commercialize the Products in the U.S. Territory and to conduct Medical Affairs activities solely in accordance with this Agreement and solely to the extent necessary for Kura to perform the activities assigned to it under the U.S. Territory Commercialization Plan and Budget or to conduct Discretionary Commercialization or Medical Affairs Activities as contemplated hereunder.
(b)
In addition, KKC hereby grants to Kura [***].
(c)
[***].
2.5.
Access to Know-How.

(a)
Kura shall, without additional consideration, provide or make available to KKC all Kura Know-How that exists as of the Effective Date, which provision or access shall occur in a manner and following a reasonable schedule agreed by the Parties. If Kura reasonably and in good faith determines that the delivery of such Kura Know-How is complete, it shall provide KKC prompt written notice thereof, following which KKC shall have a period of [***] days to identify any missing, incomplete or otherwise non-compliant or deficient documents or data in with respect to such provision or access (“Handover Deficiencies”). If KKC fails to identify and notify Kura of any outstanding Handover Deficiencies within [***]-day period, the applicable handover will be deemed complete. At any time prior to Kura’s written confirmation of the completion of such provision of access or the lapsing of such [***]-day period, KKC may provide written notice to Kura of any such Handover Deficiencies. Upon receipt of any such notice, Kura, without additional consideration, shall [***].
(b)
Without limiting the foregoing, during the Term, Kura shall provide or make available KKC with additional Kura Know-How, to the extent that such Kura Know-How comes to Kura’s attention (or is reasonably requested by KKC), is within the scope of the current licenses to KKC hereunder, and has not previously been provided or made available to KKC. During the Term, KKC shall provide or make available Kura with Know-How within the KKC Technology, to the extent that such Know-How comes to KKC’s attention (or is reasonably requested by Kura), is within the scope of the current licenses to Kura hereunder, and has not previously been provided or made available to Kura. Such Know-How shall include [***].
2.6.
No Implied Licenses. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, either expressly or by implication, estoppel or otherwise, under any Know-How, Patents or other intellectual property of the other Party.
2.7.
Negative Covenants.
(a)
During the Term, KKC shall not, and shall not grant a license or enable any Third Party to, directly or indirectly, (i) use or practice any Kura Technology in the Research, Development, Manufacture, Commercialization or other Exploitation of any Compound or Product outside of the Field, or (ii) promote, sell, solicit the sale of, or otherwise Commercialize, or encourage Third Parties to use, any Compound or Product outside of the Field;
(b)
During the U.S. Territory Term for the U.S. Territory or during the Royalty Term for each country in the Ex-U.S. Territory and on a country-by-country basis, as applicable, Kura shall not, and shall not grant a license or enable any Third Party to, directly or indirectly, [***]; and
(c)
During the U.S. Territory Term for the U.S. Territory or during the Royalty Term for each country in the Ex-U.S. Territory and on a country-by-country basis, as applicable, except as otherwise agreed by the Parties in writing (including an amendment of Kura’s obligations under Section 2.10 of this Agreement), Kura shall not, and shall not grant a license or enable any Third Party to, directly or indirectly, [***].
2.8.
Field Expansion Option.
(a)
Kura hereby grants to (i) KKUS, an exclusive option to expand the Field of the license granted under Section 2.1(a), and (ii) KKJP, an exclusive option to expand the

Field of the license granted under Section 2.1(b); in each case to include the prophylactic, diagnostic or therapeutic uses for all cancers, including solid tumors, in humans (the option set forth in the foregoing clause (i), the “U.S. Territory Field Expansion Option”, and the option set forth in the foregoing clause (ii), the “Ex-U.S. Territory Field Expansion Option”, and together with the U.S. Territory Field Expansion Option, the “Field Expansion Option”).
(b)
Upon the completion of the [***] of the Product for any solid tumor by or on behalf of Kura, Kura shall provide to KKUS and KKJP a data package that includes: [***] (the “POC Data Package”). Within [***] Business Days following KKC’s receipt of such POC Data Package, KKUS or KKJP may make reasonable inquiries of Kura for further clarification and information with respect to the data and information included in such POC Data Package, and Kura shall reasonably cooperate with KKUS and KKJP to respond to such inquiries and provide further data or information requested by KKUS or KKJP, provided that in no event shall Kura be required to conduct any additional activities or studies. Within [***] days following KKUS’s and KKJP’s receipt of such POC Data Package (such time period, the “Field Expansion Option Period”), each of KKUS and KKJP shall have the right to exercise its Field Expansion Option by providing a written notice thereof to Kura (and for clarity, if either KKUS or KKJP exercises its applicable Field Expansion Option, the other entity shall also be deemed to exercise its Field Expansion Option). Within [***] days following the delivery of such notice, (A) KKUS shall pay Kura an amount of [***] Dollars ($[***]) in consideration for the exercise of the U.S. Territory Field Expansion Option, and (B) KKJP shall pay Kura an amount of [***] Dollars ($[***]) in consideration for the exercise of the Ex-U.S. Territory Field Expansion Option (the amount set forth in clause (A) and (B) in the aggregate amount of [***] Dollars ($[***]), the “Field Expansion Option Exercise Payment”).
(c)
If KKUS and KKJP exercise the Field Expansion Option during the Field Expansion Option Period, then effective upon the Field Expansion Effective Date, (i) the license granted by Kura to KKUS under Section 2.1(a) shall include the expanded definition of Field as set forth in clause (b) of Section 1.105, and Kura and KKUS will share Shared Development Costs for such Development in accordance with Section 4.9, (ii) the license granted by Kura to KKJP under Section 2.1(b) shall include the expanded definition of Field as set forth in clause (b) of Section 1.105 and (iii) KKUS and KKJP shall pay the milestones set forth in Sections 8.4 and 8.5 when achieved with respect to Products for Solid Tumor Indications, and royalties on Net Sales of Products for Solid Tumor Indications in accordance with Section 8.7 (as calculated by including such Net Sales of Products for Solid Tumor Indications into the aggregate total Net Sales of the Products), in each case with respect to the U.S. Territory and Ex-U.S. Territory, as applicable.
(d)
If KKC does not exercise the Field Expansion Option during the Field Expansion Option Period, then (i) each of KKJP and KKUS shall have no rights with respect to the Development, use and Commercialization of the Product in solid tumors or otherwise outside of the Field in the U.S. Territory or the Ex-U.S. Territory, and (ii) without limiting Kura’s rights in Section 2.2(b), Kura shall have the right, but not the obligation, to grant rights (including exclusive rights) to a Third Party to Develop, use or Commercialize the Compound and Products for solid tumors in the Territory, at Kura’s sole discretion.
2.9.
Authorized Generic. If Kura develops, itself or through or with its Affiliate or any Third Party, an Authorized Generic which could be used in the Field in the U.S. Territory, Kura will notify KKC in writing promptly following the submission of any application to the Regulatory Authority in the U.S. Territory for such Authorized Generic. KKC shall have [***] Business Days following receipt of such notice (the “Authorized Generic Election Period”)

to elect to negotiate with Kura the terms of a potential commercial partnership with respect to such Authorized Generic in the Territory by providing written notice to Kura (such notice, an “Authorized Generic Election Notice”). Following Kura’s receipt of the Authorized Generic Election Notice, Kura and KKC shall negotiate in good faith the terms for such commercial partnership for a period of [***] days (or such longer period as may be mutually agreed by the Parties) (the “Authorized Generic Negotiation Period”). If KKC does not provide Kura with an Authorized Generic Election Notice within the Authorized Generic Election Period or if the Parties do not enter into a definitive agreement with respect to such Authorized Generic prior to the expiration of the Authorized Generic Negotiation Period, [***]. For clarity, nothing in this Section 2.9 obligates either Party to enter into a definitive agreement with respect to such Authorized Generic.
2.10.
Exclusivity.
(a)
Exclusive Use.
(i)
During the U.S. Territory Term, except as provided in Section 2.10(b) or otherwise expressly contemplated under this Agreement, (A) Kura shall not, and shall cause its Affiliates and Sublicensees not to, engage in (independently or for or with any Third Party) [***] other than with respect to the Compound and Products as permitted under this Agreement, and (B) KKUS shall not, and shall cause its Affiliates and Sublicensees not to, engage in (independently or for or with any Third Party) [***] other than with respect to the Compound and Products as permitted under this Agreement.
(ii)
During the Royalty Term for each country in the Ex-U.S. Territory and on a country-by-country basis, except as provided in Section 2.10(b) or otherwise expressly contemplated under this Agreement, (A) Kura shall not, and shall cause its Affiliates and Sublicensees not to, engage in (independently or for or with any Third Party) [***] other than with respect to the Compound and Products as permitted under this Agreement and (B) KKJP shall not, and shall cause its Affiliates and Sublicensees not to, engage in (independently or for or with any Third Party) [***] other than with respect to the Compound and Products as permitted under this Agreement.
(b)
Change of Control; Acquisition.
(1)
Change of Control. In the event that either Party undergoes a Change of Control with a Third Party (an “Acquirer”), [***].
(2)
Acquisition of a Third Party. In the event that either Party or any of its Affiliates (excluding, with respect to KKC, Kirin Holdings Company, Limited and its subsidiaries (other than KKC), which shall not be considered Affiliates of KKC for the purposes of this subsection (b)(2)) (collectively as the “Acquiring Party”) merges or consolidates with, or otherwise acquires a Third Party (whether such transaction occurs by way of a sale of assets, merger, consolidation or similar transaction, but excluding a Change of Control of such Party) (an “Acquired Entity”) that is performing any Competing Activities at the closing of such transaction, the other Party shall have the right to terminate this Agreement with an immediate effect upon written notice to the Acquiring Party at any time after twelve (12) months following such closing unless by the end of such twelve (12) month period, [***].
2.11.
Right of Notice. During the term of this Agreement, upon the earlier of [***] shall (and [***] shall require [***] to) promptly notify [***] in writing, in the case of [***] prior to commencing any such [***]. In such event, such notice (the “Transaction Notice”) shall include [***]. After delivery of the Transaction Notice to [***], each of [***] shall have no further obligations under this Section 2.11. As used in this Section 2.11, “Ziftomenib Transaction” means [***].
2.12.
Third Party Agreements.
(a)
Existing Agreements.
(i)
Michigan License. To the extent that the licenses granted by Kura to KKC under Section 2.1 constitutes the grant of a sublicense by Kura to KKC of Ziftomenib Composition Patents that are in-licensed by Kura pursuant to that certain Michigan License, KKC hereby acknowledges and agrees that its sublicense with respect to such Ziftomenib Composition Patents are subject to the terms and conditions of the Michigan License, and KKC shall comply with, and shall cause its Affiliates and Sublicensees to comply with, the relevant terms applicable to sublicensees under the Michigan License, including: (A) the requirement to mark the Products embodying the Ziftomenib Composition Patents or produced through the use of Ziftomenib Composition Patents sold in the U.S. with all applicable patent numbers as necessary to meet the requirements of 35 U.S.C. § 287 so that the full benefits of patent enforcement may be realized, as set forth in Section 13.4 of the Michigan License; (B) the requirement that all Products embodying the Ziftomenib Composition Patents or produced through the use of Ziftomenib Composition Patents shipped to or sold in countries in the Ex-U.S. Territory be marked to comply with the applicable patent laws and practices of the countries of manufacture, use and sale in the Ex-U.S. Territory, as set forth in Section 13.4 of the Michigan License; (C) the requirement for KKC to keep true and accurate records containing data reasonably required for the computation and verification of payments due under the Michigan License, and KKC’s obligation to (1) open such records for inspection upon reasonable notice during business hours, and no more than [***] per year, by an independent certified accountant selected by Michigan, for the purpose of verifying the amount of payments due under the Michigan License, and shall provide information to Michigan to facilitate such inspection, and (2) retain such records for [***] years from the date of the payment to which they pertain, as set forth in Section 4.4 of the Michigan License; and (D) the requirement that KKC refrain from using the name of Michigan, [***], Foundation, LLS or their employees in publicity or advertising without the prior written approval of Michigan, [***], Foundation or LLS, as the case may be, provided that KKC may state publicly that Products were developed by Kura based upon an invention(s) developed at the University of Michigan or [***] and/or that Patents were licensed from the University of Michigan and [***], as set forth in Section 13.6 of the Michigan License. If Kura requires any additional information relating to Products to comply with its reporting obligations pursuant to Article 4 of the Michigan License, KKC shall promptly provide such information upon Kura’s written request. Any royalties on Net Sales due under the Michigan License that result from or are attributable to Products Developed or Commercialized by Kura, KKUS or any of its or their Affiliates or Sublicensees under this Agreement in the U.S. Territory shall be [***]. In addition, Kura shall be responsible for complying with all provisions under the Michigan License, including the obligation to notify Michigan within [***] days of the Effective Date of this Agreement for Kura’s grant of a sublicense to KKC hereunder (and Kura shall provide notice to KKC of the same following notification to Michigan).
(ii)
MSK License. To the extent that the licenses granted by Kura to KKC under Section 2.1 constitute the grant of a sublicense by Kura to KKC of MSK Patents, KKC hereby acknowledges and agrees that its sublicense with respect to such MSK Patents are subject to the terms and conditions of the MSK License, and KKC shall comply with, and shall cause its Affiliates and Sublicensees to comply with, the relevant terms applicable to sublicensees under the MSK License, including: (A) the reservation of rights in favor of the U.S. government pursuant to 35 U.S.C. § 200 et seq. and implementing regulations and agreements, as set forth in Section 2.2 of the MSK License; (B) the requirement for KKC to keep true and accurate records containing data reasonably required for the computation and verification of payments due under the MSK License, and KKC’s obligation to (1) open such records for inspection upon reasonable notice during business hours (no more than [***] per year) for the purpose of verifying the amount of payments due under the MSK License, as described in Section 6.1 of the MSK License and (2) retain such records for [***] years following the period to which they pertain, as set forth in Section 6.1 of the MSK License; (C) the requirement that KKC refrain from challenging the validity or enforceability of any claim within the MSK Patents, and in the event that KKC does challenge such MSK Patents and is unsuccessful, the obligation to reimburse MSK for all costs and expenses incurred by MSK as a result of defending such challenge, as set forth in Section 7.4 of the MSK License; (D) the requirement that all disputes or claims pertaining to the MSK License (including the MSK Patents) be governed by [***] law and that the state and federal courts located in [***] shall have exclusive jurisdiction with respect to such disputes or claims, as set forth in Sections 18.1 and 18.2 of the MSK License; (E) the requirement that KKC shall comply with export control laws, as set forth in Section 12.1 of the MSK License; (F) the requirement that KKC conduct all activities in respect of the MSK Patents in full compliance with all applicable laws and regulations, as set forth in Section 12.2 of the MSK License; (G) the requirement for KKC to mark, and require all Affiliates and Sublicensees to mark, any Products (or the packaging thereof) manufactured by KKC, its Affiliates or Sublicensees, with the appropriate patent numbers of the MSK Patents, to the extent required by law or if such failure to mark would reduce the rights to enforce such MSK Patents against a Third Party, as set forth in Section 12.4 of the MSK License; (H) the requirement that KKC refrain from using the name of MSK, or any of its employees, in any press release, advertising, promotional or sales literature, or any trademark of MSK, in each case without the prior written consent of MSK, as more fully described in Article 13 of the MSK License; and the right for MSK to publish the scientific findings from research related to the MSK Patents, subject to the terms and conditions of Article 14 of the MSK License; and (I) the right for MSK to publish the scientific findings from research related to the MSK Patents, subject to the terms and conditions of Article 14 of the MSK License. If Kura requires any additional information relating to Products to comply with its reporting obligations pursuant to Section 6.1 of the MSK License, KKC shall promptly provide such information upon Kura’s written request. Any royalties on Net Sales due under the MSK License that result from or are attributable to Products Developed or Commercialized by Kura, KKUS or any of its or their Affiliates or Sublicensees under this Agreement in the U.S. Territory shall be [***].
(b)
Additional Upstream Agreements.
(i)
During the Term, each Party shall promptly notify the other Party if it becomes aware of any Third Party Technology that is necessary or reasonably useful for the Exploitation of the Compound or Product in the Field in the Territory. Unless otherwise agreed by the Parties, (A) Kura shall have the first right to negotiate and acquire or obtain a sublicensable (in accordance with the terms of this Agreement) license from such Third Party under such Third Party Technology for the Territory (provided that Kura shall: (i) provide KKC with a summary of the terms and conditions of the proposed agreement or a copy of the agreement before executing such license; (ii) provide KKC with sufficient time to review such summary or proposed agreement and (iii) meet and discuss with KKC in good faith the proposed agreement and any such terms and conditions and consider in good faith any comments provided by KKC with respect thereto), and (B) if Kura elects not to or is unable to obtain such a license or other acquisition of such rights, KKC shall have the right, but not the obligation, to obtain a license under, or acquire, such rights, subject to Section 2.12(b)(ii). Any such agreement executed by a Party pursuant to this Section 2.12(b)(i) shall be deemed an “Upstream Agreement”. Each Party shall ensure that the terms of such Upstream Agreements are consistent with this Agreement in all material respects and do not limit the other Party’s rights or interests or increase the other Party’s obligations hereunder (except with respect to any payments, royalties or other payments payable to such Third Party). Any Third Party Technology licensed or acquired under an Upstream Agreement executed by Kura (and for which KKC has consented to including the applicable Know-How or Patents in the Kura Technology) shall be included in the Kura Technology to the extent necessary or reasonably useful for the Development, Manufacture or Commercialization of the Compound or Products in the Field in the Territory or to the extent such Third Party Technology would constitute Kura Technology. Any Third Party Technology licensed or acquired under an Upstream Agreement executed by KKC pursuant to this Section 2.12(b)(i) shall be deemed included in the KKC Technology to the extent necessary or reasonably useful for the Development, Manufacture or Commercialization of the Compound or Products in the Field in the Ex-U.S. Territory or to the extent such Third Party Technology would constitute KKC Technology. All upfront payments, milestone payments, royalties and other amounts paid to Third Parties pursuant to any such licenses executed pursuant to this Section 2.12(b)(i), (1) to the extent arising from the activities by or on behalf of a Party under this Agreement and related solely to the U.S. Territory, shall be included in Third Party Payments and shared by the Parties in accordance with Section 8.8 and (2) to the extent arising from the activities by or on behalf of KKC under this Agreement and related solely to the Ex-U.S. Territory, shall be borne by KKC. Any royalties paid by KKC to a Third Party under an Upstream Agreement shall be subject to Section 8.7(c)(iii) (if meeting the requirements thereunder) as applicable to the Ex-U.S. Territory only.
(ii)
If KKC obtains a license to Third Party Technology under an Upstream Agreement, KKC will ensure that it has the right to sublicense its rights thereunder to Kura, including in the event of any termination of this Agreement as set forth in Section 13.9(b)(i).
(c)
Additional Covenants
(i)
Neither Party shall, and neither Party shall cause its Affiliates to, modify, amend, or terminate any Upstream Agreement or waive any right or obligation thereunder in any way that would adversely affect in any material respect the other Party’s rights or interests under this Agreement, in each case, without such other Party’s prior written consent, not to be unreasonably withheld, conditioned, or delayed;
(ii)
Neither Party shall, and neither Party shall cause its Affiliates to, take or omit to take any action that would constitute a material breach of any covenant, agreement or obligation under any Upstream Agreement in a manner that would reasonably be expected to give the counterparty to any such agreement the right to terminate or otherwise alter (in a manner adverse to the other Party or any of its Affiliates or their respective (sub)licensees) such Party’s rights under such Upstream Agreement, and as between the Parties, any material breach under the Upstream Agreement in a manner that adversely impacts the other Party’s rights thereunder shall be deemed a material breach of this Agreement by the Party causing such material breach; and

(iii)
In the event that a Party or any of its Affiliates receives notice of an alleged breach by such Party or any of its Affiliates under any Upstream Agreement, then such Party shall promptly, but in no event less than [***] Business Days thereafter, provide written notice thereof to the other Party. Subject to the allegedly breaching Party’s right to dispute such breach as permitted under such Upstream Agreement, the allegedly breaching Party shall have the first right to cure such breach [***]. If the allegedly breaching Party does not desire to cure such breach, then such allegedly breaching Party shall, at the non-breaching Party’s election provided by written notice to the allegedly breaching Party: (x) solely with respect to an alleged payment breach not disputed by the alleged breaching Party in accordance with the terms of the applicable Upstream Agreement, grant the other Party the right (but not the obligation) to cure such alleged payment breach on behalf of such allegedly breaching Party [***] or (y) if the non-breaching Party reasonably determines that such breach is not reasonably curable, then the allegedly breaching Party shall use reasonable efforts to assist the non-breaching Party or enter into a direct license with the applicable counterparty of the Upstream Agreement, [***].
2.13.
Use of Subcontractors. Each Party may perform its activities under this Agreement through one or more subcontractors, so long as (a) such Party remains responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself, (b) each subcontractor undertakes in writing obligations of Personal Data protection (if applicable), confidentiality and non-use regarding Confidential Information consistent with this Agreement, and (c) each subcontractor agrees in writing to assign to such Party all intellectual property developed in the course of performing any such work (excluding improvements made by such subcontractor to any background intellectual property owned by such subcontractor) (such permitted subcontractor, a “Subcontractor”).
ARTICLE 3

GOVERNANCE
3.1.
Alliance Managers. Within [***] days following the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications (including a general understanding of pharmaceutical Development, Manufacturing, Regulatory Approval and Commercialization issues) to act as its alliance manager regarding Development, Manufacture, registration and Commercialization of the Products in the Territory pursuant to this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the initial primary contact points between the Parties regarding the Development, Manufacture and Commercialization activities in the Territory contemplated under this Agreement (until contacts within each function are identified). The Alliance Managers shall (a) facilitate the flow of information; (b) otherwise promote communication, coordination and collaboration between the Parties by providing support for seeking consensus both internally within each Party’s respective organization, and raising cross-Party or cross-functional disputes in a timely manner. Management of Committee meetings including (i) calling meetings of the Committees and (ii) ensuring minutes of each such meeting are prepared and circulated within [***] Business Days thereafter will be the responsibility of the Alliance Manager and/or relevant function leads. Each Party may replace its Alliance Manager by written notice to the other Party.

3.2.
Joint Steering Committee.
(a)
Formation. Within [***] days after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”), which shall have overall responsibility for the collaboration between the Parties under this Agreement, including coordinating and overseeing all Development and Commercialization activities of the Products in the U.S. Territory and Ex-U.S. Territory, and serving as a decision-making forum with respect to matters within the purview of the JSC, all in accordance with this Section 3.2. The JSC shall be comprised of three (3) representatives (or such other equal number of representatives as agreed by the Parties in writing) appointed by each Party, each of whom shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives upon written notice to the other Party. Upon the JSC’s establishment, each Party will designate one of its JSC representatives as a co-chairperson. The co-chairperson shall not have any greater authority than any other representative of the JSC.
(b)
Role. In addition to its overall responsibility for monitoring and providing a forum to discuss and coordinate the Parties’ activities under this Agreement, the JSC shall in particular:
(i)
oversee, review and discuss the overall strategy for the Development, Manufacture, Regulatory Approval and Commercialization of the Products in the Field in the U.S. Territory during the U.S. Territory Term and in the Ex-U.S. Territory during the Ex-U.S. Territory Term;
(ii)
review and discuss updates on the Development, Manufacture, Regulatory Approval and Commercialization of the Products in the Field in the U.S. Territory during the U.S. Territory Term and in the Ex-U.S. Territory during the Ex-U.S. Territory Term;
(iii)
oversee the activities of the JCC, the JDC, the JMC, and any other subcommittee established by the JSC, resolving any matter as to which the JCC, the JDC, the JMC or other subcommittee has authority but cannot reach agreement, subject to Section 3.2(c);
(iv)
approve the U.S. Territory Commercialization Plan and Budget and any amendments thereto;
(v)
approve the Global Branding Strategy;
(vi)
approve the Global Pricing Strategy;
(vii)
approve the Global Product Strategy;
(viii)
review and comment on the Ex-U.S. Territory Commercialization Plan;
(ix)
review, discuss and make decisions with respect to registration, product strategy, pricing policy and Commercialization of Products in the U.S. Territory during the U.S. Territory Term;
(x)
resolve any dispute regarding [***].

(xi)
discuss whether any Clinical Trials that are not included in the Development Plan and Budget are reasonably necessary for obtaining or maintaining Regulatory Approval of any Product for an indication in which such Product being Developed or Commercialized by the Parties under this Agreement, including any Post-Marketing Commitments (“Mandatory Development Activities”);
(xii)
oversee all data generation plans and data generation studies including Medical Affairs plans, Health Economics and Outcomes Research (HEOR), Real-World Evidence (RWE), and Investigator Sponsored Trials (IST), in each case, as applicable to the Products in the Field in the U.S. Territory during the U.S. Territory Term and in the Ex-U.S. Territory during the Ex-U.S. Territory Term;
(xiii)
address obligations under applicable Data Protection Laws which includes allocating the Parties’ respective roles as a Controller or Joint Controller of Personal Data;
(xiv)
allocate budgeted resources (to the extent applicable) and determine priorities for each Clinical Trial under the Development Plan and Budget;
(xv)
approve the conduct of any proposed Expanded Indication Trials [***];
(xvi)
approve amendments to the Development Plan and Budget, subject to Section 4.4(b);
(xvii)
approve amendments to the Ex-U.S. Territory Development Plan;
(xviii)
review strategies for obtaining, maintaining, defending and enforcing trademark protection for Products in the Field in the U.S. Territory during the U.S. Territory Term and in the Ex-U.S. Territory in the Ex-U.S. Territory Term;
(xix)
establish subcommittees as necessary or advisable to further the purpose of this Agreement, including a Medical Affairs subcommittee; and
(xx)
perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.
(c)
Decision-Making. All decisions of the JSC shall be made by unanimous vote, with Kura’s representatives collectively having one (1) vote and KKC’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter within [***] Business Days after such matter was brought to the JSC for resolution, such matter shall be referred by the Parties’ Alliance Managers to the Chief Executive Officer of Kura (or a senior officer designated by the Chief Executive Officer of Kura) and the President and CEO of KKC (or a senior officer designated by the President and CEO of KKC) (the “Executive Officers”) for resolution. If the Executive Officers cannot resolve such matter within [***] Business Days after such matter has been referred to them, then the Parties shall be deemed to be deadlocked and:

(i)
except with respect to Critical Matters, Kura shall have the final decision-making authority with respect to any matters pertaining to (A) the Development or Commercialization of Products in the U.S. Territory, including all decisions regarding obtaining Regulatory Approval for the Products in the U.S. Territory; (B) the conduct of Clinical Trials of the Products in the U.S. Territory; (C) the preparation, submission and maintenance of Regulatory Submissions for the Products in the U.S. Territory; (D) the Manufacture and supply of Products by Kura for the U.S. Territory, or (E) the Manufacture and supply of Products for the Ex-U.S. Territory until the Manufacturing Technology Transfer; [***].
(ii)
except with respect to Critical Matters, KKJP shall have final decision-making authority over any matters pertaining to (A) the Development (including the conduct of Clinical Trials of the Product) or Commercialization of Products, in each case solely for use in the Field and in the Ex-U.S. Territory (and not for the U.S. Territory), (B) the preparation, submission and maintenance of Regulatory Submissions for the Products in the Ex-U.S. Territory or (C) after Manufacturing Technology Transfer, the Manufacture and supply of Products for the Ex-U.S. Territory; [***];
(iii)
all decisions of the Executive Officers with respect to any Critical Matter will be made by consensus, except (A) with respect to compliance, product safety or quality matters with respect to the U.S. Territory (which will be made by the Executive Officer of Kura), and (B) with respect to compliance, product safety or quality matters with respect to the Ex-U.S. Territory (which will be made by the Executive Officer of KKC), provided that if the Executive Officers cannot agree within [***] days, such dispute shall be resolved by expedited arbitration in accordance with Schedule 3.2(c);
(1)
notwithstanding anything to the contrary in this Agreement, if in the good faith determination of either Party, resolution of any Critical Matter requires exigent action pursuant to Applicable Laws or to prevent a material adverse effect on the Development or Commercialization of the Products or patients, (A) Kura will have the right to make an interim decision for an exigent action within the U.S. Territory and (B) KKC will have the right to make an interim decision for an exigent action within the Ex-U.S. Territory, in each case pending such determination by the Executive Officers; provided that prior to making any such exigent actions, each Party shall use reasonable efforts, if possible in a reasonable time-frame determined by the Party with the right to make such interim decision, to: (x) notify the other Party of the need for such exigent action; (y) solicit the other Party’s feedback (and the other Party shall reasonably cooperate to provide such feedback within the time-frame required by the Party with the right to make such interim decision on an accelerated basis) and (z) subject to the other Party providing feedback within the required time-frame, consider such feedback in good faith when taking such exigent action;
(2)
[***]; and
(iv)
for clarity and notwithstanding anything to the contrary in this Section 3.2(c), a Party assigned responsibility for a task will have control over day-to-day decisions related to operationalizing such task, and such day-to-day decision shall not be subject to the other Party’s final decision-making authority.
(d)
Exchange of Information. The Partnership Parties shall cooperate to exchange information through the JSC with respect to its activities under this Agreement and the Development, Manufacture, registration and Commercialization of the Products and

Medical Affairs activities conducted by each Partnership Party and their Affiliates (on behalf of such Partnership Party) in the U.S. Territory during the U.S. Territory Term. Kura and KKJP shall cooperate to exchange information through the JSC with respect to its activities under this Agreement and the Development, Manufacture, registration and Commercialization of the Products and Medical Affairs activities in the Territory conducted by each Party and their Affiliates, and in the case of KKJP, its Sublicensees.
3.3.
Joint Development Committee.
(a)
Formation. In accordance with Section 3.2(b)(xix), the JSC shall establish a subcommittee to review and oversee the Development and registration of the Products in the Territory and to coordinate the Parties’ activities under this Agreement with respect to the Development and registration of the Products in accordance with the Development Plan and Budget (the “JDC”) within [***] days after the Effective Date all in accordance with this Section 3.3. The JDC shall be comprised of four (4) representatives (two (2) from each Party or such other equal number of representatives as agreed by the Parties in writing), each of which shall have sufficient seniority within such Party and relevant expertise to make decisions arising within the scope of the JDC’s responsibilities. Each Party may replace its JDC representatives upon written notice to the other Party. A member of the JDC may also be a member of the JSC or any other Committee if so desired by the Party who appoints such member.
(b)
Role. In addition to its overall responsibility for review, oversight and coordination of the Parties’ Development and regulatory activities with respect to Products under this Agreement, the JDC shall:
(i)
provide a forum for the discussion of the Parties’ Development activities with Products in the Field in the Territory and status of Regulatory Submissions and Regulatory Approvals in the Field in the Territory and exchange of data and information generated from each Party and, in the case of KKC, its Sublicensees;
(ii)
provide strategic oversight for pharmacovigilance and safety activities with respect to the Product in the U.S. Territory and Ex-U.S. Territory, and matters relating to Regulatory Approvals, medical affairs, and clinical and non-clinical Development;
(iii)
review and discuss amendments to the Development Plan and Budget, subject to Section 4.4(b) for submission to the JSC;
(iv)
review and discuss amendments to the Ex-U.S. Territory Development Plan for submission to the JSC;
(v)
discuss and approve addenda to the Development Plan and Budget that are specific to Clinical Trials or Development activities setting forth the allocation of FTE responsibilities;
(vi)
review and update monthly financial forecasts to assess actual and anticipated spend in light of the approved budget in the then-current Development Plan and Budget;

(vii)
review data generated from the Clinical Trials of the Products in the Field in the U.S. Territory during the U.S. Territory Term and in the Ex-U.S. Territory during the Ex-U.S. Territory Term;
(viii)
create, implement and review the overall strategy for Development and the design and objectives of all Clinical Trials conducted under the Development Plan and Budget (other than any Phase 4 Clinical Trials, Non-Interventional Studies and Post-Marketing Commitment). For Clinical Trials that are not included in the Development Plan and Budget, the JDC will form a joint development working group for each study with members from each Party (as designated by such Party) that will prepare and make recommendations on study design (including objectives, study endpoints, population, sample size, duration and statistical analysis plan) and the execution of such studies to the JDC and the JDC will review and approve the final study design and protocols for such studies;
(ix)
decide whether and when to initiate or discontinue, and oversee the conduct of, any Clinical Trial conducted under the Development Plan and Budget;
(x)
allocate budgeted resources (to the extent applicable) and determine priorities for each Clinical Trial conducted under the Development Plan and Budget;
(xi)
allocate primary responsibility as between the Partnership Parties for tasks relating to Development or Regulatory Submissions and Regulatory Approval of Products in the Field in the U.S. Territory where not already specified in the Development Plan and Budget;
(xii)
address obligations under applicable Data Protection Laws which includes allocating the Parties’ respective roles as a Controller or Joint Controller of Personal Data;
(xiii)
facilitate the flow of information between the Parties with respect to Development and regulatory activities for Products in the Field in the Territory;
(xiv)
provide a forum for reviewing, discussing and approving a Global Publication Strategy in relation to the Products in the Field in the Territory;
(xv)
oversee, review, discuss and coordinate the preparation for submission of, and maintenance of (as applicable) the Regulatory Approval Applications and other Regulatory Submissions for Products in the Field in the U.S. Territory during the U.S. Territory Term and in the Ex-U.S. Territory during the Ex-U.S. Territory Term; and
(xvi)
perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.
(c)
Decision-Making. All decisions of the JDC shall be made by unanimous vote, with Kura’s representatives collectively having one (1) vote and KKC’s representatives collectively having one (1) vote. If, after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, the JDC cannot reach a decision as to such matter within [***] days after such matter was brought to the JSC for resolution, such matter shall be referred by the Parties’ Alliance Managers to the JSC for resolution in accordance with Section 3.2(c).

(d)
Exchange of Information. The Partnership Parties shall cooperate to exchange information through the JDC and otherwise as reasonably requested by the other Partnership Party with respect to Development and regulatory activities with the Products in the Field in the U.S. Territory during the U.S. Territory Term conducted by each Partnership Party and their Affiliates (on behalf of such Partnership Party) and, in the case of KKC, its Sublicensees. Kura and KKJP shall cooperate to exchange information through the JDC and otherwise as reasonably requested by the other Party with respect to Development and regulatory activities with the Products in the Territory conducted by each Party and their Affiliates and, in the case of KKJP, its Sublicensees. Such exchange shall include summaries of information relating to such Development and registration activities of each Party, including all Clinical Trials of any Product and IND and Regulatory Approval Application filings for all indications for any Product. Upon Kura’s written request, KKUS and KKJP shall provide any additional data or information requested by Kura to the extent necessary to comply with the terms and conditions of the Michigan License and the MSK License.
3.4.
Joint Commercialization Committee.
(a)
Formation. In accordance with Section 3.2(b)(xix), the Parties shall establish a subcommittee to review and oversee the Commercialization of the Products in the Territory and to coordinate the Parties’ activities under this Agreement with respect to the Commercialization of the Products in the U.S. Territory in accordance with the U.S. Territory Commercialization Plan and Budget (the “JCC”) within [***] days after the Effective Date all in accordance with this Section 3.4. The JCC shall be comprised of six (6) representatives (three (3) from each Party or such other equal number of representatives as agreed by the Parties in writing) to the JCC, each of which shall have sufficient seniority within such Party and relevant expertise to make decisions arising within the scope of the JCC’s responsibilities. Each Party may replace its JCC representatives upon written notice to the other Party. A member of the JCC may also be a member of the JSC or any other Committee if so desired by the Party who appoints such member.
(b)
Role. In addition to its overall responsibility for review, oversight and coordination of the Parties’ Commercialization activities with respect to Products under this Agreement, the JCC shall:
(i)
provide a forum for the discussion of the Parties’ Commercialization activities with respect to the Products in Field in the Territory;
(ii)
review and discuss the overall strategy for Commercialization of Products in the Field in the U.S. Territory during the U.S. Territory Term and in the Ex-U.S. Territory in the Ex-U.S. Territory Term;
(iii)
develop a global pricing strategy for the Products in the Field throughout the Territory (the “Global Pricing Strategy”) and approve for submission to the JSC;
(iv)
develop a global branding strategy for the Products in the Field throughout the Territory (the “Global Branding Strategy”) and approve for submission to the JSC;

(v)
develop a global strategy for each Product Developed and Commercialized in the Field throughout the Territory under this Agreement (the “Global Product Strategy”) and approve for submission to the JSC;
(vi)
review and discuss the promotion and marketing strategy of the Products in the Field in the U.S. Territory during the U.S. Territory Term and in the Ex-U.S. Territory in the Ex-U.S. Territory Term;
(vii)
review and discuss sales force structure, size and call plans for the U.S. Territory to support the U.S. Territory Commercialization Plan and Budget;
(viii)
discuss and approve addenda to the U.S. Territory Commercialization Plan and Budget setting forth the allocation of FTE responsibilities;
(ix)
review and discuss market access strategy, distribution and patient services, pricing and contracting guardrails for the Products in the Field in the U.S. Territory during the U.S. Territory Term;
(x)
in accordance with and subject to Section 5.2, review and discuss and approve for submission to the JSC the U.S. Territory Commercialization Plan and Budget, including any amendments thereto;
(xi)
review and update commercial forecasts and finances at least quarterly to assess actual and anticipated spend in light of the then-current U.S. Territory Commercialization Plan and Budget;
(xii)
review, discuss and coordinate the Commercialization activities of the Partnership Parties with respect to Products in the Field in the U.S. Territory during the U.S. Territory Term, including pre-launch and post-launch activities, any Phase 4 Clinical Trials, Non-Interventional Studies and Post-Marketing Commitment, and any Co-Promotion activities of the Parties;
(xiii)
allocate primary responsibility as between the Partnership Parties for tasks relating to Commercialization of Products in the Field in the U.S. Territory during the U.S. Territory Term;
(xiv)
review, discuss, coordinate and approve the Partnership Parties’ Medical Affairs activities for Products in the Field in the U.S. Territory during the U.S. Territory Term (the responsibility for which may be delegated by the JCC to a subcommittee of the JCC that is comprised of medical representatives of the Parties);
(xv)
address obligations under applicable Data Protection Laws which includes allocating the Parties’ respective roles as a Controller or Joint Controller of Personal Data;
(xvi)
review and discuss the Commercialization activities of KKJP and its Affiliates, Sublicensees and Distributors in the Ex-U.S. Territory with respect to Products; and
(xvii)
perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

(c)
Decision-Making. All decisions of the JCC shall be made by unanimous vote, with Kura’s representatives collectively having one (1) vote and KKC’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JCC, the JCC cannot reach a decision as to such matter within [***] days after such matter was brought to the JCC for resolution, such matter shall be referred by the Parties’ Alliance Managers to the JSC for resolution in accordance with Section 3.2(c).
(d)
Exchange of Information. The Partnership Parties shall cooperate to exchange information through the JCC and otherwise as reasonably requested by the other Partnership Party with respect to Commercialization activities with the Products conducted by each Party and their Affiliates (on behalf of such Partnership Party) in the U.S. Territory during the U.S. Territory Term. Kura and KKJP shall cooperate to exchange information through the JCC and otherwise as reasonably requested by the other Party with respect to Commercialization activities with the Products conducted by each Party and their Affiliates and, in the case of KKJP, its Sublicensees. Such exchange shall include summaries of information relating to Commercialization, promotion and marketing, and where applicable, a global brand. Upon Kura’s written request, KKJP shall provide any additional data or information requested by Kura to the extent necessary to comply with the terms and conditions of the Michigan License and the MSK License.
3.5.
Joint Manufacturing Committee.
(a)
Formation. In accordance with Section 3.2(b)(xix), the Parties shall establish a subcommittee to review and oversee the Manufacturing of the Products in the Territory and to coordinate the Parties’ activities under this Agreement with respect to Manufacture of the Products (“JMC”) within [***] days after the Effective Date all in accordance with this Section 3.5. The JMC shall be comprised of four (4) representatives (two (2) from each Party or such other equal number of representatives as agreed by the Parties in writing) to the JMC, each of which shall have sufficient seniority within such Party and relevant expertise to make decisions arising within the scope of the JMC’s responsibilities. Each Party may replace its JMC representatives upon written notice to the other Party. A member of the JMC may also be a member of the JSC or any other Committee if so desired by the Party who appoints such member.
(b)
Role. In addition to its overall responsibilities for review, coordination and oversight of the Parties’ Manufacturing activities with respect to Products under this Agreement, the JMC shall:
(i)
review and discuss the overall strategy for Manufacture and supply of Products in the Field in the U.S. Territory and Ex-U.S. Territory;
(ii)
after the first Product receives first Regulatory Approval from the FDA in the Field, review and approve any changes to the process and quality specifications for the Compound and Products in the Field; and
(iii)
approve the Manufacturing Technology Transfer plan and oversee the activities thereunder.
(c)
Decision-Making. All decisions of the JMC shall be made by unanimous vote, with Kura’s representatives collectively having one (1) vote and KKC’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JMC, the JMC cannot reach a decision as to such matter within [***] days after such matter was brought to the JMC for resolution, such matter shall be referred by the Parties’ Alliance Managers to the JSC for resolution in accordance with Section 3.2(c).
(d)
Exchange of Information. The Partnership Parties shall cooperate to exchange information through the JMC and otherwise as reasonably requested by the other Partnership Party with respect to Manufacturing activities with the Products conducted by each Party and their Affiliates (on behalf of such Partnership Party) in the U.S. Territory during the U.S. Territory Term. Kura and KKJP shall cooperate to exchange information through the JMC and otherwise as reasonably requested by the other Party with respect to Manufacturing activities with the Products conducted by each Party and their Affiliates and, in the case of KKJP, its Sublicensees. Such exchange shall include summaries of information relating to demand and supply of Product for use in Clinical Trials. For clarity, demand and supply of commercial Product shall be exchanged in accordance with the Commercial Supply Agreement. Upon Kura’s written request, KKUS and KKJP shall provide any additional data or information requested by Kura to the extent necessary to comply with the terms and conditions of the Michigan License and the MSK License.
3.6.
Joint Patent Committee.
(a)
Formation. Within [***] days after the Effective Date, the Parties shall establish a joint patent committee to oversee the patent strategy for the portfolio of Kura Product Patents and KKC Patents for the Products hereunder (the “JPC”). Unless otherwise agreed by the Parties, the JPC shall consist of an equal number of representatives of each Party. A Party may change one (1) or more of its JPC representatives from time to time in its sole discretion, effective upon written notice to the other Party of such change. A Party’s representatives to the JPC shall be such Party’s in-house intellectual property counsel or other designated person appointed by such Party (which may include a Party’s external patent counsel), and shall have authority within such Party’s organization with respect to Patent-related matters to enable such person to make decisions on behalf of the applicable Party with respect to the issues falling within the decision making authority of the JPC. The Alliance Managers will attend all meetings of the JPC as non-voting observers.
(b)
Role. Except as otherwise provided herein, the JPC shall:
(i)
coordinate and oversee the Patent Prosecution and enforcement of the Kura Product Patents and KKC Patents;
(ii)
coordinate and oversee the filing of Extensions for the Kura Patents and KKC Patents;
(iii)
serve as a forum for the exchange of information regarding the Patent Prosecution of Kura Product Patents or KKC Patents;
(iv)
serve as a forum for the exchange of information regarding the enforcement of a Kura Non-Product Patent with respect to a Product Infringement and of Ziftomenib Composition Patents in accordance with Section 12.4(d), and regarding the enforcement of a Kura Patent in accordance with Section 12.4(h);

(v)
determine whether a decision to abandon the Patent Prosecution of a Kura Product Patent or KKC Patent, or the enforcement of a Kura Product Patent with respect to a Product Infringement, is [***];
(vi)
serve as a forum for the exchange of information and review and discussion of intellectual property matters under this Agreement; and
(vii)
perform such other obligations as are expressly assigned to the JPC herein (or within the JSC’s responsibilities and allocated by the JSC), or otherwise agreed by the Parties in writing.
(c)
Decision-Making. All decisions of the JPC shall be made by unanimous vote, with Kura’s representatives collectively having one (1) vote and KKC’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JPC, the JPC cannot reach a decision as to such matter within [***] days after such matter was brought to the JPC for resolution, then [***].
3.7.
Limitation of Authority. Each Committee shall only have the powers expressly assigned to it in this ARTICLE 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; or (d) impose any other obligations on either Party without the prior written consent of such Party.
3.8.
Meetings. Each Committee shall hold meetings [***] (or at such frequency as mutually agreed by the Parties). Each Party may call additional ad hoc Committee meetings as the needs arise with reasonable advance notice to the other Party. Meetings of each Committee may be held in person, by audio or video teleconference. In-person Committee meetings shall be held at locations selected alternately by the Parties. Each Party shall be responsible for such Party’s expenses of participating in the Committee meetings. No action taken at any Committee meeting shall be effective unless at least one (1) representative of each Party is participating in such Committee meeting.
3.9.
Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants relevant to items on the issued agenda, in addition to its representatives, to attend a Committee meeting in a non‑voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.
3.10.
Discontinuation of Participation on a Committee. Each Committee shall continue to exist until the Parties mutually agreeing in writing to disband the Committee. In the event a Party has provided written notice as referred to in this Section 3.10, such affected Committee shall have no further force and effect or obligations under this Agreement but all decisions formerly made within or by such Committee shall become a decision as between the Parties.

ARTICLE 4

Development AND REGULATORY MATTERS
4.1.
Overview. Subject to the terms and conditions of this Agreement: (a) during the U.S. Territory Term, Kura shall lead the Development of the Compounds and the Products in the Field for the U.S. Territory (with input from KKC via the JSC and JDC), and the Parties shall Develop the Compounds and the Products in the Field in accordance with the Development Plan and Budget and (b) during the Ex-U.S. Territory Term, KKJP shall lead the Development of the Compounds and the Products in the Field for the Ex-U.S. Territory during the Ex-U.S. Territory Term in accordance with the Ex-U.S. Territory Development Plan, in each case as provided in this ARTICLE 4. For the avoidance of doubt, upon request by the other Party, each Party shall provide the other Party with necessary support for the Development of the Compounds and the Products in the Field as set forth in further detail hereunder.
4.2.
Development Plan and Budget. All Development of the Compound and Products in the Field in the Territory under this Agreement during the U.S. Territory Term that is designed to support Regulatory Approval in the U.S. Territory and is not specific to the Ex-U.S. Territory shall be conducted by or on behalf of Kura and KKC pursuant to a comprehensive written development plan and budget (as amended in accordance with this Agreement, the “Development Plan and Budget”); [***]. The Development Plan and Budget shall include: [***]. The cost of performing the activities set forth in the Development Plan and Budget shall be shared by Kura and KKUS in accordance with Section 4.9, provided, however, that if the need for a particular U.S. Territory activities are reasonably attributable to KKC, the allocation of such Development costs as between Kura and KKC shall be discussed between the Parties. As of the Effective Date, Kura and KKC have agreed to the initial Development Plan and Budget setting forth such Development activities as of the Effective Date until the end of 2028, attached hereto as Schedule 4.2(B), pursuant to which the Parties shall pursue Development of the Collaboration Indications. Following the Effective Date, Kura and KKC shall discuss and agree on, through the JDC, addenda to the Development Plan and Budget that are specific to Clinical Trials or Development activities, which shall set forth an allocation of time by such FTEs to be spent on such activities. If the terms of any Development Plan and Budget contradict, or create any inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern. In the event that Kura wishes to conduct additional Development activities relating to the Compound and Products in the U.S. Territory to support Regulatory Approval in the U.S. Territory, in each case that is not set forth in the Development Plan and Budget, including by enrolling additional patients or conducting additional Clinical Trials (including Combination Clinical Trials), in each case that is not a Mandatory Development Activity or an Expanded Indication Trial subject to Section 4.4(c) (such Development activities, “Discretionary Development Activities”), Kura and KKC shall discuss in good faith through the JSC regarding amendments to be made to the Development Plan and Budget accordingly. [***].
4.3.
Ex-U.S. Territory Development Plan. All Development of the Compound and Products in the Field under this Agreement during the Ex-U.S. Territory Term for the Ex-U.S. Territory for the region-specific Development activities which are not included in the Development Plan and Budget shall be conducted by or on behalf of KKJP (or any of its Affiliates or Sublicensees) pursuant to a comprehensive written development plan (as amended in accordance with this Agreement, the “Ex-U.S. Territory Development Plan”), [***]. The

Ex-U.S. Territory Development Plan shall include: [***]. In the event that region-specific Development activities related to chemistry, manufacturing and controls (such activities, “CMC Development Activities”) are required for the Ex-U.S. Territory, [***] will use Commercially Reasonable Efforts to conduct such region-specific CMC Development Activities upon agreement between the Parties, provided that [***] shall bear [***]% of such region-specific Development costs incurred [***] with respect to the performance of such CMC Development Activities; [***]. If the terms of any Ex-U.S. Territory Development Plan contradict, or create any inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern. Within [***] days following the Effective Date or such longer period as agreed to by the Parties, the Parties will discuss and agree to the initial Ex-U.S. Territory Development Plan. In the event that KKJP wishes to conduct additional Development activities relating to the Compound and Products in the Ex-U.S. Territory to support Regulatory Approval in the Ex-U.S. Territory, which are not set forth in the Ex-U.S. Territory Development Plan, including by enrolling additional patients or conducting additional Clinical Trials (including Combination Clinical Trials), in each case that is not an Expanded Indication Trial subject to Section 4.4(c) (such Development activities, “Ex-U.S. Discretionary Development Activities”), the Parties shall discuss in good faith through the JSC regarding amendments to be made to the Ex-U.S. Territory Development Plan accordingly. [***].
4.4.
Updates.
(a)
For each Calendar Year, Kura (with respect to the Development Plan and Budget during the U.S. Territory Term) or KKJP (with respect to the Ex-U.S. Territory Development Plan during the Ex-U.S. Territory Term) shall prepare updates and amendments, as appropriate, to the Development Plan and Budget and the Ex-U.S. Territory Development Plan, as applicable, on an annual basis (no later than [***] of the preceding Calendar Year), or more frequently as the Parties agree, provided that each of the Development Plan and Budget and Ex-U.S. Territory Development Plan shall always include the Development of Products for all Collaboration Indications. Such updated or amended Development Plan and Budget or Ex-U.S. Territory Development Plan shall cover the next [***] Calendar Years (but at minimum [***] in all cases, and additional periods as reasonably determined by the Parties). The relevant Parties shall submit all such updates and amendments to the JDC for review and discussion by the JDC and further approval by the JSC. Once approved by the JSC, each such updated or amended Development Plan and Budget or the Ex-U.S. Territory Development Plan, as the case may be, shall replace the prior Development Plan and Budget or the Ex-U.S. Territory Development Plan (as applicable). In addition, if KKUS exercises the Field Expansion Option, the Development Plan and Budget shall be amended to include the Development of Products for solid tumors and any Solid Tumor Indications that the Parties agree to Develop, including an amendment of the budget set forth therein with respect to such Development.
(b)
Notwithstanding anything to the contrary in this Agreement, [***].
(c)
If a Party desires to add an additional Global Clinical Trial or Local Clinical Trial that is (i) a Clinical Trial for an additional indication in the Field (each, an “Expanded Indication Trial”) (for clarity, an Expanded Indication Trial shall exclude any Mandatory Development Activities, Combination Clinical Trial, or Marketing Trial), (ii) a Combination Clinical Trial, or (iii) a Marketing Trial, such Party shall provide written notice to the JSC setting forth in reasonable detail the design of such Expanded Indication Trial, Combination Clinical Trial or Marketing Trial, as applicable, and the applicable budget therefor. The JSC shall review, discuss and determine whether to approve such Expanded Indication Trial, Combination Clinical Trial or Marketing Trial, subject to Sections 3.2(c) and Section 5.2.
(i)
With respect to any Combination Clinical Trial or Marketing Trial, the Parties shall discuss, through the JSC, any amendment of the Development Plan and Budget or U.S. Territory Commercialization Plan and Budget, as applicable, to include any Combination Clinical Trial or Marketing Trial that is a Global Clinical Trial or Local Clinical Trial in the U.S. Territory, and if the Partnership Parties agree on such amendment of the Development Plan and Budget or U.S. Territory Commercialization Plan and Budget, as applicable, then the Partnership Parties shall share (A) the Development Costs for the conduct of such Combination Clinical Trial in accordance with the amended Development Plan and Budget pursuant to Section 4.9; and (B) the Medical Affairs Costs for the conduct of such Marketing Trial in accordance with the amended U.S. Territory Commercialization Plan and Budget pursuant to Section 5.2. For clarity, if the Parties do not agree on such amendment, then [***].
(ii)
With respect to any Expanded Indication Trial, the Parties shall discuss, through the JSC, any amendment of the Development Plan and Budget to include any Expanded Indication Trial that is a Global Clinical Trial or Local Clinical Trial in the U.S. Territory, and if the Partnership Parties agree on such amendment of the Development Plan and Budget, then the Partnership Parties shall share the Development Costs for the conduct of such Expanded Indication Trial in accordance with the amended Development Plan and Budget pursuant to Section 4.9.
(iii)
Subject to Section 3.2(c)(iii)(2), if the JSC approves the conduct of any Expanded Indication Trial that is a Global Clinical Trial or Local Clinical Trial in the U.S. Territory, but the Parties cannot agree on the amendment of the Development Plan and Budget with respect thereto, then [***] (the “Developing Party”) [***].
(iv)
Subject to exercise of the Opt-In Right by KKUS or KKJP pursuant to Section 4.4(c)(v), if [***] is the Developing Party, (A) any data generated by or on behalf of [***] in the course of conducting such Expanded Indication Trial [***] shall be [***], (B) [***], and (C) if [***] obtains Regulatory Approval based on the results of such Expanded Indication Trial, then [***]. Subject to [***] Section 4.4(c)(v), if [***] is the Developing Party: (A) the Parties shall agree on, through the JSC, any activities to be conducted by [***], (D) if Regulatory Approval is obtained based on the results of such Expanded Indication Trial, then [***] and (E) the licenses granted to [***] under this Agreement by [***] shall be deemed to be expanded to cover such additional indication in the Expanded Indication Trial (including as necessary for the Development and Commercialization of the Product with respect to the additional indication). [***].
(v)
If Kura is the Developing Party and KKUS desires to share Net Sales of the Product based on Regulatory Approval for such Product based on the results of any Expanded Indication Trial, or if KKJP subsequently desires to use and/or reference the Kura Expanded Indication Trial Data for Regulatory Approval of any Product in the Ex-U.S. Territory, as applicable, KKUS or KKJP, as applicable, shall provide written notice to Kura. If KKUS is the Developing Party, and Kura desires to share Net Sales of the Product based on Regulatory Approval for such Product based on the results of any Expanded Indication Trial and include the KKUS Expanded Indication Trial Data within the licenses granted to Kura under Section 2.4(a), Kura shall provide written notice to KKUS or KKJP. The applicable

Developing Party hereby grants the non-Developing Party the right to make a one-time, non-refundable and non-creditable payment (“Opt-In Fee”) (provided that in case of subsection (2) below, [***] to obtain the applicable rights set forth in this Section 4.4(c)(v) (the “Opt-In Right”):
(1)
if the Expanded Indication Trial is a proof-of-concept Clinical Trial and not a Pivotal Clinical Trial, an amount equal to [***] percent ([***]%) of [***] costs actually incurred by the Developing Party in connection with, or reasonably allocable to, the conduct of such Expanded Indication Trial following notice provided by the Developing Party as set forth in Section 4.4(c) until the date the Opt-In Fee is paid; or
(2)
if the Expanded Indication Trial is a Pivotal Clinical Trial, an amount equal to [***] percent ([***]%) of [***] actually incurred by the Developing Party in connection with, or reasonably allocable to, the conduct of such Expanded Indication Trial following notice provided by the Developing Party as set forth in Section 4.4(c) until the date the Opt-In Fee is paid.

[***].

4.5.
Conduct of Development Activities.
(a)
U.S. Territory. Subject to Section 4.7, Kura shall lead the Development of the Compound and Products in the Field in the U.S. Territory during the U.S. Territory Term. Unless the Parties agree in writing upon an alternate allocation of responsibility, Kura and KKC shall have the rights and obligations with respect to the operational responsibilities under each Development Plan and Budget set forth in this Section 4.5, provided, however, that if the need for a particular U.S. Territory activities are reasonably attributable to KKC, the allocation of such Development costs as between Kura and KKC shall be discussed between the Parties. For each Global Clinical Trial and Local Clinical Trial for the U.S. Territory identified in the Development Plan and Budget, unless agreed otherwise by the Parties, except as provided in Section 4.4(b), as between the Parties, Kura shall be the sponsor of such Clinical Trial [***]. Without limiting the foregoing, Kura shall keep KKC reasonably updated throughout the U.S. Territory Term regarding material developments regarding the Development of the Compound and Products in the Field in the U.S. Territory and the conduct of Global Clinical Trial and Local Clinical Trials for the U.S. Territory. KKC shall have the right to attend and participate in key study meetings, including advisory boards, consultants’ meetings, investigator meetings, data safety monitoring board meetings, and meetings where data analysis and interpretation or changes to the Development Plan and Budget will be discussed and discussions on any significant issue that arises regarding the conduct or execution of the Development Plan and Budget. At the request of Kura, KKC shall provide Kura with necessary support, such as providing necessary Know-How, data or information Controlled by KKC for Kura to conduct such Development in the U.S. Territory, [***].
(b)
Ex-U.S. Territory. KKJP shall be responsible for the Development of the Compound and Products in the Field for the Ex-U.S. Territory during the Ex-U.S. Territory Term, including bearing all costs in connection therewith, and KKJP shall conduct Development activities for the Compound and Products assigned to it in accordance with the then-approved Ex-U.S. Territory Development Plan (including all associated timelines and the budget included therein); [***]. At the request of KKJP, Kura shall provide KKJP with necessary support, such as providing necessary Know-How, data or information Controlled by Kura (and, with respect to any other Know-How, data or information owned or controlled by

Kura’s CMO, using Commercially Reasonable Efforts to cause such CMOs to provide KKJP with such Know-How, data or information) for KKJP to conduct such Development in the Ex-U.S. Territory, in each case at KKJP’s cost. For clarity, subject to Section 4.4(b), [***]. KKJP shall keep Kura reasonably updated throughout the Ex-U.S. Territory Term regarding material developments regarding the Development of the Compound and Products in the Field in the Ex-U.S. Territory and the conduct of Local Clinical Trials for the Ex-U.S. Territory.
4.6.
Safety Reporting. The Parties will enter into a pharmacovigilance agreement with respect to Products (as amended in accordance with its terms, the “Pharmacovigilance Agreement”) within [***] days of the Effective Date (or such later date as mutually agreed by the Parties) to govern the establishment and maintenance of a global safety database inclusive of Adverse Events and safety reporting of Clinical Trials conducted by the Parties under the Development Plan and Budget and by KKC under the Ex-U.S. Territory Development Plan, as well as Adverse Events from post-marketing/commercial experience in their respective Territories. [***].
4.7.
Conduct of Regulatory Activities.
(a)
General. The Development Plan and Budget shall set forth the regulatory strategy for seeking Regulatory Approval of the Products in the Field globally, and the Ex-U.S. Territory Development Plan shall set forth the regulatory strategy for seeking Regulatory Approval of the Products in the Ex-U.S. Territory and shall be consistent with the global strategy set forth in the Development Plan and Budget. The Parties intend to and shall cooperate to maximize any Regulatory Exclusivity for the Products in the Territory to the extent permitted by Applicable Law.
(b)
Regulatory Responsibilities. Kura shall lead all regulatory activities necessary to obtain and maintain Regulatory Approval for the Products in the Field in the U.S. Territory and shall reasonably consider KKUS’s comments in good faith. Kura shall be solely responsible for preparing and filing all Regulatory Submissions, shall be the holder of all Regulatory Submissions and Regulatory Approvals and will have primary operational responsibility for interactions with Regulatory Authorities, including taking the lead role at all meetings with Regulatory Authorities, in each case in the Field in the U.S. Territory, subject to the right of KKUS to participate in such activities and provide input, which Kura will consider in good faith. KKJP shall have the sole authority to conduct all regulatory activities necessary to obtain and maintain Regulatory Approval for the Products in the Field in the Ex-U.S. Territory. KKJP shall be responsible for preparing and filing all Regulatory Submissions, shall be the holder of all Regulatory Submissions and Regulatory Approvals and will have primary operational responsibility for interactions with Regulatory Authorities, including taking the lead role at all meetings with Regulatory Authorities, in each case in the Field in the Ex-U.S. Territory, subject to the right of Kura to participate in such activities and provide input, which KKJP will consider in good faith. Subject to Section 4.7(d), the right of participation covers all regulatory activities, including development of regulatory strategy and review of Regulatory Submissions, attendance at all meetings with Regulatory Authorities that may potentially impact the Development of the Compound or Products hereunder or registration package for a particular Product hereunder, and review of outcomes of such meetings. Without limiting the foregoing, each Party shall reasonably cooperate with the other Party in connection with any activities or information that may be required by the other Party to obtain and maintain Regulatory Approvals for the Products in the Field for such other Party’s respective Territory [***].

(c)
Regulatory Authority Inspections. If a Regulatory Authority desires to conduct an inspection of a Party, its Affiliates, or its or their Subcontractors (including CMOs) relating to the Compounds or Products (or if such an inspection by a Regulatory Authority is required for the other Party to obtain Regulatory Approvals in the other Party’s territory), the audited Party shall promptly (no later than [***] days) notify the other Party thereof. Each Party shall permit Regulatory Authorities to conduct inspections or audits of: (i) it and its Affiliates and (ii) to the extent applicable as set forth under the applicable Quality Agreement, any other relevant agreement with its Subcontractors, or under ARTICLE 7, its or their Subcontractors (including CMOs) relating to the Compounds or Products (provided that, in the event that such inspections or audits are not permitted, such Party shall use Commercially Reasonable Efforts to obtain necessary consents to permit such inspections or audits). Unless prohibited by Applicable Law, each Party shall permit the other Party to attend and observe the aforementioned inspections or audits upon reasonable prior written notice (with respect to an audit of the first Party’s Subcontractor, to the extent applicable as set forth under the applicable Quality Agreement, any other relevant agreement with the first Party’s Subcontractors, or under ARTICLE 7; [***]. Each Party shall provide the other Party with a copy (or detailed written report) of any findings of a Regulatory Authority following any such regulatory audit or inspection that are communicated to the first Party by such Regulatory Authority and corresponding proposed responses, in each case, related to the Compounds or Products. In addition, in the event any such inspection could reasonably be expected to have an impact on the patient safety, efficacy or conduct of Clinical Trials of the Products, each Party shall, no later than [***] Business Days after the date of the receipt of any report or correspondence from the Regulatory Authority, provide to the other Party copies of the relevant inspection report or correspondence, to the extent applicable as set forth under the applicable Quality Agreement, any other relevant agreement with such Party’s Subcontractors, or under ARTICLE 7; [***]. Each Party will reasonably cooperate with the other Party in the preparation of any response to Regulatory Authorities and any corrective action plans. In the event that any Regulatory Authority desires to conduct an inspection or audit of a Party relating to the Compounds or Products, such as any pre-approval inspection, the other Party shall fully cooperate with such Party upon request in responding to such audit or inspection, including attending such audit or inspection if so requested by such Party, [***].
(d)
Review of Regulatory Submissions. Each Party shall notify the other Party of all Regulatory Submissions that it intends to make for Products in the Field in the U.S. Territory (for Kura) and in the Ex-U.S. Territory (for KKC) and shall provide such other Party with a copy (which may be wholly or partly in electronic form) of such Regulatory Submissions translated into English. The other Party shall have a period of (i) [***] days to review and comment on Regulatory Approval Applications, or (ii) [***] days to review and comment on other Regulatory Submissions (in each case, unless an earlier response is required by such applicable Regulatory Authority, in which case the Parties shall work in good faith to provide a response in such timeframe), and the submitting Party shall consider in good faith any such comments. Each Party shall provide the other Party reasonable advance notice of any scheduled meeting with any Regulatory Authority in its territory with respect to Products in the Field, and such other Party shall have the right to participate in any such meeting with the FDA or other applicable Regulatory Authority, to the extent permitted by Applicable Laws. Each Party shall also promptly furnish the other Party with copies of all material correspondence to or from, and minutes of material meetings with, any Regulatory Authority relating to Development of such Product in the Field.

4.8.
Right of Reference.
(a)
KKJP Grant. KKJP hereby grants to Kura the right of reference to all Regulatory Submissions pertaining to the Products in the Field in the Territory submitted by or on behalf of KKJP or any of its Affiliates (and all data contained or referenced therein), with the right to grant further rights of reference to Kura’s licensees with respect to Compound and Products in the Territory. Kura and its Affiliates (and any licensee to whom it may grant a further right of reference) may use the right of reference to KKJP’s Regulatory Submissions in the Field and Territory solely for [***].
(b)
Kura Grant. Kura hereby grants to KKC the right of reference to all Regulatory Submissions pertaining to the Products in the Field submitted by or on behalf of Kura or its Affiliates or licensees in the U.S. Territory (to the extent included in the definition of Kura Know-How) (and all data contained or referenced therein), as to the Kura Know-How contained therein, with the right to grant further rights of reference to Sublicensees. KKC and its Affiliates (and any Sublicensee to whom it may grant a further right of reference) may use such right of reference to Kura’s Regulatory Submissions in the Field and in their respective Territory solely for [***].
4.9.
Development Cost Sharing.
(a)
Development Costs. KKUS shall be responsible for fifty percent (50%) and Kura shall be responsible for fifty percent (50%) of all Shared Development Costs. KKJP shall be responsible for one hundred percent (100%) of Ex-U.S. Territory Development Costs. [***] neither KKUS nor Kura shall be permitted to recover Shared Development Costs in excess [***] percent ([***]%) of the amount allocated to such Party’s Development activities for such Calendar Year under the budget in the Development Plan and Budget [***]. For clarity, (i) Kura shall solely bear and be responsible for one hundred percent (100%) of the cost of the Excluded Development Activities and the Kura-Specific Development Activities and (ii) the Developing Party shall solely bear and be responsible for one hundred percent (100%) of the cost of the Expanded Indication Trial not included in the Development Plan and Budget. To the extent that Kura or KKUS incur any costs that would otherwise be considered a cost of any Excluded Development Activity, but such cost exceeds the costs set forth in the initial Development Plan and Budget, such cost shall be considered a Shared Development Cost under the updated Development Plan and Budget.
(b)
Development Cost Reconciliation.
(i)
Within [***] days after the end of each Calendar Quarter during the Calendar Years 2025 through 2028 [***], KKUS shall provide Kura with a written report of KKUS’s good faith estimate of the Development Costs incurred by it or its Affiliates with respect to the Excluded Development Activities.
(ii)
Within [***] days after the end of each Calendar Quarter during the Calendar Years 2025 through 2028 [***], each of Kura and KKUS shall provide the other Party with a reasonably detailed written report of the Development Costs incurred by it with respect to the Excluded Development Activities.
(iii)
Within [***] days after the end of each Calendar Quarter during [***] KKUS shall provide Kura with a written report of KKUS’s good faith estimate of the Shared Development Costs incurred by it or its Affiliates. Within [***] days after the end of each Calendar Quarter during [***] each of Kura and KKUS shall provide the other Party with a reasonably detailed written report of any Shared Development Costs in sufficient detail to permit the other Party to reasonably determine whether such costs were incurred in accordance with this Agreement, and such other information related thereto reasonably requested by the other Party; provided that, for clarity, [***]. Within [***] days after the end of each Calendar Quarter, Kura shall prepare a balancing statement for Shared Development Costs reconciling amounts due to be reimbursed to each of Kura or KKUS (such amounts to be reimbursed to KKUS to include, [***]. Promptly upon the preparation of such balancing statement, an invoice shall be prepared by Kura or KKUS, as applicable, to the extent the net amount of such reconciliation for Shared Development Costs is due to be reimbursed, setting forth such amount to be reimbursed, and the paying Party shall pay the undisputed portion of such invoice within [***] days after the receipt thereof. In the event of a dispute amount the amount owed as set forth in any such invoice, the Partnership Parties shall discuss in good faith, and if the Partnership Parties are unable to resolve such dispute through such discussions, such dispute shall be resolved in accordance with ARTICLE 14.
4.10.
Diligence and Standard of Conduct.
(a)
Each Party shall use Commercially Reasonable Efforts to conduct the Development activities allocated to such Party in the Development Plan and Budget (including all associated timelines and the budget included therein). Each Party shall provide reasonable cooperation to the other Party in the conduct of Development activities under each Development Plan and Budget.
(b)
KKC shall use Commercially Reasonable Efforts to conduct the Development activities in the Ex-U.S. Territory Development Plan (including all associated timelines included therein). Without limiting the foregoing, KKC shall use Commercially Reasonable Efforts to Develop the Products in the Ex-U.S. Territory, including to conduct such Development with the objective of achieving the Ex-U.S. Development Milestone Events in the Ex-U.S. Territory.
(c)
Each Party shall perform all Development activities in compliance with all Applicable Laws, including good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted.
4.11.
Development Reports. The status, progress and results of each Partnership Party’s Development activities conducted in the U.S. Territory during the U.S. Territory Term and KKJP’s Development activities conducted in the Ex-U.S. Territory during the Ex-U.S. Territory Term pursuant to this Agreement shall be discussed at meetings of the JDC. [***]. In addition, each of Kura, KKJP and KKUS (with respect to the activities under the Development Plan and Budget and in the Ex-U.S. Territory, as applicable) shall make available to the other Party such additional information about its Development activities with respect to the Compound and Products in the Field in the Territory as may be reasonably requested by the KKJP, KKUS or Kura from time to time, including any information requested by Kura necessary to comply with the terms and conditions of the Michigan License or MSK License. All updates and reports provided by a Party pursuant to this Section 4.11 shall be the Confidential Information of such Party.
4.12.
Records. Each Party (with respect to the activities under the Development Plan and Budget during the U.S. Territory Term) and KKJP (with respect to activities in the Ex-U.S. Territory during the Ex-U.S. Territory Term), shall maintain appropriate records in either tangible or electronic form of all significant Development, Manufacture [***], regulatory or Commercialization activities with respect to Products, in each case in accordance with its usual documentation and record retention practices. Each Party shall maintain such records during the Term and thereafter for a period of at least the longer of [***] years or such longer period as required by Applicable Law. Such records shall be in sufficient detail to properly reflect, in a good scientific manner, all significant work done, and the results of studies and trials undertaken and, further, shall be at a level of detail appropriate for patent and regulatory purposes. Each Party shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and national and international guidelines. Upon a Party’s reasonable request, the other Party shall, and shall cause its Affiliates and, in the case of KKC, Sublicensees, to provide to the first Party copies of and access to such records (including access to relevant databases, if any) of Development, packaging or labeling, Manufacture (in the case of KKC, after the Manufacturing Technology Transfer), regulatory and Commercialization activities to the extent necessary for the conduct of activities for which the requesting Party is responsible under this Agreement, including for regulatory and patent purposes. All records shall be maintained (and each Party shall cause its Sublicensees and Subcontractors to maintain) in accordance with the record retention practices and periods required under Applicable Law. To the extent consistent with Applicable Law and without limitation to each Party’s rights under this Agreement, each Party shall retain original copies of all records (including raw data) retained pursuant to this Section 4.12, and may only destroy such copies thereof after first notifying the other Party in writing and giving the other Party reasonably sufficient time to take over such original copies. All such records, reports, information and data of a Party provided to the other Party shall be the Confidential Information of the providing Party.
4.13.
Notification of Threatened Action. Each Party shall within [***] notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by any Third Party, which would reasonably be expected to affect the safety or efficacy claims of any Product or the continued marketing of any Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action with respect to the Territory.
4.14.
Product Withdrawals and Recalls.
(a)
U.S. Territory. If any Regulatory Authority (i) threatens, initiates or advises any action to remove any Product from the market in the Field in the U.S. Territory or (ii) requires or advises either Partnership Party or its Affiliates to distribute a “Dear Doctor” letter or its equivalent regarding use of such Product in the Field in the U.S. Territory, then KKUS or Kura, as applicable, shall notify the other Partnership Party of such event within [***] Business Days (or sooner if required by Applicable Laws) after such Partnership Party becomes aware of the action, threat, advice or requirement (as applicable). The JSC will discuss and attempt to agree upon whether to recall or withdraw a Product in the Field in the U.S. Territory; provided, however, that if the Parties fail to agree within an appropriate time period, [***]. Any recall expenses with respect to Products within the U.S. Territory shall be treated as Shared Commercial Costs except to the extent that the recall or withdrawal is attributable to the negligence or willful misconduct of a Partnership Party in which event (A) such Partnership Party shall bear such costs for which it is responsible and (B) such costs shall not be included in Shared Commercial Costs. Kura shall indemnify KKUS and its Affiliates for any Losses incurred by KKUS or its Affiliates in connection with any Claims to the extent arising from Kura’s decision not to recall or withdraw a Product in the Field in the U.S.

Territory notwithstanding KKUS’s or its Affiliates’ request to recall or withdraw such Product in the Field in the U.S. Territory.
(b)
Ex-U.S. Territory. If any Regulatory Authority (i) threatens, initiates or advises any action to remove any Product from the market in the Field in the Ex-U.S. Territory or (ii) requires or advises a Party or its Affiliates or Sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of such Product in the Field in the Ex-U.S. Territory, then KKC or Kura, as applicable, shall notify the other Party of such event within [***] Business Days (or sooner if required by Applicable Laws) after such Party becomes aware of the action, threat, advice or requirement (as applicable). The JSC will discuss and attempt to agree upon whether to recall or withdraw a Product in the Field in the Ex-U.S. Territory; provided, however, that if the Parties fail to agree within an appropriate time period, [***]. KKC shall be responsible, at its sole expense, for conducting any recalls or taking such other necessary remedial action in the Ex-U.S. Territory [***]. KKC shall indemnify Kura and its Affiliates for any Losses incurred by Kura or its Affiliates in connection with any Claims to the extent arising from KKC’s decision not to recall or withdraw a Product in the Field in the Ex-U.S. Territory notwithstanding Kura’s or its Affiliates’ request to recall or withdraw such Product in the Field in the Ex-U.S. Territory.
(c)
Notification to MSK. If KKC, as applicable, is the subject of a demand, notice, inquiry, or inspection report by a Governmental Authority in relation to any Product in the Field that (i) [***], (ii) [***], (iii) [***], or (iv) [***], then KKC shall notify Kura without delay and provide to Kura all information necessary to satisfy its obligation under the MSK License.
4.15.
Development of Next-Gen Compounds. For clarity, as between the Parties, Kura shall retain the sole right to Develop, Manufacture, Commercialize and otherwise Exploit Next-Gen Compounds and products containing any Next-Gen Compound (excluding, for clarity, the Product), subject to Section 2.7(c). Notwithstanding the foregoing, [***].
ARTICLE 5

U.S. Territory Commercialization
5.1.
Commercialization in the U.S. Territory. Subject to the remainder of this ARTICLE 5, and any applicable Co-Promotion Agreement between the Partnership Parties, Kura shall have the sole right and responsibility for (a) Commercializing the Products in the Field in the U.S. Territory during the U.S. Territory Term, including [***]; and (b) all decisions for all Commercialization activities relating to the Products in the U.S. Territory, including negotiations with relevant governmental authorities or agencies and managed care organizations regarding price and reimbursement status.
5.2.
U.S. Territory Commercialization Plan and Budget. All Commercialization of the Products in the Field in the U.S. Territory under this Agreement during the U.S. Territory Term shall be conducted by or on behalf of Kura and KKC pursuant to a comprehensive written commercialization plan and budget (as updated from time to time, a “U.S. Territory Commercialization Plan and Budget”). The U.S. Territory Commercialization Plan and Budget will include: [***] (such budget included in the U.S. Territory Commercialization Plan and Budget, as updated from time to time, the “Commercial Budget”). Within [***] days following the Effective Date, Kura and KKC will discuss and agree on the initial U.S. Territory Commercialization Plan and Budget. As of the Effective Date, Kura and KKC have agreed to an initial startup budget for Commercialization activities for the initial [***] day period, as set forth in Schedule 5.2, which shall be effective until the initial U.S. Territory Commercialization Plan and Budget is agreed to by Kura and KKC. Kura shall use Commercially Reasonable Efforts to Commercialize the Products in the U.S. Territory in accordance with the U.S. Territory Commercialization Plan and Budget, as such U.S. Territory Commercialization Plan and Budget may be updated or amended in accordance with Section 5.3, provided that if [***] desires to increase its Commercialization efforts beyond the scope of activities set forth in the U.S. Territory Commercialization Plan and Budget, or to conduct any Medical Affairs activities (including Marketing Trials) (“Discretionary Commercialization or Medical Affairs Activities”), then [***] shall have the right to conduct such Discretionary Commercialization or Medical Affairs Activities at its cost (provided that, [***]). KKC shall use Commercially Reasonable Efforts to perform all activities allocated to it in the U.S. Territory in accordance with the U.S. Territory Commercialization Plan and Budget. If the terms of any U.S. Territory Commercialization Plan and Budget contradict, or create any inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern. In addition, the Partnership Parties shall discuss and agree on, through the JCC, addenda to the U.S. Territory Commercialization Plan and Budget, which shall set forth an allocation of time by the Partnership Party’s FTEs to be spent on such activities.
5.3.
Amendments to U.S. Territory Commercialization Plan and Budget. Kura shall update the U.S. Territory Commercialization Plan and Budget [***] and the JCC will review and discuss and approve for submission to the JSC, and the JSC will review, discuss and determine whether to approve, such updates. The JCC shall provide an updated U.S. Territory Commercialization Plan and Budget for each Product [***]. In addition, the JCC shall prepare [***] and provide to the JSC for approval an updated U.S. Territory Commercialization Plan and Budget. Such amended U.S. Territory Commercialization Plan and Budget shall cover the next Calendar Year and the applicable Commercial Budget shall appropriately itemize the costs separately for each Product. The JCC may prepare amendments to the U.S. Territory Commercialization Plan and Budget from time to time during the Calendar Year in order to reflect changes in such U.S. Territory Commercialization Plan and Budget for such Calendar Year. JSC approval of each U.S. Territory Commercialization Plan and Budget, or any amendment thereto shall not be required except where the total aggregate Commercial Budget for a Calendar Year included in such updated U.S. Territory Commercialization Plan and Budget exceeds the total aggregate Commercial Budget for such Calendar Year in the then-current U.S. Territory Commercialization Plan and Budget by more than [***] percent ([***]%). Any amended or updated U.S. Territory Commercialization Plan and Budget shall become effective on the date approved by the JSC (or such other date as the JSC shall specify, or where applicable, when the Executive Officers so approve).
5.4.
Commercialization Reports. Kura shall keep the JCC reasonably informed regarding the progress and results of Commercialization activities for Products in the U.S. Territory, [***].
5.5.
Co-Promotion by KKC. KKC shall have the right and responsibility to Co-Promote each Product set forth in the U.S. Territory Commercialization Plan and Budget in the U.S. Territory in accordance with an agreed Co-Promotion Agreement. With respect to each Product, no later than [***] months prior to the Anticipated Approval Date for such Product, KKC shall provide written notice to Kura and elect a percentage of Detailing for such Product in the U.S. Territory, which percentage in each Co-Promotion Agreement in the U.S. Territory shall be no less than [***] percent ([***]%) and shall not exceed [***] percent ([***]%) of all

Details of such Product in the U.S. Territory for any applicable period. Within [***] days following the Effective Date, the Partnership Parties shall discuss in good faith and agree on a co-promotion agreement with respect to Products, which agreement shall be consistent with the principles set forth in Schedule 5.5 and shall include such terms and conditions as are customary for agreements of such type as agreed by the Partnership Parties (each as amended from time to time, a “Co-Promotion Agreement”). If the terms of the Co-Promotion Agreement contradict, or create any inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern. [***]. Except for the conduct of Detailing pursuant to a Co-Promotion Agreement with respect to a Product in the U.S. Territory, KKC and its Affiliates shall not market, promote or otherwise Commercialize any Product in the U.S. Territory.
5.6.
Breaches by Co-Promotion Personnel. If either Party becomes aware of a failure to comply with Applicable Law or the terms of this Agreement by any member of such Party’s contractors or other personnel employed as part of its sales force or medical liaisons (collectively, “Co-Promotion Personnel”), such Party shall promptly, but no later than [***] days after it becomes aware, notify the other Party of such violation and, as promptly as possible thereafter, notify the other Party of the steps it has taken or intends to take to remediate such violation. If either Party has a reasonable basis for believing any member of the other Party’s Co-Promotion Personnel has violated any Applicable Laws, or failed to comply with this Agreement, then such Party may notify the other Party of the alleged violation and the other Party shall promptly investigate the matter and, if the allegation turns out to be true, such Party shall take the appropriate remedial action. Subject to the foregoing, each Party shall be solely responsible for taking any disciplinary actions in connection with the performance of such Party’s Co-Promotion Personnel. If, at any time, either Party has any other compliance-related concerns regarding the performance of any of Co-Promotion Personnel, such Party shall notify the other Party of such concerns in writing and Kura and KKC shall discuss and use good faith efforts resolve such matters.
5.7.
Independent Co-Promotion Personnel. Each Party acknowledges and agrees that all of the members of the its Co-Promotion Personnel are employees or contractors of such Party or its Affiliates and are not, and are not intended to be treated as, employees or contractors of the other Party or any of its Affiliates, and that such individuals are not, and are not intended to be, eligible to participate in any benefits programs or in any “employee benefit plans” (as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) that are sponsored by the other Party or any of its Affiliates or that are offered from time to time by the other Party or its Affiliates to their own employees. All matters of compensation, benefits and other terms of employment for any member of each Party’s Co-Promotion Personnel shall be solely a matter between such Party and such individual. Neither Party shall be responsible to the other Party or to any member of the other Party’s Co-Promotion Personnel for any compensation, expense reimbursements or benefits (including vacation and holiday remuneration, healthcare coverage or insurance, life insurance, severance or termination of employment benefits, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including unemployment and disability insurance contributions or benefits and workmen’s compensation contributions or benefits) that may be imposed upon or be related to the performance by the other Party or such individuals of this Agreement, all of which shall be the sole responsibility of the other Party, even if it is subsequently determined by any Governmental Authority that any such individual may be an employee or a common law employee of the such Party or any of its Affiliates or is otherwise entitled to such payments and benefits.

5.8.
Compliant Purpose. Neither Party shall be required to perform any obligation under this Agreement or in the U.S. Territory Commercialization Plan and Budget, or use any promotional materials or otherwise engage in any activity, [***], that such obligation, use of promotional materials or other activity (a) violates any Applicable Law, or (b) violates a written corporate policy of such Party (provided that no corporate policy should be drafted or maintained in a manner to defeat or frustrate the other Party from receiving the benefits to which it is entitled under the Agreement). Each Party shall promptly notify the other Party if and when it formulates such a belief and the Parties shall discuss, in good faith, how best to alter the relevant obligation, promotional material or other activity so that it does not have the effect described in item (a) or (b) above.
5.9.
Diligence. Each Partnership Party shall use Commercially Reasonable Efforts to carry out the tasks assigned to it under the U.S. Territory Commercialization Plan and Budget in compliance with all Applicable Laws.
ARTICLE 6

Ex-U.S. Territory COMMERCIALIZATION
6.1.
Overview. The Parties agree that the Commercialization of Products in the Field in the Ex-U.S. Territory during the Ex-U.S. Territory Term will be conducted as provided in this ARTICLE 6 under the oversight of the JCC and the JSC. KKJP shall have the sole right and the sole operational and financial responsibility for Commercializing Products in the Ex-U.S. Territory during the Ex-U.S. Territory Term in accordance with this Agreement and as provided in this ARTICLE 6. [***].
6.2.
Ex-U.S. Territory Commercialization Plan. KKJP shall Commercialize Products in the Field in the Ex-U.S. Territory pursuant to the Ex-U.S. Territory Commercialization Plan, [***].
6.3.
Commercialization Costs. KKJP shall be solely responsible for one hundred percent (100%) of all costs and expenses incurred by or on behalf of KKJP and its Affiliates in the Commercialization of Products in the Field in the Ex-U.S. Territory.
6.4.
Sales and Distribution. KKJP, itself or through its Affiliates, shall be solely responsible for handling all returns, recalls, order processing, invoicing and collection, distribution, and receivables for Products in the Ex-U.S. Territory, [***].
6.5.
Commercialization Reports. KKJP shall keep the JCC reasonably informed regarding the progress and results of Commercialization activities for the Compound and Products in the Ex-U.S. Territory, including an annual review of results versus plans. Without limiting the foregoing, KKJP shall provide all such information to the JCC as is reasonably necessary for Kura to comply with its annual reporting obligations following First Commercial Sale under the MSK License, as more fully described in [***] the MSK License.
6.6.
Promotion. KKJP, itself or through its Affiliates or Sublicensees, shall be solely responsible for promotion and the conduct of medical support and patient advocacy activities with respect to Products in the Field in the Ex-U.S. Territory.
6.7.
Diligence. KKJP shall use Commercially Reasonable Efforts to Commercialize at least one (1) Product in each country in the Ex-U.S. Territory after obtaining Regulatory Approval therefor in such country.

ARTICLE 7

MANUFACTURING
7.1.
Kura’s Manufacturing Responsibilities.
(a)
Subject to the terms of this ARTICLE 7, Kura shall be solely responsible (itself or through its Affiliate or CMO) for the Manufacture of the Products for Development and Commercialization by the Partnership Parties, KKJP and their Affiliates and KKJP’s Sublicensees in the Territory. Kura shall manufacture the Products for use in the U.S. Territory in accordance with the requirements of the Bayh-Dole Act solely to the extent applicable to Kura’s Manufacture of the Products. Kura shall provide the Product in accordance with the applicable Quality Agreement, Clinical Supply Agreement or the Commercial Supply Agreement. For the delivery of the Product in the Ex-U.S. Territory, [***]. If the Parties identify any necessary changes to the manufacturing process or specifications applicable to the Manufacture of Product by Kura’s CMO that are required by KKJP for the Ex-U.S. Territory, then on a country-by-country basis, [***].
(b)
Kura and KKJP (with respect to the Ex-U.S. Territory) shall enter into a clinical supply agreement, which shall define supply conditions of the Product, Compound, placebo, reference standard or other related materials which shall be used for KKJP’s Development activities within the Ex-U.S. Territory within [***] days following the Effective Date or such longer period as agreed by the applicable Partnership Parties or Parties (as amended from time to time, the “Clinical Supply Agreement”). The Clinical Supply Agreement would set forth terms including, but not limited to, [***]. The shelf life for such initial supply of the clinical Product shall be at least [***] years from receipt by KKJP. Quantities of an initial supply of the Product from Kura to KKJP for the Development shall be agreed in Schedule 7.1(b).
(c)
Kura and KKUS may also enter into a clinical supply agreement, which shall define supply conditions of the Product, Compound, placebo, reference standard or other related materials which shall be used for KKUS’s Development activities as part of a Global Clinical Trial for which KKUS shall be the sponsor as agreed upon by the Parties under the Development Plan and Budget (as amended from time to time, the “Global Clinical Supply Agreement”). The Global Clinical Supply Agreement would set forth terms including, but not limited to, delivery terms, supply price, and shelf life.
(d)
Kura and KKJP shall enter into a supply agreement for the Products or Compound for Commercialization in Ex-U.S. Territory (the “Commercial Supply Agreement”, and together with the Clinical Supply Agreement and the Global Clinical Supply Agreement, the “Supply Agreement”). The Commercial Supply Agreement shall define terms including, but not limited to delivery terms [***].
(e)
In the event of any issues arising during manufacturing at Kura’s CMO, Kura shall promptly provide written notice to KKC and shall use Commercially Reasonable Efforts to resolve these issues. [***].
(f)
In connection with each Supply Agreement, the applicable parties to the respective Supply Agreements shall enter into quality agreements (e.g., a clinical quality agreement (“Clinical Quality Agreement”) and a commercial quality agreement (“Commercial Quality Agreement”), or a single quality agreement as may be agreed upon by the Parties) governing quality-related aspects of Manufacture and supply of Products (the Clinical Quality Agreement and the Commercial Quality Agreement, collectively, or, in the alternative, if a single quality agreement is entered into, such agreement, in each case as amended from time to time, the “Quality Agreement”). The Clinical Quality Agreement shall be agreed by Kura and KKJP within [***] days of the Effective Date. If the terms of the Supply Agreement or Quality Agreement contradict, or create any inconsistencies or ambiguities with, the terms of this Agreement, then [***].
(g)
Kura shall fully cooperate with KKC in complying with the requirements of the Bayh-Dole Act, including requesting waivers where KKC determines to do so, to the extent such requirements are applicable.
(h)
[***].
(i)
Each of the Supply Agreements, and the Quality Agreements shall be consistent with Kura’s agreements with its applicable CMOs, provided that upon KKC’s request to amend any terms of such agreement to the extent applicable to the Manufacture and supply of Product to KKC, Kura shall use Commercially Reasonable Efforts to amend the applicable terms of Kura’s agreements with the applicable CMOs, [***].
7.2.
Records Retention. Kura will, and will ensure that its Affiliates, and its and their Subcontractors, including the CMOs, will, keep and maintain in good scientific manner complete, appropriate and accurate records in sufficient detail to verify compliance with its obligations under this Agreement. Without limiting Kura’s information security obligations under this Agreement, Kura will maintain, [***], all records in its possession, custody or control in commercially reasonable secure and suitable facilities and ensure that such facilities (and the records stored at such facilities) are (in the context of a regulatory audit permitted under this Agreement) reasonably accessible to KKC (or its appointed auditor) to comply with Applicable Laws or requirements by Regulatory Authorities in the Ex-U.S. Territory.
7.3.
Manufacturing Technology Transfer. At any time during the Ex-U.S. Territory Term, if KKC notifies Kura in writing that it wishes to Manufacture the Products for Commercialization in the Ex-U.S. Territory, at KKC’s sole cost, Kura shall, (a) transfer all Know-How within the Kura Manufacturing Technology to a CMO designated by KKC and reasonably acceptable to Kura (such CMO, including KKC’s Affiliates a “KKC CMO”), (b) provide any and all necessary assistance to such KKC CMO in connection with the obligation set forth in the foregoing subclause (a), and (c) coordinate with Kura’s Subcontractor to supply materials to KKC that are necessary for the Manufacture of the Product but which KKC is unable to itself obtain (clauses (a), (b) and (c), the “Manufacturing Technology Transfer”). If KKC requires access to any Confidential Information of any CMO of Kura in order to comply with Applicable Law in the Ex-U.S. Territory and Kura’s existing agreement with its CMO does not permit such disclosure to KKC, [***]. For the purpose of avoidance doubt, KKC shall be entitled to have Manufacturing Technology Transfer of the Product, which shall include [***]. The Parties shall agree in good faith on a written Manufacturing Technology Transfer plan defining the scope, timeline and conditions of the Manufacturing Technology Transfer. In the event that KKC reasonably and in good faith determines [***] the documents and data previously delivered in order to remedy the identified deficiencies. [***].
7.4.
KKC’s Manufacturing Responsibilities. Following the completion of the activities set forth in the Manufacturing Technology Transfer plan, including KKC’s obtaining of relevant Regulatory Approvals necessary for such Manufacture, KKC shall be solely responsible (itself or through its Affiliate or CMO) for the Manufacture of the Products for Development and Commercialization in the Ex-U.S. Territory pursuant to this Agreement, including responsibility for obtaining all licenses or other authorizations for the importation of all quantities of the Products.
7.5.
Allocation of Manufacturing Costs in the Territory.
(a)
[***] the Fully Burdened Manufacturing Costs for Manufacturing the Products for the U.S. Territory that are included in Shared Development Costs or Shared Commercial Costs.
(b)
The supply price for the Compound, the Products and the placebo for the purpose of Development activities that are specific for the Ex-U.S. Territory (including preclinical studies and CMC development) shall be [***] percent ([***]%) of the Fully Burdened Manufacturing Costs therefor, and the supply price for the Compound and Products for Commercialization for the Ex-U.S. Territory shall be [***] percent ([***]%) of the Fully Burdened Manufacturing Costs therefor.
ARTICLE 8

Payments and Milestones
8.1.
Upfront Payments.
(a)
In partial consideration of the licenses and rights granted by Kura to KKUS hereunder for the U.S. Territory, KKUS shall pay to Kura a one-time, irrevocable, non-refundable, non-creditable amount of [***] Million U.S. Dollars ($[***]) (the “KKUS Upfront Payment”) on or before [***] after KKUS’s receipt of an invoice for such amount from Kura which invoice shall be sent from Kura to KKUS on or after the Effective Date.
(b)
In partial consideration of the licenses and rights granted by Kura to KKJP hereunder for the Ex-U.S. Territory, KKJP shall pay to Kura a one-time, irrevocable, non-refundable, non-creditable amount of [***] Million U.S. Dollars ($[***]) (the “KKJP Upfront Payment”) on or before [***] after KKJP’s receipt of an invoice for such amount from Kura which invoice shall be sent from Kura to KKJP on or after the Effective Date.
8.2.
Development Milestone Payments in the U.S. Territory.
(a)
When a Product first achieves the events set forth below (each such event, a “U.S. Development Milestone Event”), Kura shall submit an invoice to KKUS for the corresponding milestone payment, and KKUS shall pay to Kura the following one-time, irrevocable, non-refundable, non-creditable milestone payments (each such payment, a “U.S. Development Milestone Payment”) within [***] days after the receipt of an invoice, which invoice shall be sent from Kura to KKUS on or after the achievement of each applicable U.S. Development Milestone Event.

U.S. Development Milestone Events	U.S. Development Milestone Payments
[***]	$[***]

U.S. Development Milestone Events	U.S. Development Milestone Payments
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
Total U.S. Development Milestone Payments	$[***]

(b)
For the avoidance of doubt, (i) each U.S. Development Milestone Payment shall be payable on the first occurrence of the corresponding U.S. Development Milestone Event for a Product, and (ii) no U.S. Development Milestone Payments would be due for subsequent or repeated achievements of the same U.S. Development Milestone Event, whether by the same Product or a different Product.
(c)
With respect to each indication and country or region, if any milestone event in the table above has not been achieved at the time of achievement of a milestone event having a higher number than a skipped milestone event, then each such skipped milestone event shall be deemed achieved at the time of achievement of the higher number milestone event for the same indication and in the same country or region.

8.3.
Development Milestone Payments in the Ex-U.S. Territory.
(a)
When a Product first achieves the events set forth below (each such event, an “Ex-U.S. Development Milestone Event”), KKJP shall notify Kura in writing within [***] Business Days upon achievement of each Ex-U.S. Development Milestone Event. After receipt of such notice, Kura shall submit an invoice to KKJP for the corresponding milestone payment, and KKJP shall pay to Kura the following one-time, irrevocable, non-refundable, non-creditable milestone payments (each such payment, an “Ex-U.S. Development Milestone Payment”) within [***] days after the receipt of such invoice.

Ex-U.S. Development Milestone Events	Ex-U.S. Development Milestone Payments
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
Total Ex.-U.S. Development Milestone Payments	$[***]

(b)
For the avoidance of doubt, (i) each Ex-U.S. Development Milestone Payment shall be payable on the first occurrence of the corresponding Ex-U.S. Development Milestone Event for a Product, and (ii) no Ex-U.S. Development Milestone Payments would be due for subsequent or repeated achievements of the same Ex-U.S. Development Milestone Event, whether by the same Product or a different Product.
(c)
With respect to each indication and country or region, if any milestone event in the table above has not been achieved at the time of achievement of a milestone event having a higher number than a skipped milestone event, then each such skipped milestone event shall be deemed achieved at the time of achievement of the higher number milestone event for the same indication and in the same country or region.
8.4.
Additional Development Milestones for Solid Tumors in the U.S. Territory.
(a)
If KKUS exercises the Field Expansion Option pursuant to Section 2.8(b), when a Product first achieves the events set forth below for a Solid Tumor Indication (each such event, a “U.S. Solid Tumor Development Milestone Event”), Kura shall submit an invoice to KKUS with respect to the corresponding milestone payment, and KKUS shall pay to Kura the following one-time, irrevocable, non-refundable, non-creditable milestone payments (each, a “U.S. Solid Tumor Development Milestone Payment”) within [***] days after the receipt of such invoice.

U.S. Solid Tumor Development Milestone Events	U.S. Solid Tumor Development Milestone Payments
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
Total U.S. Solid Tumor Development Milestone Payments	$[***]

(b)
For the avoidance of doubt, (i) each U.S. Solid Tumor Development Milestone Payment in this Section 8.4 shall be payable on the first occurrence of the corresponding U.S. Solid Tumor Development Milestone Event for a Product, and (ii) no U.S. Solid Tumor Development Milestone Payments would be due for subsequent or repeated achievements of the same U.S. Solid Tumor Development Milestone Event, whether by the same Product or a different Product.
(c)
With respect to each indication and country or region, if any milestone event in the table above has not been achieved at the time of achievement of a milestone event having a higher number than a skipped milestone event, then each such skipped milestone event shall be deemed achieved at the time of achievement of the higher number milestone event for the same indication and in the same country or region.
8.5.
Additional Development Milestones for Solid Tumors in the Ex-U.S. Territory.
(a)
If KKJP exercises the Field Expansion Option pursuant to Section 2.8(b), when a Product first achieves the events set forth below for a Solid Tumor Indication (each such event, an “Ex-U.S. Solid Tumor Development Milestone Event”), KKJP shall notify Kura in writing within [***] Business Days. After receipt of such notice, Kura shall submit an invoice to KKJP for the corresponding milestone payment, and KKJP shall pay to Kura the following one-time, irrevocable, non-refundable, non-creditable milestone payments (each, an “Ex-U.S. Solid Tumor Development Milestone Payment”) within [***] days after the receipt of such invoice.

Ex-U.S. Solid Tumor Development Milestone Events	Ex-U.S. Solid Tumor Development Milestone Payments
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
Total Ex-U.S. Solid Tumor Development Milestone Payments	$[***]

(b)
For the avoidance of doubt, (i) each Ex-U.S. Solid Tumor Development Milestone Payment in this Section 8.5 shall be payable on the first occurrence of the corresponding Ex-U.S. Solid Tumor Development Milestone Event for a Product, and (ii) no Ex-U.S. Solid Tumor Development Milestone Payments would be due for subsequent or repeated achievements of the same Ex-U.S. Solid Tumor Development Milestone Event, whether by the same Product or a different Product.
(c)
With respect to each indication and country or region, if any milestone event in the table above has not been achieved at the time of achievement of a milestone event having a higher number than a skipped milestone event, then each such skipped milestone event shall be deemed achieved at the time of achievement of the higher number milestone event for the same indication and in the same country or region.
8.6.
Commercial Milestone Payments in the Ex-U.S. Territory.
(a)
KKJP shall pay to Kura the following one-time, irrevocable, non-refundable, non-creditable milestone payments (each such payment, an “Ex-U.S. Commercial Milestone Payment”). KKJP shall notify Kura in writing within [***] days after the end of the Calendar Quarter in which the aggregate annual Net Sales of all Products in the Ex-U.S. Territory in a Calendar Year first achieves or exceeds the total annual threshold set forth below (each such event, an “Ex-U.S. Commercial Milestone Event”). Kura shall submit an invoice to KKJP for the corresponding milestone payment, and KKJP shall make the payment within [***] days after the receipt of such invoice.

Ex-U.S. Commercial Milestone Event	Ex-U.S. Commercial Milestone Payment
Annual Net Sales of all Products in the Ex-U.S. Territory first equal or exceed $[***]	$[***]
Annual Net Sales of all Products in the Ex-U.S. Territory first equal or exceed $[***]	$[***]
Annual Net Sales of all Products in the Ex-U.S. Territory first equal or exceed $[***]	$[***]

Ex-U.S. Commercial Milestone Event	Ex-U.S. Commercial Milestone Payment
Annual Net Sales of all Products in the Ex-U.S. Territory first equal or exceed $[***]	$[***]
Maximum Ex-U.S. Commercial Milestone Payments	$[***]

(b)
For the avoidance of doubt (i) each Ex-U.S. Commercial Milestone Payment shall be payable on the first occurrence of the corresponding Ex-U.S. Commercial Milestone Event, and (ii) no Ex-U.S. Commercial Milestone Payments would be due for subsequent or repeated achievements of the same Ex-U.S. Commercial Milestone Event. If aggregate annual Net Sales of all Products in the Ex-U.S. Territory in a given Calendar Year equal or exceed more than one (1) applicable threshold, then all corresponding Ex-U.S. Commercial Milestone Payments that have not been previously paid shall be payable.
8.7.
Royalties in the Ex-U.S. Territory.
(a)
Royalty Payment. During the Royalty Term, KKJP shall pay to Kura tiered royalties as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated Net Sales of Products in the Ex-U.S. Territory in a Calendar Year, on a Product-by-Product basis (a “Royalty Payment”). The tiered royalty rates on Net Sales shall be as set forth below:

For that portion of annual Net Sales of a Product in the Ex-U.S. Territory in a Calendar Year	Royalty Rate
Less than or equal to $[***]	[***]%
Greater than $[***]and less than or equal to $[***]	[***]%
Greater than $[***]and less than or equal to $[***]	[***]%
Greater than $[***]	[***]%

(b)
Royalty Term. The Royalty Payments payable under this Section 8.7 shall be payable on a Product-by-Product and country-by-country basis in the Ex-U.S. Territory from the first occurrence of Net Sales of the applicable Product in such country in the Ex-U.S. Territory until the latest of: (i) the date of expiration of the last-to-expire Valid Claim in such country that Covers the composition of matter, pharmaceutical composition, Manufacture, use or sale of such Product (or the Compound contained therein) in such country that such Product is Manufactured or sold; (ii) the expiration of the Regulatory Exclusivity for such Product in such country; and (iii) ten (10) years after the date of the First Commercial Sale of such Product in such country (the “Royalty Term”).
(c)
Royalty Reductions.
(i)
During the Royalty Term for a Product in a country in the Ex-U.S. Territory, subject to Section 8.7(c)(iv), the royalty rate applicable to Net Sales of such Product in such country shall be reduced by [***] percent ([***]%) after the expiration of the last-to-expire Valid Claim in such country.

(ii)
During the Royalty Term for a Product in a country in the Ex-U.S. Territory, subject to Section 8.7(c)(iv), the royalty rate applicable to Net Sales of such Product in such country shall be reduced by [***] percent ([***]%) starting from the Calendar Quarter in which Generic Competition with respect to such Product occurs in such country.
(iii)
If KKJP reasonably determines in good faith after advice of counsel that it is necessary for KKJP to obtain a license under any Patents owned or controlled by a Third Party in order to manufacture or Commercialize the Product in the Field in the Ex-U.S. Territory and enters into such a license in accordance with Section 2.12(b), then subject to Section 8.7(c)(iv), KKJP shall have the right to deduct, from the Royalty Payment that would otherwise have been due pursuant to this Section 8.7, an amount equal to [***] percent ([***]%) of the royalties paid by KKJP to such Third Party pursuant to such license on account of the sale of such Product in the Field in the Ex-U.S. Territory; provided that prior to entering into such license, KKJP shall provide Kura with the opportunity to review such Patents owned or controlled by such Third Party. Within [***] days following the execution of any such Third Party license, KKJP shall provide Kura with a true and complete copy of such Third Party license.
(iv)
In no event shall the operation of Section 8.7(c)(i) through 8.7(c)(iii), individually or in combination, reduce the royalties payable by KKJP to Kura with respect to the Net Sales of any Product in any country in the Ex-U.S. Territory in any Calendar Quarter to an amount less than [***] percent ([***]%) of the amount that would otherwise have been due pursuant to Section 8.7(a) with respect to such Net Sales; provided that any such reduction not taken fully as a result of the application of this section may be carried forward and applied against future royalties [***].
(d)
Royalty Reports. Following the First Commercial Sale of a Product for which Royalty Payments are due pursuant to this Section 8.7, and continuing for so long as any Royalty Payments are due hereunder:
(i)
KKJP shall, within [***] days after the end of each Calendar Quarter, provide Kura with a good faith estimate of the Royalty Payments due for such Calendar Quarter.
(ii)
KKJP shall, within [***] days after the end of each Calendar Quarter, provide Kura with a royalty report (in a template agreed to by the Parties) showing, on a country-by-country basis in the Ex-U.S. Territory:
(1)
the Net Sales of each Product sold by KKJP, its Affiliates and Sublicensees during such Calendar Quarter reporting period;
(2)
the Royalty Payments in U.S. Dollars which shall have accrued hereunder with respect to such Net Sales, with supporting calculations showing the applicable royalty rate applied and any royalty reduction taken; and
(3)
the rate of exchange with supporting calculations, determined in accordance with Section 8.9(b), used by KKJP in determining the amount of U.S. Dollars payable hereunder.
(e)
Royalty Invoicing. After the receipt of each royalty report provided by KKJP under Section 8.7(d) above, Kura shall issue to KKJP an invoice for the amount of

Royalty Payment set forth therein. KKJP shall pay to Kura the Royalty Payment for each Calendar Quarter within [***] days after the receipt of the invoice from Kura. If no Royalty Payments is due for any Calendar Quarter following commencement of the reporting obligation, KKJP shall so report.
8.8.
U.S. Territory Profit-or-Loss.
(a)
Profit-or-Loss Share. During the Share Period for a Product, the Partnership Parties shall share in Profit-or-Loss for such Product according to each such Partnership Party’s Share Percentage; provided, however, that with respect to any Shared Commercial Costs incurred prior to the Share Period, the Parties shall share such costs in accordance with the below provisions; provided that the Shared Commercial Revenue shall be considered zero during such period.
(b)
Profit-or-Loss Statement. The reporting and determination of the Profit-or-Loss shall be governed by a statement (the “Profit-or-Loss Statement”) to be prepared by Kura and submitted to KKUS. Such Profit-or-Loss Statement shall be prepared and delivered consistent with the provisions of this Section 8.8 and all other relevant terms and conditions of this Agreement.
(c)
Reporting on Shared Commercial Revenue. Kura shall report to KKUS and to the JCC, Shared Commercial Revenue in the following manner:
(i)
Within [***] days after the end of each Calendar Quarter, Kura shall report Shared Commercial Revenue for each Product in the U.S. Territory for the preceding Calendar Quarter; and
(ii)
Within [***] days after the end of the fourth Calendar Quarter of each Calendar Year, Kura shall report Shared Commercial Revenue for each Product accrued in the U.S. Territory for the preceding Calendar Year.
(d)
Forecasts
(i)
Kura shall provide a long-term forecast of Shared Commercial Revenue covering at least next [***] years [***].
(ii)
Kura shall provide a short-term forecast of Shared Commercial Revenue covering the [***].
(e)
Shared Commercial Costs.
(i)
Each Partnership Party shall provide the other Party and the JCC with a report of such Party’s Shared Commercial Costs incurred (each, a “Shared Commercial Cost Report”) setting forth such Party’s Shared Commercial Costs and showing each specific type of cost included in the definition of Shared Commercial Costs separately and the project relating to each such cost, if applicable, in the following manner.
(1)
Within [***] days after the end of each Calendar Quarter, each Partnership Party shall provide its good faith estimate of the Shared Commercial Costs incurred by such Partnership Party in the U.S. Territory for the preceding Calendar Quarter. Within [***] days after the end of each Calendar Quarter, each Partnership Party shall provide a Shared Commercial Cost Report setting forth an itemized list, with reasonable details and amounts for each such item (including, with respect to Kura, any royalties on Net Sales paid by Kura under the Michigan License or under the MSK License), such Party’s Shared Commercial Costs in the U.S. Territory for the preceding Calendar Quarter.
(2)
Within [***] days after the end of the fourth Calendar Quarter of each Calendar Year, each Partnership Party shall provide its good faith estimate of the Shared Commercial Costs incurred by such Partnership Party in the U.S. Territory for the preceding Calendar Year. Within [***] days after the end of the fourth Calendar Quarter of each Calendar Year, each Partnership Party shall provide a Shared Commercial Cost Report setting forth such Party’s Shared Commercial Costs in the U.S. Territory for the preceding Calendar Year.
(ii)
Each such Shared Commercial Cost Report shall be delivered in a mutually agreed electronic format to the extent possible or in hard copy form. Each Shared Commercial Cost Report shall be treated as Confidential Information of the reporting Partnership Party and, subject to Applicable Laws, shall not be disclosed to Third Parties without such Partnership Party’s prior written approval or direction; provided, however, that either Partnership Party may disclose such information as permitted by ARTICLE 9. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent a Partnership Party from using the data in any Shared Commercial Cost Reports in connection with its compliance with its price reporting obligations under Applicable Laws (provided, however, that each Partnership Party shall use commercially reasonable efforts to protect Confidential Information of the other Partnership Party).
(iii)
The Profit-or-Loss Statement shall include Shared Commercial Costs; provided that total actual Shared Commercial Costs for the year to date have not exceeded the Shared Commercial Costs within the then-current Commercial Budget for such Calendar Year by more than [***] percent ([***]%) for the Calendar Year to date. If actual Shared Commercial Costs exceeded Shared Commercial Costs within the then-current Commercial Budget for such Calendar Year by more than [***] percent ([***]%) for the Calendar Year to date [***].
(iv)
The actual accumulated amount of Shared Commercial Costs that exceeded the then-current Commercial Budget for any year by more than [***] percent ([***]%) and are borne [***].
(v)
The Shared Commercial Costs included in the Profit-or-Loss Statement and submitted by each of Kura or KKUS, as applicable, shall not be duplicative of one another or of other expenses already deducted from Net Sales due to earlier submissions by that Partnership Party, and all such Shared Commercial Costs shall be incurred pursuant to and consistent with the U.S. Territory Commercialization Plan and Budget.
(vi)
[***].
(f)
Determination of Profit-or-Loss. Within [***] days following the end of each of the first three (3) Calendar Quarters and [***] days following the end of the fourth Calendar Quarter, Kura shall determine and allocate Profit-or‑Loss, according to the Profit‑or‑Loss Statement to be approved by the JCC. Reconciling payments under this Section 8.8(f) shall be made within [***] days of receipt of the Profit-or-Loss Statement. In the event of a dispute amount the amount owed as set forth in any Profit-or-Loss Statement, the Partnership Parties shall discuss in good faith, and if the Partnership Parties are unable to resolve such dispute through such discussions, such dispute shall be resolved in accordance with ARTICLE 14.
8.9.
Payment.
(a)
Mode of Payment. All payments to be made under this Agreement shall be made in U.S. Dollars and shall be paid by electronic transfer in immediately available funds to such bank account in the United States as is designated in writing by the Party entitled to payment. All payments shall be free and clear of any transfer fees or charges. [***].
(b)
Currency Exchange Rate. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars for calculating Net Sales in a Calendar Quarter (for purposes of both the royalty calculation and whether a Net Sales milestone has been achieved) shall be made in a manner consistent with KKC’s standard conversion procedures and methodology, in each case consistently applied in accordance with Accounting Standards.
(c)
Payment Timeline. Except as otherwise provided in this Agreement, all payments to be made by one Party to the other Party under this Agreement shall be due within [***] days following such Party’s receipt of an invoice from the other Party. For clarity, any invoice provided by Kura under this Agreement that are substantially in the form of the invoice attached hereto as Schedule 8.9(c), shall be deemed acceptable to KKUS or KKJP, as applicable.
8.10.
Audits.
(a)
Record Retention. Each Party shall keep, and shall require its Affiliates and, in the case of KKC, its Sublicensees to keep (all in accordance with the Accounting Standards), for a period not less than [***] years from the end of the Calendar Year to which they pertain, complete and accurate records (including all Shared Commercial Cost records) in sufficient detail to determine the payments due and costs incurred under this Agreement, including the Royalty Payments and Profit-or-Loss payments.
(b)
Auditing of Records. Upon the written request of a Party, the Party or its Affiliate that is obligated to make a payment or has incurred costs used in calculating any payment under this Agreement (the “Audited Party”) shall permit, and shall cause its Affiliates and, in the case of KKC as the Audited Party, its Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by the other Party (the “Auditing Party”) and reasonably acceptable to the Audited Party, at the Auditing Party’s expense, to have access during normal business hours to such records of the Audited Party or its Affiliates as may be reasonably necessary to verify the accuracy of the payments due and costs incurred hereunder for any Calendar Year ending not more than [***] years prior to the date of such request. These rights with respect to any Calendar Year shall terminate [***] years after the end of any such Calendar Year and shall be limited to once each Calendar Year (provided that the foregoing frequency limit shall not apply if the Auditing Party has cause). The Auditing Party shall provide the Audited Party with a copy of the accounting firm’s written report within [***] days of the Auditing Party’s receipt of such report. If such accounting firm concludes that there was an underpayment of any payment due to the Auditing Party or an overstatement of the costs incurred by the Audited Party, then the Audited Party shall pay the amount of the payment due or excess costs reported within [***] days of the date the Auditing Party delivers to the Audited Party such accounting firm’s written report so concluding. If such accounting firm concludes that an overpayment was made, then such overpayment shall be credited against any future payment due to the Auditing Party hereunder (if there is no future payment due, then the Auditing Party shall promptly refund such overpayment to the Audited Party). If such accounting firm concludes that there were costs incurred by the Audited Party in excess of those reported, then the Audited Party shall include the amount of such excess costs in the next report of such costs. The Auditing Party shall bear the full cost of such audit unless such audit discloses that the additional payment payable by the Audited Party or overstatement of costs by the Audited Party for the audited period is more than [***] percent ([***]%) of the amount otherwise paid or reported for that audited period, in which case the Audited Party shall pay the reasonable fees and expenses charged by the accounting firm unless the reason for such difference was a miscalculation on the part of the Auditing Party.
(c)
Confidentiality of Records. The Auditing Party shall treat all financial information subject to review under this Section 8.10 in accordance with the confidentiality provisions of ARTICLE 9, and, prior to commencing such audit, shall cause its accounting firm to enter into a confidentiality agreement with the Audited Party obligating it to treat all such financial information in confidence pursuant to such confidentiality provisions. Such accounting firm shall not disclose the Audited Party’s Confidential Information to the Auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the Audited Party or the amount of payments to or by the Audited Party under this Agreement.
(d)
Audit of Sublicensees. Each of KKUS and KKJP shall include in each relevant sublicense granted by it a provision requiring any Sublicensee to maintain records of sales of Products made pursuant to such sublicense, and to grant access to such records by an accounting firm to the same extent and under the same obligations as required of KKUS and KKJP under this Agreement. Kura shall advise KKUS or KKJP, as applicable, in advance of each audit of any such Sublicensee either by Kura or its designated auditor under the terms of such Sublicensee agreement. Kura shall provide KKUS or KKJP, as applicable, with a summary of the results received from the audit and, if KKUS or KKJP, as applicable, so requests, a copy of the audit report. The costs of such audit shall be allocated in the manner in Section 8.10(b) treating such Sublicensee as the Audited Party.
8.11.
Interest. Each Party shall pay interest on any amounts overdue under this Agreement at a per annum rate of [***]; provided, however, that in no case shall such interest rate exceed the highest rate permitted by Applicable Laws. [***].
8.12.
Taxes.
(a)
Taxes. Except as otherwise provided in this Section 8.12, each Party will pay any and all Taxes levied on account of all payments it receives under this Agreement. The Parties shall cooperate in accordance with Applicable Laws to minimize transfer, documentary, sales, use, stamp, consumption, goods and services, VAT or other similar taxes (each, an “Indirect Tax”) in connection with this Agreement.
(b)
Withholding Taxes. The Parties shall cooperate with one another and use reasonable efforts to avoid or reduce Tax withholdings or similar obligations in respect of the payments made hereunder. If Applicable Laws require that Taxes be withheld with respect to any payments under this Agreement (the “Withholding Taxes”), prior to making such payment the payor will: (a) timely provide a prior written notice to the payee of the amounts subject to deduction or withholding, and the legal basis therefore; (b) reasonably cooperate with the payee in identifying any forms, certificates or other items that are necessary in order to reduce or eliminate such Withholding Taxes; and (c) provide the payee a reasonable opportunity to furnish such forms, certificates or other items that would reduce or eliminate such Withholding Taxes. Subject to the provisions of the Tax Appendix, in the event there is no applicable bilateral income tax treaty, or if an applicable bilateral income tax treaty does not eliminate such Withholding Taxes, the payor will: (x) deduct those Withholding Taxes from the remittable payment, (y) pay the Withholding Taxes to the proper taxing authority, and (z) send an official tax receipt or other reasonably available proof of payment of such Withholding Taxes to the payee on a reasonable and timely basis following that payment. Each Party agrees to cooperate with the other Parties in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement, Applicable Law, or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such Withholding Taxes to the extent possible in compliance with Applicable Laws.
(c)
Cooperation. The Parties shall use reasonable efforts to provide any tax form that may be reasonably necessary in order to reduce or avoid Withholding Tax under an applicable bilateral income tax treaty. KKJP shall provide to Kura a valid and properly completed IRS Form W-8BEN-E and KKUS shall provide to Kura a valid and properly completed IRS Form W-9 in each case on or prior to the Effective Date. Kura shall provide to KKUS a properly completed IRS Form W-9, and shall provide to KKJP a valid Form 6166 in each case on or prior to the Effective Date.
(d)
Assignment. If the paying Party (or its assignee pursuant to Section 15.3) is required by Applicable Law to withhold Taxes in respect of payments made under this Agreement, and to the extent such withholding obligation arises or is increased solely as a result of any unilateral action by the paying Party or its Affiliates after the Effective Date (other than any action at the request or direction of the payee or contemplated by this Agreement), including without limitation, an assignment, transfer or other disposition of some or all of its rights and obligations under this Agreement to any Person, there is a Change of Control of the paying Party, there is a change in the entity making payments under this Agreement, a failure of the paying Party to comply with Applicable Laws or payments arise or are deemed to arise through a branch of the paying Party (each, a “Withholding Tax Action”) then, notwithstanding anything to the contrary herein, any amount payable by the paying Party or the paying Party’s assignee or transferee under this Agreement shall be increased to take into account such increased Withholding Taxes as may be necessary so that, after making all required withholdings (including any withholdings on additional amounts), the payee (or its assignee pursuant to Section 15.3) receives an amount equal to the amount that it would have received had no such Withholding Tax Action occurred and it shall be a condition precedent to any such assignment, transfer or disposal that such assignee or transferee shall assume the withholding and payment obligations as set forth in this Section 8.12.
(e)
Indirect Taxes. Notwithstanding anything to the contrary in this Agreement, all amounts stated herein are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any payments under this Agreement, the applicable paying Party shall pay such Indirect Taxes at the applicable rate in respect of any such payments following the receipt of a valid invoice.
(f)
Foreign Derived Intangible Income and Other Tax Benefit. KKC and Kura shall use commercially reasonable efforts to provide, and to cause its respective Affiliates, Subcontractors, sub-licenses, customers and applicable Third Parties to provide, any information and documentation in its possession that is reasonably requested by the other Party to obtain the benefits of (i) Section 250 of the Internal Revenue Code of 1986, as amended and the applicable Treasury Regulations and/or (ii) any other relevant Tax legislation that could provide a material Tax benefit to Kura or KKC.
8.13.
Intended Tax Treatment.
(a)
The Parties intend that the activities and transactions contemplated by (i) the Development Plan and Budget and the allocation hereunder of Shared Development Costs, (ii) the Commercialization and Medical Affairs activities and related activities in the U.S. Territory and the allocations hereunder of the Profit-or-Loss (including for clarity, the U.S. Territory Commercialization Plan and Budget and the allocation hereunder of Shared Commercial Costs), and (iii) any other activities identified in the Tax Appendix (or as subsequently agreed among the Parties in accordance with the provisions of the Tax Appendix) give rise to a deemed partnership for U.S. federal (and applicable state and local) income tax purposes solely between Kura and KKUS (the “Collaboration Partnership”) commencing as of the Effective Date, and that the provisions set forth in Schedule 8.13 (the “Tax Appendix”) shall govern the agreement of the Parties with respect to the U.S. federal income tax (and, to the extent relevant, applicable U.S. state and local tax) matters set forth therein, including the Partnership Parties’ agreement as to tax matters pertaining to the Collaboration Partnership.
(b)
The Parties intend that for U.S. federal income tax purposes that the provisions in this Agreement that constitute the Collaboration Partnership as described in clause (a), shall be treated as described in the Tax Appendix (the “Intended Tax Treatment”). The Parties agree for all applicable U.S. federal, state and local income tax purposes to report the transactions contemplated by this Agreement in a manner consistent with the Intended Tax Treatment unless otherwise required by Applicable Laws.
8.14.
Tax Representations and Covenants.
(a)
KKC represents and warrants and covenants as applicable, to Kura that:
(i)
Neither KKJP nor KKUS is or has ever been a partner in a partnership or a deemed partnership for applicable United States federal income tax purposes that in any way involves or relates to the Products, intellectual property rights or any other matters governed by this Agreement;
(ii)
KKUS shall be the sole KKC entity that is the economic and beneficial owner of all payments of Profit-or-Loss pursuant to Section 8.8 of this Agreement for United States federal income tax purposes;
(iii)
KKJP and KKUS and their Affiliates will conduct any intercompany arrangements on an arm’s-length basis including without limitation the Cost Sharing Agreement pursuant to which any intellectual property or other rights deemed contributed to the Collaboration Partnership (other than intellectual property or other rights deemed contributed by Kura) shall be deemed contributed by KKUS;
(iv)
The Cost Sharing Agreement shall be effective as of the Effective Date and complies in all respects with the requirements of Section 482 of the Code and the regulations promulgated thereunder. Pursuant to the Cost Sharing Agreement, KKUS is the beneficial owner of the intellectual property rights for the U.S. Territory that are relevant to the Collaboration Partnership;
(v)
KKJP is a tax resident of Japan and no other jurisdiction and KKUS is a tax resident of the United States and no other jurisdiction;
(vi)
KKC does not own any stock or securities of Kura;
(vii)
KKC shall not transfer, sell, contribute, assign or otherwise alter the legal or beneficial ownership of the intellectual property or other economic rights deemed contributed to the Collaboration Partnership or otherwise take any action that is inconsistent with the Intended Tax Treatment or that could reasonably be expected to cause an adverse tax effect to Kura or any of its Affiliates, or adversely alter the economic position of Kura or any of its Affiliates with respect to, the Collaboration Partnership or alter the Tax Appendix, without the prior written consent of Kura; and
(viii)
KKC shall not change the U.S. income tax classification, the tax domicile, tax residence, entity type or form or take any similar action with respect to KKUS that could change the tax classification or tax residence of KKUS (or otherwise cause KKUS to cease to be treated as a partner of the Collaboration Partnership for applicable tax purposes), and otherwise shall at all times cause KKUS to continue to be a domestic-U.S. entity that is taxable as a corporation for United States federal income tax purposes.
(b)
Kura represents and warrants, and covenants as applicable, to KKC that:
(i)
As of the Effective Date, Kura does not have any subsidiaries;
(ii)
Kura is a tax resident of the United States and no other jurisdiction;
(iii)
Kura has never been a partner in a partnership or a deemed partnership for applicable United States federal income tax purposes that in any way involves or relates to the Products, intellectual property rights or any other matters governed by this Agreement;
(iv)
Kura shall not transfer, sell, contribute, assign or otherwise alter the legal or beneficial ownership of the intellectual property or other economic rights deemed contributed to the Collaboration Partnership or otherwise take any action that is inconsistent with the Intended Tax Treatment or that could reasonably be expected to cause an adverse tax effect to KKC or any of its Affiliates, or adversely alter the economic position of KKC or any of its Affiliates with respect to, the Collaboration Partnership or alter the Tax Appendix, without the prior written consent of KKUS;
(v)
Kura shall not change the U.S. income tax classification, the tax domicile, tax residence, entity type or form or take any similar action with respect to Kura that could change the tax classification or tax residence of Kura (or otherwise cause Kura to cease to be treated as a partner of the Collaboration Partnership for applicable tax purposes), and otherwise shall at all times cause Kura to continue to be a domestic-U.S. entity that is taxable as a corporation for United States federal income tax purposes; and

(vi)
Kura and its Affiliates will conduct any intercompany arrangements on an arm’s-length basis.
8.15.
Blocked Currency. If by Applicable Laws in a country in the Territory, conversion into U.S. Dollars or transfer of funds of a convertible currency to the United States becomes materially restricted, forbidden or substantially delayed, then the Party obligated to make a payment under this Agreement shall promptly notify the Party entitled to receive such payment and, thereafter, amounts accrued in such country or region under this ARTICLE 8 shall be paid to such receiving Party (or its designee) in such country or region in local currency by deposit to an escrow account in a local bank designated by such receiving Party and to the credit of such receiving Party, unless the Parties otherwise agree.
ARTICLE 9

Confidentiality; Publication
9.1.
Nondisclosure Obligation. During the Term and for a period of ten (10) years thereafter, the Receiving Party shall keep confidential, shall not publish, make available or otherwise disclose to any Third Party, and shall not use for any purpose, other than as expressly provided for in this Agreement or any other written agreement between the Parties, any of the Disclosing Party’s Confidential Information, without the express prior written consent of the Disclosing Party; provided that with respect to any Confidential Information that the Disclosing Party specifically identifies to the Receiving Party in writing constitutes a trade secret under Applicable Law, the obligations of non-disclosure and non-use in this Section 9.1 shall survive for so long as such Confidential Information constitutes a trade secret under Applicable Law. The Receiving Party shall exercise at least the same degree of care it would exercise to protect its own proprietary information (and in no event less than a reasonable standard of care) to maintain the confidentiality of the Disclosing Party’s Confidential Information. If the Receiving Party becomes aware of any loss or unauthorized acquisition, access, encryption, use, disclosure or other Processing of the Disclosing Party’s Confidential Information, it shall notify the Disclosing Party without undue delay.
9.2.
Exceptions. Notwithstanding the foregoing, the confidentiality and non-use obligations under Section 9.1 shall not apply with respect to any information that the Receiving Party can show by competent written evidence:
(a)
was already known to the Receiving Party at the time it was disclosed to the Receiving Party by the Disclosing Party without an obligation of confidentiality and not through a prior disclosure by the Disclosing Party;
(b)
was or becomes generally known to the public through no act or omission of the Receiving Party in violation of the terms of this Agreement;
(c)
was lawfully received by the Receiving Party from a Third Party without restriction on its disclosure and without, to the reasonable knowledge of the Receiving Party, a breach by such Third Party of an obligation of confidentiality to the Disclosing Party or any other Third Party; or
(d)
was independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party, as demonstrated by the Receiving Party’s written records contemporaneously maintained with such development.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features or disclosures are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

9.3.
Permitted Disclosures. Notwithstanding the provisions of Section 9.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)
exercising the Receiving Party’s rights or performing its obligations under this Agreement or any other written agreement between the Parties, provided that the Receiving Party uses efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts;
(b)
prosecuting or defending litigation as permitted by this Agreement;
(c)
complying with applicable court orders, Applicable Law, or the listing rules of any exchange on which the Receiving Party’s securities are traded, including under the Physician Payment Sunshine Act and related requirements (for clarity, the Parties agree that such Confidential Information may include without limitation payments, or other transfers of value, made on behalf or at the request of a Party to physicians, teaching hospitals, and other persons or entities that are the subject of Applicable Laws, and each Party further agrees to promptly respond to, and cooperate with, the reasonable requests of the other Party regarding collection of information regarding and compliance with Applicable Laws);
(d)
disclosure in regulatory or security filings that the Receiving Party has the right to make under this Agreement, provided that the Receiving Party uses efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts;
(e)
disclosure (i) to the Receiving Party’s Affiliates, officers, directors, employees, agents, consultants or independent contractors, including licensees, sublicensees, Subcontractors (including, in the case of KKC, KKC’s CMOs or potential CMOs), who need to know the Confidential Information in connection with exercising rights or performing obligations as contemplated by this Agreement or any other written agreement between the Parties or (ii) solely to the extent necessary to comply with its obligations under an Upstream Agreement, including in the case of Kura, to comply with its obligations under the Michigan License or MSK License, provided that, in each case of clause (i) and (ii), any such Persons to whom disclosure is made are bound by confidentiality and non-use obligations with respect to such Confidential Information consistent with those set forth herein and the Receiving Party shall remain responsible for the compliance by such Persons with such confidentiality and non-use obligations; and
(f)
disclosure to actual or prospective Third Party investors, collaborators or acquirors in connection with bona fide due diligence or similar investigation by such Third Parties, solely for the purpose of conducting such due diligence and evaluating or carrying out a business relationship with the disclosing Party or any of its Affiliates; provided, in each case, that any such Third Party agrees to be bound by reasonable obligations or confidentiality and non-use and the Receiving Party shall remain responsible for the compliance by such Third Party with such confidentiality and non-use obligations.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 9.3(b) or (c), it will, except where impracticable, (i) give reasonable advance notice to the Disclosing Party of such required disclosure, (ii) use efforts to secure confidential treatment of such Confidential Information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (iii) cooperate with any lawful efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to contest such disclosure, to obtain a protective order for such Confidential Information required to be disclosed, or to secure other confidential treatment of such Confidential Information. Disclosure by the Receiving Party of the Disclosing Party’s Confidential Information in accordance with any of the foregoing provisions of this Section 9.3 will not, in and of itself, cause the information so disclosed to cease to be treated as Confidential Information under this Agreement, except to the extent that, by virtue of disclosure by the Receiving Party in full compliance with this Section 9.3, such information becomes generally known or available. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of the Disclosing Party’s Confidential Information hereunder.

9.4.
Publications. The Parties shall jointly discuss and develop a global publication strategy for the publication of scientific papers, abstracts, meeting presentations and other disclosure of the results of the Clinical Trials (including post-approval clinical studies) carried out pursuant to this Agreement in the Field in the Territory (the “Global Publication Strategy”) (such Global Publication Strategy to be reviewed and approved by the JDC), taking into consideration (a) the Parties’ interest in publishing the results for the Compound and Products being Developed or Commercialized under this Agreement in order to obtain peer review of results and conclusions, recognition within the scientific community and to advance the state of scientific knowledge, and (b) the need to protect Confidential Information, intellectual property rights and other business interests of the Parties. Subject to the foregoing and except for disclosures permitted in accordance with Section 9.3, each Party will have the right to publish any academic, scientific, or medical publications, presentations, or data (collectively, “Publications”) for the Compounds and Products in such Party’s Territory, provided that (i) any such Publication is consistent with the Global Publication Strategy approved by the JDC and (ii) for any Publication, the publishing Party will deliver to the other Party and the JDC a copy of the proposed Publication at least [***] days prior to submission of such Publication. The reviewing Party, through the JDC, will have the right to (A) propose modifications to the publication or presentation for patent reasons, trade secret reasons or commercial implications or to remove Confidential Information of the reviewing Party or its Affiliates, and the publishing Party will remove all Confidential Information of the reviewing Party if requested by the reviewing Party and otherwise use good faith efforts to reflect such Party’s reasonable comments, or (B) request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay to enable the reviewing Party to file patent applications as permitted under Section 12.3 protecting such Party’s right in such information, then the publishing Party will delay such submission or presentation for a period of [***] days (or such shorter period as may be agreed by the Parties). With respect to any proposed publications or disclosures by investigators or academic or non‑profit collaborators, such materials will be subject to review under this Section 9.4 to the extent that KKC or Kura, as the case may be, has the right and ability to do so (after using Commercially Reasonable Efforts to obtain such right and ability). All Publications relating to any Product will be prepared, presented, and published in accordance with pharmaceutical industry quality standards being documented, auditable and compliant with Good Publication Practice, International Committee of Medical Journal Editors and the Global Publication Strategy.
9.5.
Publicity; Use of Names.
(a)
The Parties have agreed upon the content of a joint press release that will be issued substantially in the form attached hereto as Schedule 9.5, and the Parties will coordinate the issuance of such press release promptly upon execution and delivery of this Agreement. Except to the extent already disclosed in a press release or other public communication issued in accordance with this Agreement, no public announcement concerning this Agreement, its subject matter or the transactions described herein will be made, either directly or indirectly, by either Party or its Affiliates, except as may be required by Applicable Law (including disclosure requirements of the SEC), judicial order, or stock exchange or quotation system rule without first obtaining the approval of the other Party and agreement upon the nature, text and timing of such announcement, which approval and agreement will not be unreasonably withheld or delayed. The Party desiring to make any such voluntary public announcement will provide the other Party with a written copy of the proposed announcement in reasonably sufficient time prior to public release to allow the other Party to comment upon such announcement prior to public release. In the case of press releases or other public communications required to be made by Applicable Law, judicial order or stock exchange or quotation system rule, the Party making such press release or public announcement will provide to the other Party a copy of the proposed press release or public announcement in written or electronic form upon such advance notice as is practicable under the circumstances for the purpose of allowing the notified Party to review and comment upon such press release or public announcement. Under such circumstances, the releasing Party will not be obligated to delay making any such press release or public communication beyond the time when the same is required to be made. Neither Party will be required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 9.5; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.
(b)
Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, provided that any such public statement or press release: (i) is not inconsistent with prior public disclosures or public statements made in accordance with Section 9.5 or as permitted by Section 9.3; and (ii) does not reveal (A) information regarding the terms of this Agreement that have not previously been disclosed in accordance with Section 9.5 or as permitted by Section 9.3 or (B) the other Party’s Confidential Information.
(c)
The Parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, to the extent such Party determines, on the advice of legal counsel, that disclosure is reasonably necessary to comply with Applicable Law, including disclosure requirements of the SEC, or with the requirements of any stock exchange on which securities issued by a Party or its Affiliates are traded, and provided, further, that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.
9.6.
Equitable Relief. Each Party acknowledges that its breach of this ARTICLE 9 may cause irreparable harm to the other Party, which may not be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this ARTICLE 9 by the other Party.
9.7.
Prior Confidentiality Agreement. As of the Effective Date, the terms of this ARTICLE 9 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement.
ARTICLE 10

Representations, Warranties, and Covenants
10.1.
Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:
(a)
it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;
(b)
it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;
(c)
it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
(d)
this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;
(e)
it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement; and
(f)
all consents, approvals and authorization from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with execution of this Agreement or to grant the rights licensed or purported to be licensed hereunder have been obtained.
10.2.
Additional Representations and Warranties of Kura. Kura represents and warrants to KKC as of the Effective Date that:

(a)
Kura has the right under the Kura Technology to grant the licenses to KKC as purported to be granted pursuant to this Agreement;
(b)
Schedule 1.175 sets forth a complete and accurate list all Kura Patents Controlled by Kura as of the Effective Date (other than any Patents that are licensed to Kura by a Third Party service provider or general vendor and are not material and not necessary to the Development, Manufacture or Commercialization of a Product in the Field in the Territory), and to Kura’s knowledge, no other Patent owned or Controlled by Kura discloses or claims, generically or specifically, a Compound as of the Effective Date, [***]. To Kura’s knowledge, the claims included in any issued Kura Product Patent are valid, subsisting and in full force and effect as of the Effective Date;
(c)
except for the Ziftomenib Composition Patents and the MSK Patents and except as otherwise set forth on Schedule 10.2(c), Kura is the sole and exclusive owner of all of the Kura Patents existing as of the Effective Date (other than any Patents that are licensed to Kura by a Third Party service provider or general vendor and are not material and not necessary to the Development, Manufacture or Commercialization of a Product in the Field in the Territory) and is listed in the records of the appropriate U.S. or foreign governmental agencies as the sole and exclusive owner of record for each registration, grant and application included in such Kura Patents;
(d)
Kura has obtained all necessary consents and approvals under all agreements with Third Parties necessary to grant the licenses granted (or purported to be granted) hereunder (without any additional payment or other consideration);
(e)
(i) the Existing Upstream Agreements are set forth on Schedule 1.98; (ii) a true, correct and complete copy of each Existing Upstream Agreement has been provided to KKC, redacted solely with respect to confidential or other commercially sensitive information not pertinent to KKC’s rights hereunder; (iii) the licenses granted to Kura under the Existing Upstream Agreements are in full force and effect; (iv) Kura has not received any written notice of breach from the applicable Third Party to such Existing Upstream Agreement, and is not aware of any material breach by the applicable Third Party to the Existing Upstream Agreements; (v) Kura’s performance of its obligations under this Agreement will not breach or otherwise violate any of Kura’s or its Affiliates’ obligations under the Existing Upstream Agreements or the licenses granted to Kura thereunder, or otherwise give rise to the applicable upstream licensor’s right to alter or modify the terms under which Kura is licensed the applicable Kura Patents or Kura Know-How; and (vi) Kura has the right to grant the sublicense to KKC with respect to the applicable Kura Patents or Kura Know-How as purported to be granted to KKC hereunder without violating the terms of any Existing Upstream Agreement;
(f)
other than as set forth in the Existing Upstream Agreements or any Patents or Know-How licensed to Kura by a Third Party service provider or vendor that are not material to the Development, Manufacture of Commercialization of Compounds or the Products, as of the Effective Date, neither Kura nor any of its Affiliates is party to any license agreement with a Third Party pursuant to which Kura or any of its Affiliates is obligated to pay any amount to a Third Party for the practice of any Patents or Know-How with respect to Kura’s or its Affiliates’ Exploitation of Compounds or Products in the Field pursuant to the Agreement;
(g)
all necessary and material application, registration, maintenance and renewal fees in respect of the Kura Product Patents for which Kura controls the prosecution and maintenance thereof, and, to Kura’s knowledge, the Kura Non-Product Patents, have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining such Kura Patents;
(h)
Kura has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent or trademark office with respect to the Kura Patents for which Kura controls the prosecution and maintenance thereof and has made no material misrepresentation in any applications with respect thereto;
(i)
except for the MSK Patents, the Kura Technology was not developed with funding from the United States government or any other Governmental Authority and no Governmental Authority has any rights in any Kura Technology other than the MSK Patents;
(j)
neither Kura nor any of its Affiliates is a party to any license or similar agreement under which it has granted or agreed to grant a license to any Third Party to any Kura Technology that conflicts with the rights or licenses granted to KKC under this Agreement;
(k)
Kura and its employees, consultants and contractors involved in the Development of the Compound and Products in the Territory are not, and have not been, debarred or disqualified by any Regulatory Authority as of the Effective Date, and have complied in all material respects with all Applicable Laws in connection with the Development of the Compound and Products in the Territory. Kura has obtained, or caused its Affiliates, as applicable, to obtain, assignments from all employees, consultants and contractors of any invention claimed in any Kura Patents solely owned by Kura or its Affiliates existing as of the Effective Date at the time of such invention, and to Kura’s knowledge, all such assignments are valid and enforceable;
(l)
Kura and its Affiliates have made any and all payments owing by Kura or any of its Affiliates to any inventor of any invention claimed in any Kura Patents solely owned by Kura or such Affiliate existing as of the Effective Date that is required to be made under Applicable Law in connection with the transfer of rights under such Kura Patents to Kura or its Affiliate, as applicable;
(m)
to the knowledge of Kura, there is no infringement of any Kura Technology by any Third Party;
(n)
to the knowledge of Kura, the Development and Manufacture of the Compound and Products in the Field to the extent currently conducted by Kura in the Territory as of the Effective Date does not infringe any issued Patent of any Third Party, and Kura has not received any written notice from any Third Party asserting or alleging such infringement or misappropriation;
(o)
no claim or action has been brought against Kura or, to Kura’s knowledge, threatened in writing to Kura, by any Third Party alleging that (i) the Kura Patents are invalid or unenforceable, or (ii) the Exploitation of the Compound or Products in the Field infringes the Patents or misappropriates the Know-How of any Third Party; and, to Kura’s knowledge, no interference, opposition, cancellation or other protest proceeding has been filed against a Kura Patent owned by Kura;

(p)
neither Kura nor, to Kura’s knowledge, any Person acting on its behalf has: (i) made an untrue statement of a material fact or fraudulent statement to any other Regulatory Authority or with respect to any Regulatory Submissions in each case specifically related to the Compound or any Product; or (ii) failed to disclose a material fact required to be disclosed to such Regulatory Authority, or committed any act, made a statement, or failed to make a statement, in each case in connection with any Regulatory Submission specifically related to the Compound or any Product that, at the time such disclosure was made, would reasonably be expected to provide a basis for a Regulatory Authority to invoke its policy regarding “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy;
(q)
[***]; and
(r)
there are no legal claims, judgments or settlements against or owed by Kura or any of its Affiliates, or pending or, to Kura’s or its Affiliates’ knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, violations of Anti-Corruption Laws; and
(s)
Kura has filed with the Regulatory Authorities in the United States and European Union all safety and efficacy data and information relating to the Products in Kura’s possession that are required to be filed, and has made available to KKJP, all such material safety and efficacy data.
10.3.
Additional Representations and Warranties of KKC. KKC represents and warrants to Kura as of the Effective Date that:
(a)
KKC has the right under the KKC Technology to grant the licenses to Kura as purported to be granted pursuant to this Agreement;
(b)
neither KKC nor any of its Affiliates is a party to any license or similar agreement under which it has granted or agreed to grant a license to any Third Party to any KKC Technology that conflicts with the rights or licenses granted to Kura under this Agreement;
(c)
there are no legal claims, judgments or settlements against or owed by KKC or any of its Affiliates, or pending or, to KKC’s or its Affiliates’ knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, violations of Anti-Corruption Laws;
(d)
KKC and their Affiliates are not currently engaged in (independently or for or with any Third Party) any Development, Manufacture, Regulatory Approval, use or Commercialization of any small molecule inhibitor that targets the interaction of the protein menin and the protein expressed by KMT2A; and
(e)
KKC and its and their Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority or a Prohibited Party.
10.4.
Covenants of Each Party. Each Party covenants to the other Party that in the course of performing its obligations or exercising its rights under this Agreement, it shall, and shall cause its Affiliates and Sublicensees to, comply with the Development Plan and Budget, the U.S. Territory Commercialization Plan and Budget, and all Applicable Laws, including as applicable, cGMP, GCP and GLP standards, and shall not employ or engage any Person who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. Without limiting the foregoing, (a) each Party will conduct its obligations with respect to Clinical Trials to be conducted under the Development Plan and Budget in strict adherence with the Development Plan and Budget, as may be amended from time to time, and (b) each Party shall conduct all Clinical Trials in compliance with Applicable Laws, including GCP and the ICH Guidelines, and are approved by the applicable Regulatory Authority. In addition, each Party covenants to the other Party that to such Party’s knowledge, the data and information relating to the Compound and Products provided by such Party to the other Party under this Agreement for purposes of including in an IND or Regulatory Approval Application submitted to any Regulatory Authority shall be true and accurate in all material respects.
10.5.
Compliance with Anti-Corruption Laws.
(a)
Notwithstanding anything to the contrary in the Agreement, each Party hereby covenants to each other that:
(i)
it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws, including the provisions of the U.S. Foreign Corrupt Practices Act, as amended, and the U.K. Bribery Act 2010 (collectively “Anti-Corruption Laws”) that may be applicable to either or both Parties to the Agreement;
(ii)
it shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any officer, director, or employee of a state-owned or controlled entity or public international organization, to any political party or any candidate for political office, or to any other Third Party with the purpose of influencing decisions related to either Party or its business, or to secure any other improper advantage, in a manner that would violate Anti-Corruption Laws;
(iii)
it shall, on reasonable request by the other Party, provide certifications in writing that to the best of such Party’s knowledge, there have been no violations of Anti-Corruption Laws by such Party or Persons employed by or Subcontractors used by such Party in the performance of the Agreement, or shall provide details of any exception to the foregoing; and
(iv)
it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of the Agreement in order to document or verify compliance with the provisions of this Section 10.5, and upon reasonable request of the other Party, upon reasonable advance notice, shall provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Section 10.5. Acceptance of a proposed Third Party auditor may not be unreasonably withheld or delayed by either Party. It is expressly agreed that the costs related to the Third Party auditor shall be fully paid by the Party requesting the audit, and that any auditing activities may not unduly interfere with the normal business operations of the Party subject to such auditing activities. The Audited Party may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

(v)
To each Party’s knowledge as of the Effective Date and during the Term, neither such Party nor any of its Affiliates, directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party or any of its Affiliates:
(1)
has taken or shall take any action in violation of any Anti-Corruption Laws;
(2)
has corruptly offered, paid, given, promised to pay or give, or authorized the provision of, or shall corruptly offer, pay, give, promise to pay or give or authorize the provision of, the payment or gift of anything of value, directly or indirectly, to any Public Official (as defined in Section 10.5(b) below):
(3)
has influenced or shall influence any act or decision of any Public Official in his or her official capacity;
(4)
has induced or shall induce such Public Official to do or omit to do any act in violation of his or her lawful duty;
(5)
has secured or shall secure any improper advantage; or
(6)
has induced or shall induce such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary or medical facilities) in obtaining or retaining any business whatsoever.
(vi)
As of the Effective Date, none of the officers, directors, or employees of each Party or of any of its Affiliates or agents acting on behalf of each Party or any of its Affiliates, in each case that are employed or reside outside the United States, are themselves Public Officials.
(b)
For purposes of this Section 10.5, “Public Official” means (i) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (iv) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.
10.6.
Export Control Laws.
(a)
Neither Party shall export any technology licensed to it by the other Party under this Agreement, except in compliance with Export Control Laws. Each Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of Export Control Laws in connection with such Party’s performance under this Agreement. Upon request, each Party shall provide to the other Party the export control classification number (or ECCN) applicable to technology licensed or otherwise provided under this Agreement.

(b)
In connection with the exercise of each Party’s rights or performance of its obligations under this Agreement, except as permitted by applicable government license or authorization, it shall not engage in any transactions or dealings with (including export, reexport, or transfer any items to) (i) any country or territory that is subject to an embargo by the U.S. government (currently, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine) (“Embargoed Country”); (ii) any person or entity located, organized, or resident in an Embargoed Country; (iii) any entity or individual identified on, or 50% or more owned (individually or in the aggregate) by persons identified on, any list of designated and prohibited parties maintained by the United States and other applicable jurisdictions (including, but not limited to, the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, which are maintained by the Office of Foreign Assets Control of the U.S. Treasury Department, and the Entity List, Denied Persons List, and Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department) or (iv) the government of Venezuela, including any person or entity employed or owned or controlled, directly or indirectly, by any political subdivision, agency, or instrumentality of the government of Venezuela (collectively, “Prohibited Parties”).
10.7.
Data Privacy and Security.
(a)
General. With respect to Personal Data Processed in each Party’s respective possession, custody or control as part of such Party’s performance of this Agreement, including the conduct of the Development activities under the Development Plan and Budget and the Ex-U.S. Territory Development Plan, and the preparation and transmission of Personal Data from one Party to the other Party, each Party shall:
(i)
comply with its respective obligations under applicable Data Protection Laws;
(ii)
at all times during the Term, act in a manner such that it is not subject to any prohibition or restriction which shall (A) prevent or restrict it from disclosing or transferring the Personal Data to the other Party, as may be required under this Agreement; or (B) prevent or restrict it from Processing the Personal Data as envisaged under this Agreement. If either Party becomes aware of any circumstances which it believes, acting reasonably, may give rise to such a prohibition or restriction, it shall promptly notify the other Party of the same and take commercially reasonable steps, including following the other Party’s reasonable instructions, to ensure that it does not impact its performance of its obligations under this Section 10.7;
(iii)
as required by their respective obligations under applicable Data Protection Laws and under this Agreement, at all times during the Term, provide all notices and obtain all consents that are sufficient in scope to enable the other Party to Process the Personal Data as required in order to (A) comply with its obligations under this Agreement and Applicable Laws; and (B) obtain the benefit of its rights and fulfil its obligations under this Agreement (including the transfer of all applicable Personal Data);
(iv)
implement and maintain commercially reasonable administrative, technical, and physical safeguards designed to (A) maintain the security and privacy of the Personal Data; and (B) protect against reasonably anticipated threats or hazards to the security, privacy, availability and/or integrity of the Personal Data and to fulfil any related reporting obligations that may be imposed by Applicable Laws;

(v)
notify the other Party promptly in writing and without undue delay following receipt of any written correspondence from: (A) a Regulatory Authority in relation to the Processing of Personal Data related to this Agreement, or (B) a data subject exercising their rights under applicable Data Protection Laws such as to access, rectify or delete their Personal Data in relation to the Personal Data Processed under this Agreement;
(vi)
reasonably cooperate with the other Party to enable the other Party to fulfil its obligations, as applicable, under applicable Data Protection Laws; and
(vii)
refrain from taking actions related to the Processing of the Personal Data, which would be reasonably likely to damage or impair the other Party’s reputation.
(b)
Joint Controllership. If, and to the extent that, the Parties jointly determine the purposes and means of Processing Personal Data under this Agreement, and applicable Data Protection Laws recognize the concept of Joint Controllers, the following provisions apply:
(i)
The Parties acknowledge and agree that they are Joint Controllers with respect to such Processing. Where the Parties act or will act as Joint Controllers, prior to Processing any such Personal Data under this Agreement, the Parties shall negotiate in good faith to enter in an arrangement or addendum to this Agreement that details their respective obligations under Data Protection Laws as applicable to such Personal Data.
(ii)
With respect to Personal Data Processed under the Agreement in its possession, custody or control, each Party shall notify the other Party promptly and without undue delay upon learning of any (Y) unauthorized access to, or acquisition, disclosure or other Processing of such Personal Data; or (Z) other event or circumstance that constitutes a “personal data breach” or similar term as defined under applicable Data Protection Laws (collectively, a “Data Breach”). The Party that experienced the Data Breach shall promptly investigate each Data Breach that it becomes aware of or has reason to suspect may have occurred and, in the case of a Data Breach shall provide commercially reasonable levels of access and information to the other Party as reasonably requested, in writing, by the other Party. The Parties shall reasonably cooperate in identifying any reasonable steps that should be implemented to limit or stop a Data Breach including, in so far as required by Applicable Law, fulfilment of related reporting obligations to Regulatory Authorities.
(c)
European Data Transfers. To the extent that a Paty makes a Restricted Transfer to the other Party that is subject to the EU GDPR, the Parties agree that the Standard Contractual Clauses will apply to such Restricted Transfer. The Standard Contractual Clauses are incorporated by reference into this Agreement, and the remaining details required under the Standard Contractual Clauses are deemed completed, as appropriate, with the information set forth in this Agreement and in the Development Plan and Budget and/or the Ex-U.S. Territory Development Plan, as applicable. In the event of any conflict between the Standard Contractual Clauses and any provision of this Agreement, the Standard Contractual Clauses shall prevail. To the extent the Standard Contractual Clauses apply in accordance with this Section 10.7(c), the Parties agree:
(i)
Clause 7 (Docking Clause) shall not apply;
(ii)
the optional language in Clause 11 (Redress) shall not apply;

(iii)
for Clause 13 (Supervision), the supervisory authority with responsibility for ensuring compliance by the data exporter with the GDPR with regard to Restricted Transfers;
(iv)
for Clause 17 (Governing Law), Option 2 shall apply; and
(v)
for Clause 18 (Choice of Forum and Jurisdiction), the Parties agree that courts of the jurisdiction in which the data exporter is established shall resolve any disputes arising from the Standard Contractual Clauses.
(d)
UK Data Transfers. To the extent that a Party makes a Restricted Transfer to the other Party subject to the UK GDPR, the Parties agree that the UK International Data Transfer Addendum will apply to such Restricted Transfer. The UK International Data Transfer Addendum is incorporated by reference into this Agreement, and the remaining details required under the UK International Data Transfer Addendum are deemed completed, as appropriate, with the information set forth in Section 10.7(d) of this Agreement.
(e)
Compliance with Applicable Data Protection Laws. In the event either Party reasonably determines that applicable Data Protection Laws require the Parties to execute any additional documents or agreements, the Parties shall negotiate in good faith to execute and implement such documents or agreements, including a cross-border data transfer agreement, a transfer impact assessment, a data protection addendum and/or data protection impact assessment.
10.8.
NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.
10.9.
Disclaimer under Michigan License. EXCEPT AS EXPRESSLY SET FORTH IN THE MICHIGAN LICENSE, MICHIGAN, [***], FOUNDATION AND LLS MAKE NO REPRESENTATIONS, EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUME NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY KURA, KKC OR ANY OF ITS OR THEIR AFFILIATES OR SUBLICENSEES OF PRODUCTS COVERED BY THE ZIFTOMENIB COMPOSITION PATENTS.
10.10.
Disclaimer under MSK License. EXCEPT AS EXPRESSLY SET FORTH IN THE MSK LICENSE, MSK MAKES NO REPRESENTATIONS, OR WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, VALIDITY OF PATENT RIGHTS, CLAIMS ISSUED OR PENDING OR THAT THE MANUFACTURE, SALE OR USE OF THE PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

ARTICLE 11

Indemnification
11.1.
By KKC. KKC shall indemnify and hold harmless Kura, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Kura Indemnitee(s)”), Michigan, [***], Foundation and LLS (individually and collectively, the “Michigan Indemnitees”), and MSK and its trustees, directors, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (individually and collectively, the “MSK Indemnitees”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees, Taxes, penalties, interest and costs) (individually and collectively, “Losses”) incurred by them in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Claims”) arising after the Effective Date to the extent arising from (a) the Development, Manufacture, use or Commercialization of the Products in the Territory by or on behalf of KKJP, KKUS or KKC or its Affiliates or Sublicensees (excluding any activities by or on behalf of Kura or its Affiliates or Sublicensees and excluding any activities under the Supply Agreement, which shall be set forth in the Supply Agreement), including from any product liability Claims; (b) the gross negligence or willful misconduct of KKC or any of its Affiliates or Sublicensees; or (c) breach by KKJP, KKUS or KKC of any representations, warranties or covenants made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, in each case of clauses (a) through (c) above except to the extent such Losses arise from, are based on, or result from any activity or occurrence for which Kura is obligated to indemnify the KKC Indemnitees under Section 11.2.
11.2.
By Kura. Kura shall indemnify and hold harmless KKC, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “KKC Indemnitee(s)”), the Michigan Indemnitees and the MSK Indemnitees from and against all Losses incurred by them in connection with any Claims to the extent arising from (a) the Development, Manufacture, or use of the Products in the Territory by or on behalf of Kura or its Affiliates, including from any product liability Claims (excluding any activities by or on behalf of KKJP, KKUS or KKC or its Affiliates or Sublicensees and excluding any activities under the Supply Agreement, which shall be set forth in the Supply Agreement), (b) the registration or Commercialization of the Products in the U.S. Territory by or on behalf of Kura or its Affiliates; (c) the gross negligence or willful misconduct of Kura or any of its Affiliates; or (d) Kura’s or its Affiliates’ breach of any of its representations, warranties or covenants made in or pursuant to this Agreement or any covenants or obligations set forth in or entered into pursuant to this Agreement, in each case of clauses (a) through (d) above, except to the extent Losses arise from, are based on, or result from any activity or occurrence for which KKC is obligated to indemnify the Kura Indemnitees under Section 11.1.
11.3.
Defined Indemnification Terms. Each of the KKC Indemnitee, Kura Indemnitee or Michigan Indemnitee shall be an “Indemnitee”, and the Party that is obligated to indemnify the Indemnitee under Sections 11.1 or 11.2 shall be the “Indemnifying Party.”
11.4.
Defense. If any such Claims described in Sections 11.1 or 11.2 are made, the Indemnitee shall be defended at [***] by counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided that the Indemnitee may, [***] also be represented by counsel of its own choosing. The Indemnifying Party shall have the sole right to control the defense of any such Claim, subject to the terms of this ARTICLE 11.

11.5.
Settlement. The Indemnifying Party may settle any such Claim or otherwise consent to an adverse judgment (a) with prior written notice to the Indemnitee but without the consent of the Indemnitee where the only liability to the Indemnitee is the payment of money and the Indemnifying Party makes such payment, or (b) in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed.
11.6.
Notice. The Indemnitee shall notify the Indemnifying Party promptly of any Claim with respect to which it seeks indemnification under Sections 11.1 or 11.2 (but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice) and shall reasonably cooperate with all reasonable requests of the Indemnifying Party with respect thereto.
11.7.
Permission by Indemnifying Party. The Indemnitee may not settle any such Claim or otherwise consent to an adverse judgment in any such Claim or make any admission as to liability or fault without the express written permission of the Indemnifying Party.
11.8.
Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times [***]. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least [***] days prior to such Party’s decision or receipt of notice from the insurance company, as applicable, with respect to the cancellation, non-renewal or material decrease in the coverage level of such insurance. It is understood that such insurance shall not be construed to create a limit of either Party’s liability. [***].
11.9.
LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF SECTION 2.7, SECTION 2.10 OR ARTICLE 9, NEITHER PARTY OR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, MULTIPLIED OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS (EVEN IF DEEMED DIRECT DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. IN NO EVENT SHALL MSK BE LIABLE FOR ANY LOST PROFITS, CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE MSK LICENSE FROM ITS PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THE MSK LICENSE; PROVIDED THAT NOTHING IN THIS SECTION 11.9 SHALL BE CONSTRUED TO LIMIT A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1 OR 11.2.
11.10.
Tax Appendix. With respect to a Party’s indemnification obligations for any Claim related to Taxes that are governed by the Tax Appendix, to the extent of any inconsistencies between this ARTICLE 11 and the Tax Appendix, the terms of the Tax Appendix will apply.

ARTICLE 12

Intellectual Property
12.1.
Ownership.
(a)
As between the Parties, (i) Kura shall remain the sole and exclusive owner of all Kura Technology and (ii) KKC shall remain the sole and exclusive owner of all KKC Technology.
(b)
Ownership of all Inventions shall be allocated based on inventorship, as determined in accordance with the rules of inventorship under the United States patent laws. A Party shall own all Inventions that are invented, discovered, generated or made solely by or on behalf of it or its Affiliates or their respective employees, agents or independent contractors (“Sole Inventions”) (and, for clarity, any Inventions invented, discovered, generated or made solely by or on behalf of KKUS or KKJP, shall be owned by KKC and considered KKC Sole Inventions), and (i) Kura’s Sole Inventions shall be included in the Kura Technology (if within the scope of such definition) and included in the licenses and rights granted to KKC by Kura hereunder; and (ii) KKC’s Sole Inventions (“KKC Sole Inventions”) shall be included in the KKC Technology (if within the scope of such definition) and included in the licenses and rights granted to Kura by KKC hereunder. The Parties shall jointly own all Inventions that are made jointly by or on behalf of a Party, its Affiliate, or its or its Affiliate’s employees, agents or independent contractors on the one hand and by or on behalf of the other Party, its Affiliates, or its or its Affiliate’s employees, agents or independent contractors on the other hand (“Joint Inventions”). Patents claiming the Joint Inventions shall be referred to as “Joint Patents.” Each Party shall own an undivided equal interest in the Joint Inventions and Joint Patents, without a duty of accounting or an obligation to seek consent from the other Party for the exploitation or license of the Joint Inventions or Joint Patents (subject to the licenses granted to the other Party under this Agreement).
12.2.
Disclosure of Inventions. Each Party shall promptly disclose to the other Party all Inventions, including all invention disclosure or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating to such Inventions, and shall also promptly respond to reasonable requests from the other Party for additional information relating to such Inventions.
12.3.
Patent Prosecution.
(a)
Kura Product Patents and Kura Non-Product Patents.
(i)
Except as otherwise provided in this Section 12.3(a)(i), as between the Parties, Kura shall have the first right, but not the obligation, to conduct Patent Prosecution of the Kura Product Patents in the Territory using counsel of its own choice. Kura shall consult with KKC and keep KKC reasonably informed of the Patent Prosecution of the Kura Product Patents and shall provide KKC with all material correspondence received from any patent authority in the Territory in connection therewith. In addition, Kura shall provide KKC with drafts of all proposed material filings and correspondence to any patent authority in the Territory in connection with the Patent Prosecution of the Kura Product Patents for KKC’s review and comment prior to the submission of such proposed filings and correspondence. Kura shall consider in good faith KKC’s comments on such Patent Prosecution [***]. Further, Kura shall notify KKC of any decision to cease Patent Prosecution of any Kura Product Patent in any country in the Territory at least [***] days before any due date for filing, payment or other action to avoid loss of rights, in which case KKC shall have the right to continue the Patent Prosecution of such Kura Product Patent in such country in the Territory [***], provided that if Kura makes a decision not to continue the Patent Prosecution of a Kura Product Patent, the Parties shall discuss, through the JPC, Kura’s rationale for not continuing Patent Prosecution of such Kura Product Patent, and KKC shall not have the right to take over the Patent Prosecution of such Kura Product Patent unless the JPC determines that [***]. If KKC decides to take over Patent Prosecution of a Kura Product Patent in any country in the Territory, then such Patent shall no longer be considered a Kura Product Patent, and Kura shall promptly deliver to KKC copies of all necessary files related to such Patent in such country in the Territory and shall take all actions and execute all documents reasonably necessary for KKC to assume such responsibility. For the avoidance of doubt, KKC’s assumption of responsibility for Patent Prosecution of any such Patent in any country in the Territory pursuant to this Section 12.3(a)(i) shall not change the Parties’ respective ownership rights with respect to such Patent.
(ii)
As between the Parties and subject to Sections 12.3(b) and 12.3(c), Kura shall have the sole right, but not the obligation, to conduct the Patent Prosecution of any and all Kura Non-Product Patents, using counsel of its own choice and at its sole cost and expense.
(iii)
Subject to Sections 12.3(b) and 12.3(c), all Out-of-Pocket Expenses incurred in the Patent Prosecution of Kura Product Patents pursuant to Section 12.3(a)(i) and Kura Non-Product Patents pursuant to Section 12.3(a)(ii) (the “Patent Costs”) shall be [***].
(b)
Ziftomenib Composition Patents. The Parties acknowledge and agree that under the Michigan License, (i) Michigan has the sole right and authority, and, subject to Kura’s obligation to reimburse patent prosecution costs, the obligation, to prepare, file, prosecute (including interferences, oppositions and any other inter partes matters originating in a patent office) and maintain the Ziftomenib Composition Patents in the Territory; (ii) Michigan reserves the right to apply for patent term extension or to demand that Kura apply for patent term extension for the Ziftomenib Composition Patents; and (iii) Kura agrees to cooperate fully with Michigan in the preparation, filing and prosecution of all such patent term extensions for the Ziftomenib Composition Patents and to provide complete copies of any and all documents or other materials that Michigan deems necessary or helpful to undertake such responsibilities. Kura shall provide KKC reasonable opportunity to review and comment on any documents relating to such filing and prosecution efforts that Michigan provides to Kura or that Kura intends to send to Michigan. All costs incurred by Michigan in the course of the preparing, filing, prosecuting and maintaining the Ziftomenib Composition Patents by Michigan [***].
(c)
MSK Patents. The Parties acknowledge and agree that under the MSK License, MSK has the sole right to prepare, file, prosecute and maintain the MSK Patents in the Territory in countries determined by MSK in its sole discretion, subject to Kura’s reimbursement [***]. Kura shall provide KKC reasonable opportunity to review and comment on any documents relating to the prosecution of the MSK Patents that MSK gives Kura an opportunity to advise on. All costs incurred by MSK in the course of the preparing, filing, prosecuting and maintaining the MSK Patents by MSK [***].
(d)
Joint Patents. Except as otherwise provided in this Section 12.3(d), as between the Parties, Kura shall have the first right, but not the obligation, to conduct Patent

Prosecution of the Joint Patents in and outside the Territory, using counsel of its own choice. Kura shall consult with KKC and keep KKC reasonably informed of the Patent Prosecution of the Joint Patents and shall provide KKC with all material correspondence received from any patent authority in the Territory in connection therewith. In addition, Kura shall provide KKC with drafts of all proposed material filings and correspondence to any patent authority in the Territory in connection with the Patent Prosecution of such Joint Patents for KKC’s review and comment prior to the submission of such proposed filings and correspondence. Kura shall consider in good faith KKC’s comments on such Patent Prosecution [***]. Further, Kura shall notify KKC of any decision to cease Patent Prosecution of any such Joint Patent in any country in the Territory at least [***] days before any due date for filing, payment or other action to avoid loss of rights, in which case KKC shall have the right to continue the Patent Prosecution of such Joint Patent in such country in the Territory [***]. If KKC decides to take over Patent Prosecution of a Joint Patent in such country in the Territory, then Kura shall promptly deliver to KKC copies of all necessary files related to such Joint Patent in such country in the Territory and shall take all actions and execute all documents reasonably necessary for KKC to assume such responsibility. For the avoidance of doubt, KKC’s assumption of responsibility for Patent Prosecution of any Joint Patent in any country in the Territory pursuant to this Section 12.3(d) shall not change the Parties’ respective ownership rights with respect to such Joint Patent. All direct expenses paid or payable by Kura or its Affiliates to Third Parties (other than employees of Kura or its Affiliates) that are specifically identifiable and incurred in the Patent Prosecution of Joint Patents pursuant to this Section 12.3(d) for the Territory will be [***].
(e)
KKC Patents. KKC shall have the sole right, but not the obligation, to conduct the Patent Prosecution of any KKC Patents (excluding any Joint Patents), using counsel of its own choice and at its sole cost and expense; provided that KKC shall consult with Kura and keep Kura reasonably informed of the Patent Prosecution of the KKC Patents and shall provide Kura with all material correspondence received from any patent authority in the Territory in connection therewith. In addition, KKC shall provide Kura with drafts of all proposed material filings and correspondence to any patent authority in the Territory in connection with the Patent Prosecution of the KKC Patents for Kura’s review and comment prior to the submission of such proposed filings and correspondence. KKC shall, through the JPC, consider in good faith Kura’s comments on such Patent Prosecution. Further, KKC shall notify Kura of any decision to cease Patent Prosecution of any KKC Patent in any country in the Territory at least [***] days before any due date for filing, payment or other action to avoid loss of rights, in which case Kura shall have the right to continue the Patent Prosecution of such KKC Patent in such country in the Territory [***], provided that if KKC makes a decision not to continue the Patent Prosecution of a KKC Patent in any country, the Parties shall discuss, through the JPC, KKC’s rationale for not continuing Patent Prosecution of such KKC Patent, and Kura shall not have the right to take over the Patent Prosecution of such KKC Patent unless the JPC determines that [***]. If Kura decides to take over Patent Prosecution of a KKC Patent in any country in the Territory, KKC shall promptly deliver to Kura copies of all necessary files related to such Patent in such country in the Territory and shall take all actions and execute all documents reasonably necessary for Kura to assume such responsibility. For clarity, Kura’s assumption of responsibility for Patent Prosecution of any such Patent in any country in the Territory pursuant to this Section 12.3(e) shall not change the Parties’ respective ownership rights with respect to such Patent.
(f)
Cooperation. Each Party will cooperate with the other Party in connection with all activities relating to the Patent Prosecution of the Kura Patents and KKC Patents undertaken by such other Party pursuant to this Section 12.3, including: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 12.1, and Patents claiming such Inventions, and to enable the other Party to conduct all activities relating to the Patent Prosecution of the Kura Patents and KKC Patents as permitted by this Section 12.3; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the Patent Prosecution of any Kura Patent or KKC Patent. Each Party will also promptly provide to the other Party all information reasonably requested by such other Party with regard to such Party’s activities pursuant to this Section 12.3.
12.4.
Enforcement.
(a)
Each Party shall notify the other within [***] Business Days of becoming aware of any alleged or threatened infringement by a Third Party of any of the Kura Patents (including Joint Patents within the Kura Patents) in the Territory through the making, having made, using, selling, offering for sale or importing of any Competing Product or any other product that is, or is reasonably expected to be, competitive with a Product in the Field in the Territory (a “Product Infringement”).
(b)
Kura shall have the first right, but not the obligation, to bring and control any legal action or proceeding in connection with any Product Infringement with respect to any Kura Product Patent or Joint Patent in the U.S. Territory at its own expense as it reasonably determines appropriate. If Kura does not bring such legal action prior to the earlier of: (i) [***] days following Kura’s receipt or delivery of the notice under Section 12.4(a), or (ii) [***] days before the deadline, if any, set forth in the Applicable Laws for the filing of such action or proceeding, or discontinues the prosecution of any such action or proceeding after filing without abating such infringement, KKC shall have the right to bring and control any such legal action or proceeding in connection with such Product Infringement with respect to such Kura Product Patent at its own expense as it reasonably determines appropriate, provided that if Kura makes a decision to not bring and control any legal action or proceeding in connection with any Product Infringement with respect to any Kura Product Patent in the U.S. Territory, the Parties shall discuss, through the JPC, Kura’s rationale for not bringing such legal action or proceeding, and [***]. In an action or proceeding described in this Section 12.4(b) with respect to a Product in the U.S. Territory, the Out-of-Pocket Expenses incurred by the Parties arising from such action or proceeding will be [***].
(c)
KKC shall have the first right, but not the obligation, to bring and control any legal action or proceeding in connection with any Product Infringement with respect to any Kura Product Patent or Joint Patent in the Ex-U.S. Territory at its own expense as it reasonably determines appropriate. If KKC does not bring such legal action prior to the earlier of: (i) [***] days following KKC’s receipt or delivery of the notice under Section 12.4(a), or (ii) [***] days before the deadline, if any, set forth in the Applicable Laws for the filing of such action or proceeding, or discontinues the prosecution of any such action or proceeding after filing without abating such infringement, then Kura shall have the right to bring and control any such legal action or proceeding in connection with such Product Infringement with respect to such Kura Product Patent at its own expense as it reasonably determines appropriate, provided that if KKC makes a decision to not bring and control any legal action or proceeding in connection with any Product Infringement with respect to any Kura Product Patent in the Ex-U.S. Territory, the Parties shall discuss, through the JPC, KKC’s rationale for not bringing such legal action or proceeding, and [***].

(d)
As between the Parties, Kura shall have the sole right, but not the obligation, to bring and control any legal action or proceeding in connection with any Product Infringement with respect to any Kura Non-Product Patents or Ziftomenib Composition Patents in the Territory at its own expense as it reasonably determines appropriate, provided that Kura will consult with KKC on, and shall keep KKC informed of, any strategy and actions it is taking (or refraining from taking) with respect to the Product Infringement of the Ziftomenib Composition Patents, and consider in good faith KKC’s reasonable comments with respect thereto that are in the best interest of the Products, taking into consideration [***]. If Kura does not bring such legal action or proceeding in connection with any Product Infringement with respect to any Ziftomenib Composition Patents prior to the earlier of: (i) [***] days following Kura’s receipt or delivery of the notice under Section 12.4(a), or (ii) [***] days before the deadline, if any, set forth in the Applicable Laws for the filing of such action or proceeding, or discontinues the prosecution of any such action or proceeding after filing without abating such infringement, KKC shall have the right to bring and control any such legal action or proceeding in connection with such Product Infringement with respect to such Ziftomenib Composition Patents at its own expense as it reasonably determines appropriate, provided that (A) [***], and (B) if Kura makes a decision to not bring and control any legal action or proceeding in connection with any Product Infringement with respect to any Ziftomenib Composition Patents, the Parties shall discuss, through the JPC, Kura’s rationale for not bringing such legal action or proceeding, and [***]. For clarity, pursuant to the MSK License, MSK has the sole right, but not the obligation, to bring and control any legal action relating to the MSK Patents.
(e)
Kura shall have the sole right, but not the obligation, to bring and control any legal action or proceeding in connection with any alleged or threatened infringement by a Third Party of any of (i) the Kura Patents (excluding Joint Patents within the Kura Patents) in the Territory that is not a Product Infringement, or (ii) the Kura Patents (excluding Joint Patents within the Kura Patents) outside the Field, in either case of clause (i) or (ii) at its own expense as it reasonably determines appropriate.
(f)
As between Kura and KKC, either Party may bring any legal action or proceeding in connection with any alleged or threatened infringement by a Third Party of any of the Joint Patents in the Territory that is not a Product Infringement, [***]. If a Party so desires, the other Party shall reasonably cooperate with the other Party in connection with such action or proceeding (including consenting to such action or proceeding, or joining such action or proceeding to the extent required under Applicable Law).
(g)
KKC shall have the sole right, but not the obligation, to bring and control any legal action or proceeding in connection with any alleged or threatened infringement by a Third Party of any of the KKC Patents [***], at its own expense as it reasonably determines appropriate.
(h)
Notwithstanding any provision to the contrary in this Section 12.4, should a Party receive a certification for a Product pursuant to the Hatch-Waxman Act, or its equivalent in a country other than the U.S. in the Territory, with respect to any activities with respect to such Product in the Field in the Territory, then such Party will immediately provide the other Party with a copy of such certification. For each Product in the Territory, Kura will have [***] days from the date on which it receives or provides a copy of such certification to provide written notice to KKC whether Kura will bring suit, within a [***] day period from the date of such certification. Should such [***] day period expire without Kura bringing suit or providing such written notice, then KKC will be free to bring suit in its name, provided that (i)

[***] if Kura makes a decision to not bring suit, the Parties shall discuss, through the JPC, Kura’s rationale for not bringing such legal action or proceeding, and [***], then KKC shall not have such right to bring suit [***].
(i)
At the request of the Party bringing an action related to Product Infringement or otherwise as described in this Section 12.4, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action, [***]. In connection with an action related to Product Infringement or otherwise as described in this Section 12.4, the Party bringing the action shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in the Kura Patents, KKC Patents or Joint Patents, as applicable, without the prior written consent of the other Party. The enforcing Party shall keep the non-enforcing Party reasonably informed of the status of any action it brought in connection with such Product Infringement or otherwise as described in this Section 12.4. In connection with an action or proceeding described in Sections 12.4(b), (c), (d), or (h), as applicable, (i) the non-enforcing Party shall be entitled to attend any substantive meetings, hearings, or other proceedings related to any such action pursued by the enforcing Party, and (ii) the enforcing Party shall provide the non-enforcing Party with copies of all pleadings and other documents to be filed with the court reasonably in advance and shall consider in good faith reasonable and timely input from the non-enforcing Party during the course of the action.
(j)
Any recoveries resulting from enforcement action or proceeding relating to a claim of Product Infringement or otherwise as described in this Section 12.4 shall be first applied against payment of the enforcing Parties’ costs and expenses in connection therewith and then the non-enforcing Party’s costs and expenses in connection therewith (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any such recoveries in excess of such costs and expenses: [***].
12.5.
Defense. As between the Parties, the Party controlling the Patent Prosecution of any Patent under Section 12.3 will have the right (but not the obligation), at its sole discretion, to defend against a declaratory judgment action, inter partes review, opposition proceeding, interference, or other legal or administration action alleging invalidity, unpatentability, unenforceability or non-infringement (or non-misappropriation) of any such Patent. If the Party controlling such Patent Prosecution of any Kura Product Patents or Joint Patents under Section 12.3(a)(i) does not defend such Patent under this Section 12.5 within [***] days, or elects not to continue any such defense (in which case it will promptly provide notice thereof to the other Party), then the other Party will have the right (but not the obligation), at its sole discretion, to defend any such Patent. Any awards or amounts received in defending any such action will be allocated between the Parties as provided in Section 12.4(j).
12.6.
Defense Against Third Party Infringement Claim.
(a)
Each Party shall notify the other in writing of any allegations it receives from a Third Party that the Development, Manufacture, registration, use or Commercialization of any Product in the Territory or any embodiment of any technology or intellectual property licensed by a Party to the other Party under this Agreement infringes the intellectual property rights of such Third Party (a “Third Party Infringement Claim”). Such written notice of a Third Party Infringement Claim (a “Third Party Infringement Notice”) shall (i) be provided promptly, but in no event after more than [***] days following receipt of such allegations; and

(ii) include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Promptly following receipt of the Third Party Infringement Notice, the Parties will promptly meet to discuss the defense of such claim, and the Parties [***].
(b)
Upon the defending Party’s request [***], the non-defending Party shall provide reasonable assistance to the defending Party for such defense and shall join such suit if deemed a necessary party. If the non-defending Party does not join such suit, the defending Party shall keep the non-defending Party reasonably informed of the status of such suit. The non-defending Party shall be entitled to attend any substantive meetings, hearings, or other proceedings related to such suit. The defending Party shall provide the non-defending Party with copies of all pleadings and other documents to be filed with the court reasonably in advance and shall consider in good faith reasonable and timely input from the non-defending Party during the course of the suit.
12.7.
Third Party Rights. Each Party’s rights and obligations under this ARTICLE 12 with respect to any Kura Patent or KKC Patent licensed to the other Party by a Third Party shall be subject to the rights of such Third Party with respect to such Patent under the applicable Upstream Agreement between such Party and such Third Party, [***].
12.8.
Orange Book Listing. KKC and Kura will discuss in good faith the Kura Patents and KKC Patents that will be included in the Orange Book maintained by the FDA or similar or equivalent patent listing source, if any, in other countries in the Territory for Products. After considering the other Party’s comments in good faith, (a) Kura will have the sole right to determine which Kura Patents or KKC Patents will be included for the U.S. Territory, and (b) KKC will have the sole right to determine which Kura Patents or KKC Patents will be included for the Ex-U.S. Territory, [***]. Kura will provide such assistance as may be reasonably requested by KKC in connection with such listing of Kura Patents. KKC will provide such assistance as may be reasonably requested by Kura in connection with such listing of KKC Patents.
12.9.
Patent Term Extension. The Parties shall, through the JPC, decide upon the strategy and timing to seek patent term extensions, patent term restorations, and supplemental protection certificates or the like (collectively, “Extensions”) that are now or become available under Applicable Laws, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory in relation to the for the Kura Patents. If the Parties decide to seek any such Extensions, each Party shall cooperate with the other Party in obtaining such Extension with respect to such Kura Patents in any country or region where applicable. [***].
12.10.
Patent Marking. KKC shall, and shall require its Affiliates and Sublicensees, to, mark Products sold by it in the Territory (in a reasonable manner consistent with industry custom and practice) with appropriate patent numbers or indicia as required by Applicable Laws in those countries in which such numbers or indicia impact recoveries of damages or equitable remedies available with respect to the infringement or enforcement of Patents (including the requirements of 35 U.S.C. § 287 or its foreign equivalents) or are otherwise required to comply with Applicable Laws governing the manufacture, use or sale of Products in such countries.
12.11.
Product Marks and Corporate Names and Logos.
(a)
U.S. Territory. Kura shall be responsible for the selection, searching, clearance, filing, registration, maintenance and defense of the trademarks used to identify the

Products, and all trademarks, logos, taglines, trade dress, domain names and/or indicia of origin for use in connection with the sale or marketing of Products (the “Kura Product Marks”) in the U.S. Territory provided [***]. Without limiting the foregoing, prior to submitting an application for any new Kura Product Marks in the U.S. Territory, Kura shall notify KKC of such intent. Kura shall consider in good faith any comments that KKC may have with respect to such prospective Kura Product Mark, [***]. All expenses associated therewith during the U.S. Territory Term shall be shared by the Partnership Parties as Shared Commercial Costs. All uses of the Kura Product Marks shall be reviewed by the JCC and shall comply with all Applicable Laws (including those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). Kura shall own all right, title and interest in and to the Kura Product Marks. Schedule 12.11 sets forth a complete list all Kura Product Marks existing as of the Effective Date.
(b)
Ex-U.S. Territory. Subject to compliance with the Global Branding Strategy, KKC shall have the right to either (i) use a Kura Product Mark in connection with the Commercialization of the Product(s) in the Field in the Ex-U.S. Territory or (ii) generate and register its own trademark for the Product(s) (a “KKC Product Mark”) and register such KKC Product Mark in connection with the Commercialization of the Products in the Field in the Ex-U.S. Territory at its own cost and expense. All uses of the KKC Product Marks shall be reviewed by the JCC and shall comply with all Applicable Laws (including those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). KKC shall own all right, title and interest in and to the KKC Product Marks.
(c)
Licenses.
(i)
During the U.S. Territory Term, subject to the terms and conditions of this Agreement, Kura hereby grants to KKC the right, free of charge, to use the Kura Product Marks solely for the purpose of Co-Promoting the Products in accordance with the terms of this Agreement and the Co-Promotion Agreement.
(ii)
If KKC elects to use a Kura Product Mark in connection with the Commercialization of the Product in the Field in the Ex-U.S. Territory, then subject to the terms and conditions of this Agreement, Kura hereby grants to KKC the exclusive right, free of charge, with the right to sublicense (including through multiple tiers), to use the Kura Product Marks solely in connection with the Commercialization of the Product in the Field in the Ex-U.S. Territory. In this case, Kura shall have local transliterations of Kura Product Mark registered, filed, maintained and renewed in Ex-U.S. Territory upon KKC’s request (the choice of which transliterations (including characters to be used therein) to be discussed by the Parties and agreed in good faith and the cost of which shall be borne by KKC), and shall keep KKC reasonably informed of the completion of such registration process and provide KKC with updated list of registration numbers for such Kura Product Mark in Ex-U.S. Territory (e.g., with respect to Japan, KATAKANA character trademark). Following such registration, the applicable transliteration shall be considered a Kura Product Mark and licensed to KKC under the same terms as the corresponding original Kura Product Mark. Further, in connection with the foregoing, upon KKC’s reasonable request from time-to-time, Kura shall provide KKC a list of Kura Product Marks including registration number, class and product/service.
(iii)
During the U.S. Territory Term, subject to the terms and conditions of this Agreement, KKC hereby grants to Kura the right, free of charge, to use the

KKC name and logo in the U.S. Territory solely for the purpose of Co-Promoting the Products in accordance with the terms of this Agreement and the Co-Promotion Agreement.
(iv)
During the U.S. Territory Term, subject to the terms and conditions of this Agreement, Kura hereby grants to KKC the right, free of charge, to use the Kura name and logo in the U.S. Territory solely for the purpose of Co-Promoting the Products in accordance with the terms of this Agreement and the Co-Promotion Agreement.
(d)
Use of Names and Logos. All Products bearing the names and/or logos of the other Party shall be manufactured in accordance with the quality standards established by the JSC and other reasonable quality standards provided by one Party to the other Party. KKC shall remain the owner of the KKC name and logo and the trademarks and the goodwill pertaining thereto. Kura shall remain the owner of the Kura name and logo and the trademarks and the goodwill pertaining thereto. Neither Party shall, without the other Party’s prior written consent, use any trademarks or house marks of the other Party (including the other Party’s corporate name), or marks confusingly similar thereto, in connection with such Party’s marketing or promotion of Products under this Agreement, except as provided in this Section 12.11 and except to the extent required to comply with Applicable Laws.
(e)
Notice of Infringement. In the event that either Party becomes aware of any infringement or threatened infringement by a Third Party of any Kura Product Marks or KKC Product Marks, it will promptly notify the other Party in writing. Any such notice shall include evidence to support an allegation of infringement or threatened infringement, or declaratory judgment or equivalent action, by such Third Party. The Parties shall cooperate with one another to resolve any such infringement or threatened infringement.
12.12.
Expiration of the U.S. Territory Term or Ex-U.S. Territory Term. Notwithstanding anything to the contrary in this Agreement, the Parties’ rights and obligations under Section 12.3 through Section 12.8 with respect to the prosecution, enforcement and defense of any Kura Patent, Joint Patent and KKC Patent and other related matters shall expire (a) in the U.S. Territory upon the expiration of the U.S. Territory Term, and (b) in the Ex-U.S. Territory upon the expiration of the Ex-U.S. Territory Term (on a country-by-country basis), as applicable.
ARTICLE 13

Terms and Termination
13.1.
Term and Expiration.
(a)
Term. The term of this Agreement shall be effective as of the Effective Date and, unless earlier terminated as provided in this ARTICLE 13 or Section 2.10(b)(2), shall continue in effect until the later to occur of (i) the expiration of the U.S. Territory Term and (ii) the expiration of the Ex-U.S. Territory Term (the “Term”, and the date of such expiration with respect to such region, the “Expiration Date”). Upon the expiration of the Term, the licenses granted to Kura under Section 2.4 shall become fully paid-up, perpetual, irrevocable and sublicensable in multiple tiers.
(b)
Expiration of Royalty Term. On a country-by-country basis in U.S. Territory or the Ex-U.S. Territory, upon the expiration of the Royalty Term for a Product in a given country in the U.S. Territory or the Ex-U.S. Territory, the licenses granted by Kura to

KKC under Section 2.1(b) and 12.11(c)(ii) in such country with respect to such Product in the Field shall become fully paid-up, perpetual, irrevocable and sublicensable in multiple tiers.
13.2.
Termination for Mutual Agreement. This Agreement may be terminated by the Parties’ mutual written agreement.
13.3.
Termination for Convenience. KKC shall have the right to terminate this Agreement in its entirety for any or no reason upon twelve (12) months’ prior written notice to Kura.
13.4.
Termination by KKC for Material Adverse Regulatory Event, [***] or Major Filing Delays. In the event that [***] that Development and/or Commercialization of the Product is [***] due to: (a) a Material Adverse Regulatory Event, (b) [***], or (c) Major Filing Delays, KKC shall notify Kura accordingly. The Parties shall discuss in good faith regarding [***] as a result of the foregoing, including whether there are any solutions to ensure that the Compound and Product [***]. If, [***], the Parties are unable to reach a solution to overcome such [***] that is reasonably acceptable to both Parties, or if the Parties disagree as to whether [***], KKC shall have the right to terminate this Agreement with six (6) months’ prior written notice to Kura.
13.5.
Termination for Material Breach.
(a)
This Agreement may be terminated in its entirety at any time during the Term upon [***] days’ (or [***] days’ with respect to any payment breach) written notice by either Party if the other Party is in material breach of this Agreement and, if such breach is curable, such breach has not been cured within [***] days (or [***] days with respect to any payment breach) of such written notice.
(b)
Notwithstanding the foregoing, if the alleged breaching Party disputes the existence or materiality of the alleged breach, the other Party shall not have the right to terminate this Agreement unless and until it is determined in accordance with ARTICLE 14 that the alleged breaching Party has materially breached this Agreement and fails to cure such breach within sixty (60) days after such determination.
13.6.
Termination for Insolvency. A Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] days of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.
13.7.
Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, Kura may terminate this Agreement in its entirety (a) immediately upon written notice to KKC if KKC or any of its Affiliates or Sublicensees commences a legal, administrative or other action challenging the validity, enforceability or scope of any Kura Patent or (b) within [***] day written notice to KKC if KKC or its Affiliates or Sublicensees commences a legal, administrative or other action challenging the validity, enforceability or scope of any Patent (other than any Kura Patent)

owned or Controlled by Kura or its Affiliates anywhere in the world, unless such action is withdrawn during such [***]-day period. Notwithstanding the foregoing, if during such [***]-day period KKC terminates the sublicense agreement of any Sublicensee that commences a legal action challenging the validity, enforceability or scope of any Kura Patents anywhere in the world, Kura shall not have the right to terminate this Agreement under this Section 13.7.
13.8.
Election to Terminate. If either Party has the right to terminate under Sections 13.3 through 13.7, it may at its sole option, elect either to (a) terminate this Agreement and pursue any legal or equitable remedy available to it or (b) maintain this Agreement in effect and pursue any legal or equitable remedy available to it.
13.9.
Effects of Termination.
(a)
General. Upon the termination (but not, for clarity, expiration) of this Agreement for any reason, all rights and licenses granted to KKC herein shall immediately terminate, and all sublicenses of such rights and licenses shall also terminate. Upon termination of this Agreement, if any Sublicensee with the exclusive right to Commercialize Products in any country in the Ex-U.S. Territory pursuant to the license granted under Section 2.1(b)(i) is then in good standing under its sublicense agreement with KKC, then Kura shall enter into a direct license with such Sublicensee under the Kura Technology that is the same scope as the sublicense granted by KKC on substantially the same terms and conditions set forth in this Agreement, and Section 13.9(b) below shall not apply to such Sublicensee. Termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.
(b)
Additional Terms. Upon termination of this Agreement for any reason (but not, for clarity, expiration), the following additional provisions shall apply:
(i)
Reversion of Rights to Kura; License to Kura. Any rights and licenses with respect to the Products granted to KKC under this Agreement shall immediately terminate, and all such rights shall revert back to Kura. Effective upon any termination of this Agreement other than by KKC pursuant to Section 13.5, upon Kura’s request, KKC will grant, and hereby does grant (which license shall be exercisable only upon the effective date of such termination), to Kura a worldwide, royalty-bearing (subject to Section 13.9(b)(ii)) license, with the right to grant sublicenses (through multiple tiers), under the KKC Reversion Technology [***] in the Field (the “Reversion License”), provided that to the extent any such KKC Reversion Technology are in-licensed or acquired by KKC from a Third Party, [***]. The Reversion License shall be non-exclusive or exclusive upon [***] following any termination of this Agreement other than [***] and subject to the Parties’ agreement on the Reversion Royalty as further described in Section 13.9(b)(ii). Upon any termination of this Agreement by KKC pursuant to Section 13.5, upon Kura’s request, KKC will negotiate in good faith with Kura, for a period of [***] days following the effective date of such termination, the terms of a Reversion License, including whether such Reversion License shall be non-exclusive or exclusive and the applicable Reversion Royalty for such Reversion License.
(ii)
Reversion Royalty. Upon any termination of this Agreement other than by [***], the Parties will negotiate in good faith for a period of [***] days following the effective date of such termination to agree on a commercially reasonable royalty for the

Reversion License granted to Kura under Section 13.9(b)(i) with respect to KKC Reversion Technology (the “Reversion Royalty”) and such other terms and conditions (except as expressly set forth herein) applicable to Kura’s practice of the Reversion License. In determining the amount of such Reversion Royalty payable by Kura to KKC, the Parties will take into account, among other things, (i) [***], (ii) [***], (iii) [***], and (iv) [***]. If the Parties are unable to agree on the applicable Reversion Royalty within [***] days after the effective date of termination, then either Party may refer such matter for resolution pursuant to Schedule 1.204. The terms of Sections 8.7, 8.9, 8.10, 8.11, 8.12 and 8.12 (and relevant defined terms) will apply to the payment and reporting of any Reversion Royalties described in this Section 13.9(b)(ii), as modified to apply to royalties payable on Products by Kura to KKC with respect to a license under the Know-How and Patents described herein by KKC to Kura.
(iii)
Regulatory Materials; Data. KKC shall, and shall cause its Affiliates and Sublicensees to, [***], to the maximum extent permitted by Applicable Laws at the time of any such termination to promptly (1) assign all Regulatory Submissions and Regulatory Approvals and pricing and reimbursement approvals of Products to Kura, and (2) assign all data generated by or on behalf of KKC or its designee while conducting Development or Commercialization activities under this Agreement to Kura or its designee, including non-clinical and clinical studies conducted by or on behalf of KKC on Products and all pharmacovigilance data (including all Adverse Event database information) on Products.
(iv)
Trademarks. At Kura’s request, on a KKC Product Mark-by-KKC Product Mark and country-by-country basis, KKC shall, and shall cause its Affiliates and Sublicensees, to promptly transfer and assign to Kura, [***], each such Product Mark in such country in the Territory (but, for clarity, not any KKC house marks) owned by KKC and used solely in connection with the Commercialization of the terminated Products, in exchange for a payment to KKC in an amount equal to [***] percent ([***]%) of KKC’s cumulative incurred costs related to the development, clearance, registration, and maintenance of such Product Mark in such country in the Territory. To the extent any KKC Product Mark cannot be assigned to Kura under Applicable Law, KKC agrees to grant and hereby grants to Kura a perpetual, worldwide, royalty-free, fully paid up, exclusive right and license to the KKC Product Marks.
(v)
Transition Assistance. KKC shall, and shall cause its Affiliates and Sublicensees, to provide reasonable assistance for a period not to exceed [***] days following the effective date of termination of the Agreement, as may be reasonably necessary or useful for Kura or its designee to commence or continue Developing, Manufacturing or Commercializing Products in the Territory (the “Transition Period”) to the extent KKC is then performing or having performed such activities, including transferring or amending as appropriate, upon request of Kura, any agreements or arrangements with Third Party to Develop, Manufacture or Commercialize the Products in the Territory. To the extent that any such contract between KKC and a Third Party is not assignable to Kura or its designee, then KKC shall reasonably cooperate with Kura to arrange to continue to and provide such services from such entity. Any transition assistance provided by KKC under this Section 13.9(b)(v) shall be [***], provided that if KKC terminates this Agreement pursuant to Section 13.3 or Kura terminates this Agreement pursuant to Section 13.5 or Section 13.7, such transition assistance shall be [***].
(vi)
Ongoing Clinical Trial. If at the time of such termination, any Clinical Trials for the Products are being conducted by or on behalf of KKC, then, at Kura’s election on a Clinical Trial-by-Clinical Trial basis, in each case subject to Applicable Laws: (1) KKC shall, and shall cause its Affiliates and Sublicensees to, (A) continue to conduct such

Clinical Trial during the Transition Period or another period of time as determined by Kura after the effective date of such termination [***], and (B) after such period, to (y) fully cooperate with Kura to transfer the conduct of all such Clinical Trials to Kura or its designee or (z) continue to conduct such Clinical Trials, [***] for so long as necessary to enable such transfer to be completed without interruption of any such Clinical Trials and (C) Kura shall assume any and all liability and costs for such Clinical Trials after the effective date of such termination, and (2) KKC shall, and shall cause its Affiliates and Sublicensees to, [***], orderly wind down the conduct of any such Clinical Trial which is not assumed by Kura under clause (1).
(vii)
Inventory. At Kura’s election and request, KKC shall (1) transfer to Kura or its designee all inventory of Manufacturing materials including process intermediates, reagents, the Compound and Products for clinical and commercial supplies (including all final Products and bulk tablets, or in any other form(s)) then in possession or control of KKC, its Affiliates or Sublicensees; provided that [***] or (2) (A) continue to use Commercially Reasonable Efforts to Commercialize all inventory of the Products then in possession or control of KKC during the Transition Period and make the corresponding payments, including any Milestone Payments or royalties to Kura under this Agreement as though this Agreement had not been terminated and (B) after the Transition Period, transfer to Kura or its designee any remaining inventory of the Manufacturing materials including process intermediates, reagents, Compounds, and Products to Kura or its designee [***].
(viii)
Return of Confidential Information. At the Disclosing Party’s election, the Receiving Party shall return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to the Products that are in the Receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives. Notwithstanding anything to the contrary set forth in this Agreement, the Receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures.
(ix)
Other Remedies. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.
(x)
Termination by KKC Due to Material Breach. Upon the termination of this Agreement by KKC pursuant to Section 13.5 or 13.6, all of the provisions of Section 13.9(b) shall apply, except that to the extent KKC is obligated to perform under any of the provisions of Sections 13.9(b)(i), 13.9(b)(iii), 13.9(b)(iv), 13.9(b)(v), or 13.9(b)(vi) except as expressly set forth in the applicable provision, [***].
13.10.
Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. The following provisions shall survive the termination or expiration of this Agreement for any reason: ARTICLE 1, Section 2.6, Section 4.12, ARTICLE 8 (solely to the extent payments have accrued prior to the effective date of termination, except that Section 8.13, Section 8.14 and the Tax Appendix shall survive with respect to any Taxes, penalties, and interest asserted by the relevant tax authorities), ARTICLE 9 (other than Section 9.4 or 9.5), Section 10.7(b), Section 10.8, Section 10.9, Section 10.10, ARTICLE 11, Section 12.1, Section 13.1 (which shall survive only with respect to licenses that have become perpetual and irrevocable prior to the expiration or early termination of this Agreement), Section 13.9 (to the extent applicable), Section 13.10, ARTICLE 14, and ARTICLE 15.
ARTICLE 14

Dispute Resolution
14.1.
General. The Parties recognize that a claim, dispute or controversy may arise relating to this Agreement or to the breach, termination, enforcement, interpretation or validity of this Agreement (a “Dispute”). Subject to Section 3.2(c), any Dispute, including Disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this ARTICLE 14.
14.2.
Continuance of Rights and Obligations during Pendency of Dispute Resolution. If there are any Disputes, including Disputes related to termination of this Agreement under ARTICLE 13, all rights and obligations of the Parties shall continue until such time as any Dispute has been resolved in accordance with the provisions of this ARTICLE 14.
14.3.
Escalation. Except as provided otherwise in this Agreement, any Dispute shall be referred to [***] for attempted resolution. In the event [***] are unable to resolve such Dispute within [***] days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 14.4.
14.4.
Arbitration.
(a)
If the Parties fail to resolve the Dispute through escalation to [***] under Section 14.3, and a Party desires to pursue resolution of the Dispute, the Dispute shall be submitted for final resolution by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”), in effect at the time of the commencement of arbitration, except as modified herein. Any disputes concerning the propriety of the commencement of the arbitration or the scope or applicability of this Agreement to arbitrate shall be finally settled by the arbitral tribunal. The arbitration shall be conducted by a tribunal of three (3) arbitrators, each with at least [***] years of pharmaceutical industry experience. An arbitrator shall be deemed to meet this qualification unless a Party objects within [***] days after the arbitrator is nominated. Within [***] days after initiation of arbitration, each Party shall nominate one (1) arbitrator and the two (2) Party-nominated arbitrators shall nominate a third arbitrator, who shall serve as the chairperson of the tribunal, within [***] days of the second arbitrator’s appointment. If any of the three (3) arbitrators are not nominated within the time prescribed above, then the ICC shall appoint the arbitrator(s). The seat of arbitration shall be [***] and the language of the proceedings, including all communications, shall be English.
(b)
The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction, and the Parties undertake to carry out any award without delay. The arbitral tribunal shall render its final award or decision within [***] months from the date on which the arbitration file is transmitted to the arbitral tribunal. The arbitral tribunal shall resolve the Dispute by applying the provisions of this Agreement and the governing law set forth in Section 15.6. Notwithstanding Section 15.6 with respect to the applicable governing law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. No award or procedural order in the arbitration shall be published.
(c)
By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the Dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.
(d)
EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.
(e)
The arbitrators will be authorized to award compensatory damages, but will not be authorized to (i) award non-economic damages, (ii) award punitive damages or any other damages expressly excluded under this Agreement, or (iii) reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in clauses (i) and (ii) will not apply if such damages are statutorily imposed. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the administrator and the arbitrators.
(f)
Notwithstanding anything in this Section 14.4, in the event of a Dispute with respect to [***], such Dispute shall not be submitted to arbitration in accordance with this Section 14.4, unless otherwise agreed by the Parties in writing, and instead, either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.

ARTICLE 15

Miscellaneous
15.1.
Cooperation. In connection with any formal or informal inquiry, investigation or request for information from a Governmental Authority relating to the transactions contemplated by this Agreement, each Party shall use its reasonable best efforts to (a) cooperate with each other, (b) respond promptly to any Governmental Authority requesting information, (c) promptly keep the other Party or its counsel informed regarding any such inquiry, investigation or request, and provide copies of any communication received from or given to the Governmental Authority, relating to the transactions contemplated by this Agreement, (d) consult with each other in advance of any meeting or telephone or video conference with the Governmental Authority under applicable Antitrust Laws, and, to the extent not prohibited by the Governmental Authority, give the other Party or its counsel the opportunity to attend and participate in such meetings and telephone or video conferences, and (e) permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given a Governmental Authority.
15.2.
Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (other than any obligation to make payment when due) to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, pandemics, epidemics or other acts of God or any other deity (or orders of any Governmental Authority related to any of the foregoing), or acts, omissions or delays in acting by any Governmental Authority. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable, the JDC shall review and discuss any such matter to the extent related to any Clinical Trials in the Territory, and the affected Party shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.
15.3.
Assignment. Neither Party may assign this Agreement to a Third Party without the other Party’s prior written consent (such consent not to be unreasonably withheld); except that (a) either Party may make such an assignment without the other Party’s prior written consent to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets, exclusive license or other transaction), and (b) either Party may assign this Agreement to an Affiliate without the other Party’s prior written consent for so long as such Affiliate remains an Affiliate of the Party making the assignment. For clarity, each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates and each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. This Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assignees. Any assignment or transfer in violation of this Section 15.3 shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.
15.4.
Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The

Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.
15.5.
Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Kura:

Kura Oncology, Inc.

Address: 12730 High Bluff Drive, Suite 400, San Diego, CA 92130, USA

Attn: Chief Executive Officer

[***]

with a copy to:

Cooley LLP

Address: 10265 Science Center Drive, San Diego, CA 92121, USA

Attn: [***]

[***]

If to KKUS, KKJP or KKC:

Kyowa Kirin Co., Ltd.

Address: 1-9-2 Otemachi, Chiyoda-ku, Tokyo 100-0004, Japan

Attn: Head of Business Development Department

[***]

with a copy to:

Kyowa Kirin Co., Ltd.

Address: 1-9-2 Otemachi, Chiyoda-ku, Tokyo 100-0004, Japan

Attn: Head of Legal Department

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered; (b) if sent by email, upon electronic confirmation of receipt (other than by out-of-office or other automated means); (c) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (d) on the fifth Business Day following the date of mailing if sent by mail.

15.6.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S. without reference to any rules of conflict of laws; provided that all questions concerning (a) inventorship and ownership of Patents under this Agreement shall be determined in accordance with Section 12.1(b) and (b) the construction or effect of Patents, including issues relating to the validity, scope or enforceability of any Patent, shall be determined in accordance with the laws of the country or other jurisdiction in which the particular

Patent has been filed or granted, as the case may be. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.
15.7.
Entire Agreement; Amendments. The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written (including the Confidentiality Agreement and the Non-Binding Proposal and Draft Term Sheet for Collaboration on Ziftomenib), with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.
15.8.
Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.
15.9.
Independent Contractors. It is expressly agreed that Kura, on the one hand, and KKC, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency, including for all tax purposes other than with respect to the Intended Tax Treatment. All individuals employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.
15.10.
Third Party Beneficiary. The Parties hereby acknowledge and agree that MSK is an intended Third Party beneficiary of this Agreement and that each of the following provisions are for the benefit of MSK and are enforceable by MSK in its own name: Section 2.12(a)(ii), Section 4.14(c), Section 6.5, Section 10.10, Section 11.1 and Section 11.9, and ARTICLE 9 (solely with respect to Kura’s Confidential Information that was first disclosed to Kura by or on behalf of MSK under the MSK License).
15.11.
Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.
15.12.
Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
15.13.
Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules shall be construed to refer to Sections or Schedules as described in this Agreement, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any Committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or” where applicable.
15.14.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed electronic copies of counterpart execution pages of this Agreement and such electronic copies shall be legally effective to create a valid and binding agreement among the Parties; provided that the Parties shall promptly exchange the signed original (“wet ink”) hard copies of this Agreement, which shall be deemed an original thereafter.
15.15.
Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Kura Oncology, Inc.	Kyowa Kirin Co., Ltd.

By: /s/ Troy Wilson	By: /s/ Masashi Miyamoto

Name: Troy Wilson	Name: Masashi Miyamoto

Title: President and CEO	Title: President and CEO

Kyowa Kirin, Inc.

By: /s/ Steve Schaefer

Name: Steve Schaefer

Title: President, North America

[Signature Page to Collaboration and License Agreement]

Schedule 1.55

Structure of Ziftomenib

[***]

Schedule 1.98

Existing Upstream Agreements

Michigan License

MSK License

Schedule 1.175

Kura Patents

[***]

Schedule 1.204

Baseball Arbitration Procedures

[***].

Schedule 1.304

Ziftomenib Composition Patents

[***]

Schedule 3.2(c)

Expedited Arbitration

[***]

Schedule 4.2(A)

Kura-Specific Development Activities

[***]

Schedule 4.2(B)

Initial Development Plan and Budget

[***]

Schedule 5.2

Initial Startup Budget for Commercialization Activities

[***]

Schedule 5.5

Principles for Co-Promotion Agreement

[***]

Schedule 7.1(b)

Initial Product Transfer

[***]

Schedule 8.9(c)

Form of Invoice – Kura to KKUS

[***]

Form of Invoice – Kura to KKJP

[***]

Schedule 8.13

Tax Appendix

[***]

Schedule 9.5

Joint Press Release

Kura Oncology and Kyowa Kirin Announce Global Strategic Collaboration to Develop and Commercialize Ziftomenib in Acute Leukemias

– Kura to receive a $330 million upfront payment and up to $1.2 billion in total milestone payments, including $420 million in near-term milestone payments and opt-in right for solid tumors –

– Companies to jointly develop and commercialize ziftomenib; 50/50 profit share in the U.S.; Kura to lead U.S. development and commercial activities and book sales; Kyowa Kirin has exclusive commercialization rights outside the U.S. –

– Companies to jointly pursue broad development program targeting acute leukemias, including frontline indications, combinations with targeted therapies and post-transplant maintenance setting –

– Kura anticipates collaboration funding along with current cash balance to support AML program advances through commercialization in frontline combination therapy –

SAN DIEGO and TOKYO, Nov. 20 and 21, 2024 – Kura Oncology, Inc. (Nasdaq: KURA) and Kyowa Kirin Co., Ltd. (TSE: 4151) today announced they have entered into a global strategic collaboration to develop and commercialize ziftomenib, Kura’s selective oral menin inhibitor, being investigated for the treatment of patients with acute myeloid leukemia (AML) and other hematologic malignancies.

Under the terms of the agreement, Kura will receive an upfront payment of $330 million and expects to receive up to $420 million in near-term milestone payments, including a payment upon the launch of ziftomenib in the monotherapy relapsed/refractory (R/R) setting. In addition, Kura is eligible to receive additional development, regulatory and commercial milestone payments of $741 million, totaling up to $1.161 billion in payments for milestones and the opt-in for solid tumor indications.

In the U.S., Kura will lead development, regulatory and commercial strategy and be responsible for manufacturing ziftomenib. The companies will jointly perform commercialization activities in accordance with a co-created U.S. territory commercialization plan and will share equally in any potential profits and losses.

Outside the U.S., Kyowa Kirin will lead development, regulatory and commercial strategy and is responsible for commercializing ziftomenib. Kura will be eligible to receive tiered double-digit royalties on net product sales.

As a Japan based global specialty pharmaceutical company, Kyowa Kirin aims to create treatments with life-changing value that bring smiles to people living with disease. The company will leverage its hemato-oncology experience and capabilities, and its deep commitment to partnerships, to successfully bring ziftomenib to market globally.

“We believe that ziftomenib is a very promising investigational treatment for genetically defined AML patients,” said Yasuo Fujii, MBA, Chief Strategy Officer, Managing Executive Officer of Kyowa Kirin. “The addition of ziftomenib will complement Kyowa Kirin’s existing hemato-oncology portfolio and pipeline and expand our clinical development efforts into combination therapies designed to generate improved outcomes for cancer patients. We look forward to collaborating closely with the team at Kura and adding ziftomenib to our portfolio of oncology candidates as part of our commitment to bringing new, advanced treatment options to patients and the clinical community around the world.”

Ziftomenib is the first and only investigational therapy to receive breakthrough designation from the U.S. Food and Drug Administration (FDA) for the treatment of R/R NPM1-mutant AML, a mutation that is associated with poor outcomes,,. Enrollment in a Phase 2 registration-directed trial of ziftomenib in R/R NPM1-mutant AML has been completed and the companies anticipate submission of a New Drug Application (NDA) in 2025. Kura is also conducting a series of clinical trials to evaluate ziftomenib in combination with current standards of care in newly diagnosed and R/R NPM1-mutant and KMT2A-rearranged AML. Kura expects to initiate registrational Phase 3 frontline studies in both the fit and unfit frontline AML patient populations in 2025.

“This collaboration is an important step toward fulfilling Kura’s commitment to realizing the promise of precision medicines for the treatment of cancer, and it substantially advances our goal of building a sustainable, fully integrated biopharmaceutical company,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “Kyowa Kirin is a wonderful partner for Kura, bringing the expertise and scale of a global pharmaceutical company. On behalf of our leadership team and board of directors, we are thrilled to be working with Kyowa Kirin to realize the potential of ziftomenib as a transformational therapy for AML patients.”

Importantly,” Dr. Wilson continued, “we believe the upfront and anticipated milestone payments from this collaboration combined with our current cash position should provide sufficient funding to support the ziftomenib program to commercialization in the frontline setting, which we believe is a market opportunity of up to $3 billion annually in the U.S. alone.”

Additional Details About the Collaboration

Following regulatory approval, Kura will book sales and take the lead role in U.S. commercial strategy development and both parties will share in commercialization activities. Profits and losses from the commercialization activities will be shared equally in the U.S. Outside the U.S., Kyowa Kirin will lead and perform commercialization activities, book sales and be responsible for the conduct and funding of commercialization of ziftomenib, and Kura is eligible to receive tiered double-digit royalties on net product sales.

As part of the strategic collaboration, the companies will share responsibility for the conduct of clinical trials delineated within an agreed-upon global development plan. For the global development plan, Kura will fund the development costs until the end of 2028, and from 2029 onwards, both companies will share the costs at a 50:50 ratio. The companies will share equally the funding of future trials in the U.S. The agreement includes plans to launch multiple Phase 2 and Phase 3 studies of ziftomenib in AML and other hematologic malignancies over the next several years. Development and commercialization activities under the collaboration will be managed through a shared governance structure.

Under the Agreement, Kyowa Kirin has an option to participate in the development and commercialization of ziftomenib in gastrointestinal stromal tumors (GIST) and other solid tumor indications upon opt-in after receipt of clinical data from the ongoing proof-of-concept study evaluating ziftomenib and imatinib in patients with advanced GIST not successfully treated with imatinib. If Kyowa Kirin exercises its option, Kura is eligible for upfront and milestone payments totaling $228 million and the parties’ roles and responsibilities follow the same structure as the collaboration in AML and other heme malignancies. Excluded from the collaboration are Kura’s ongoing efforts to advance multiple, next-generation menin inhibitor drug candidates targeting certain oncology indications, as well as diabetes and other metabolic diseases.

Kura was advised in the transaction by BofA Securities and represented by Cooley LLP.

Conference Call

Kura will host a webcast and conference call featuring management from both companies at 5:30 pm ET today, November 20, 2024. The live call may be accessed by dialing (800) 715-9871 for domestic callers and (646) 307-1963 for international callers and entering the conference ID: 6978447. A live webcast will be available here and in the Investors section of Kura’s website, with an archived replay available shortly after the event.

About Ziftomenib

Ziftomenib is a selective and oral menin inhibitor currently in development for the treatment of genetically defined AML patients with high unmet need. In April 2024, ziftomenib received Breakthrough Therapy Designation (BTD) by the FDA for the treatment of R/R NPM1-mutant AML based on data from Kura’s ongoing KOMET-001 clinical trial. Additional information about clinical trials for ziftomenib can be found at kuraoncology.com/clinical-trials/#ziftomenib.

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. The Company’s pipeline consists of small molecule drug candidates that target cancer signaling pathways. Ziftomenib, a once-daily, oral drug candidate targeting the menin-KMT2A protein-protein interaction, has received BTD for the treatment of R/R NPM1-mutant AML. Kura has completed enrollment in a Phase 2 registration-directed trial of ziftomenib in R/R NPM1-mutant AML (KOMET-001). The Company is also conducting a series of clinical trials to evaluate ziftomenib in combination with current standards of care in newly diagnosed and R/R NPM1-mutant and KMT2A-rearranged AML. Kura is evaluating KO-2806, a next-generation farnesyl transferase inhibitor (FTI), in a Phase 1 dose-escalation trial as a monotherapy and in combination with targeted therapies (FIT-001). Tipifarnib, a potent and selective FTI, is currently in a Phase 1/2 trial in combination with alpelisib for patients with PIK3CA-dependent head and neck squamous cell carcinoma (KURRENT-HN). For additional information, please visit Kura’s website at www.kuraoncology.com and follow us on X and LinkedIn.

About Kyowa Kirin

Kyowa Kirin aims to discover and deliver novel medicines and treatments with life-changing value. As a Japan-based Global Specialty Pharmaceutical Company, Kyowa Kirin has invested in drug discovery and biotechnology innovation for more than 70 years and is currently working to engineer the next generation of antibodies and cell and gene therapies with the potential to help patients with high unmet medical needs, such as bone & mineral, intractable hematological diseases/hematology and rare diseases. A shared commitment to Kyowa Kirin’s values, to sustainable growth, and to making people smile unites Kyowa Kirin across the globe. You can learn more about the business of Kyowa Kirin at www.kyowakirin.com.

Kura Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, Kura’s potential receipt of milestone payments and tiered double-digit royalties under the collaboration; the pursuit of a broad ziftomenib development program including frontline indications, combinations with targeted therapies and post-transplant maintenance setting; Kura’s ability to fund its AML program to commercialization in frontline combinations through the collaboration plus its current cash balance; the efficacy, safety and therapeutic potential of ziftomenib, potential benefits of combining ziftomenib with appropriate standards of care, and progress and expected timing of the ziftomenib program and clinical trials, including the timing of submission of an NDA and initiation of registrational Phase 3 frontline studies; the market opportunity of ziftomenib in the frontline setting; plans to launch multiple Phase

2 and Phase 3 studies of ziftomenib in AML and other hematologic malignancies over the next several years; and Kura’s potential receipt of additional upfront and milestone payments If KKC exercises its option. Factors that may cause actual results to differ materially include the risk that compounds that appeared promising in early research or clinical trials do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Kura may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings, applications and other interactions with regulatory bodies, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, the risk that the collaboration is unsuccessful, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to the Company’s periodic and other filings with the Securities and Exchange Commission (SEC), including the Company’s Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 7, 2024, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kura Contacts

Investors:
Pete De Spain
Executive Vice President, Investor Relations &
Corporate Communications
(858) 500-8833
pete@kuraoncology.com

Media:
Cassidy McClain

Vice President

Inizio Evoke Comms

(619) 849-6009

cassidy.mcclain@inizioevoke.com

Kyowa Kirin Contacts

Wataru Suzuki
Corporate Communications Department – Global
media@kyowakirin.com

Lauren Walrath
Vice President, Public Affairs – North America
lauren.walrath.g4@kyowakirin.com

Schedule 10.2

[***]

Schedule 12.11

Kura Product Marks

[***]